As filed with the Securities and Exchange Commission on January 25, 1999
                          Registration No. 333-43919
    =====================================================================

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

--------------------------------------------------------------------------------
   Amendment No. 3 to Form S-1 REGISTRATION STATEMENT Under THE SECURITIES ACT
                                    OF 1933

                               -------------------

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
             (Exact name of Registrant as specified in its charter)

    Colorado                           1301                      88-021849
(State or other jurisdiction of (Primary standard industrial (I.R.S. employer incorporation or organization) classification code number) identification No.)


                                3-5 Audrey Avenue
                           Oyster Bay, New York 11771
              telephone: (516) 922-4170; facsimile: (516) 922-4174
              (Address and telephone number of principal executive
                    offices and principal place of business)

                             JAMES R. CALLENDER, SR.
                      President and Chief Executive Officer
                  Environmental Remediation Holding Corporation
                                3-5 Audrey Avenue
                           Oyster Bay, New York 11771
              telephone: (516) 922-4170; facsimile: (516) 922-4174
            (Name, address and telephone number of agent for service)

                              --------------------

                          Copies of communications to:

                              Mercedes Travis, Esq.
                             MINTMIRE AND ASSOCIATES
                          265 Sunrise Avenue Suite 204
                            Palm Beach, Florida 33480
                            telephone: (561) 832-5696
                            facsimile: (561) 659-5371

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
[X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
===============================================================================
                         CALCULATION 0F REGISTRATION FEE

                                                                                Proposed         Maximum
 Aggregate                                            Maximum                   Aggregate        Amount of
 Title of Each Class of           Amount to be        Offering Price            Offering         Registration
 Securities to be Registered      Registered          Per Unit(1)               Price(1)         Fee(2)
--------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.0001 per share...     31,172,908 shares   $2.06/1.22/0.81/0.35      $30,422,28       $441.64
==============================================================================================================

     (1) Pursuant to Rule 457(c), the offering price and amount of registration fee have been calculated based on the average of the quoted high and low prices of the Registrant's Common Stock in the over-the-counter market on the OTC Bulletin Board (a) as to 3,723,800 shares, at $2.06 per share on January 2, 1998, the date prior to the filing of the Registration Statement, (b) as to 12,758,228 shares, at $1.22 per share on April 8, 1998, the date prior to the filing of Amendment No. 1 to the Registration Statement, (c) as to 4,444,374 shares, at $0.81 per share on July 9, 1998, the date prior to the filing of Amendment No. 2 to the Registration Statement and (d) as to 10,246,506 shares, at $.35 per share on January 13, 1999, the date prior to the filing of Amendment No. 3 to the Registration Statement.

     (2) A registration filing fee of $8,015.76 has previously been paid. A wire transfer in the amount of $441.64, representing the balance of the total registration filing fee, accompanies this Amendment No. 3 to the Registration Statement.
                              --------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=====================================================================

                  SUBJECT TO COMPLETION, DATED January 25, 1999

                                   PROSPECTUS
                  Environmental Remediation Holding Corporation
                              --------------------
     This Prospectus relates to an aggregate of up to 31,172,908 shares (the "Shares") of common stock, par value $.0001 per share (the "Common Stock"), of Environmental Remediation Holding Corporation, a Colorado corporation (the "Company"), which may be sold from time to time by the persons and entities listed as selling shareholders herein (the "Selling Shareholders").

     A maximum of 3,723,800 shares of Common Stock offered hereby are issuable by the Company to the investors listed in the Securities Purchase Agreement (the "1997 Investors"), pursuant to a Securities Purchase Agreement, dated as of October 15, 1997 (the "Securities Purchase Agreement"), upon the conversion of the Company's 5.5% convertible senior subordinated secured notes due 2002 (the "1997 Notes") (at a base conversion rate of $1.25 per share, subject to certain limited conditions) and the exercise of its warrants to purchase Common Stock (the "1997 Warrants") (at an exercise price of $3.17 per share) held by the 1997 Investors. The maximum number of shares of Common Stock which may be issued by the Company upon conversion of the 1997 Notes and the exercise of the 1997 Warrants is 3,440,000 shares and 283,800 shares, respectively. Because the conversion rate of the 1997 Notes is based in part on future average trading prices of the Common Stock, the number of shares which may actually be sold pursuant to this Prospectus could differ significantly. For example, in the event a notice of election to convert all the 1997 Notes were to have been received on April 8, 1998, the lowest applicable conversion rate would have been $.96 per share (80% of the average share price for the five consecutive trading days preceding such date), resulting in a total of 3,723,800 shares of Common Stock issuable upon conversion (including 283,800 shares into which the 1997 Warrants are exercisable), subject to certain conditions. The 1997 Investors acquired the 1997 Notes and 1997 Warrants in a private placement from October to December 1997.

     A maximum of 12,758,228 shares of Common Stock offered hereby are issuable in tranches by the Company to Kingsbridge Capital Limited, a British Virgin Islands company ("Kingsbridge"), which may receive such shares pursuant to a Private Equity Line of Credit Agreement, dated as of March 23, 1998 (the "Kingsbridge Investment Agreement"). The purchase price of the shares of Common Stock issuable pursuant to the Kingsbridge Investment Agreement is based on future market prices at the time the shares are purchased and sold. The timing of purchases and the amount of Common Stock sold to Kingsbridge will be determined by the Company. Upon each purchase and sale of shares, the Company will supplement this Prospectus to reflect the amount of shares to be resold by Kingsbridge. In connection with entering into the Kingsbridge Investment Agreement, the Company issued to Kingsbridge a three-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.20 per share (94% of the market price calculated as of March 23, 1998), exercisable beginning on September 21, 1998.

     A maximum of 410,000 shares of Common Stock offered hereby are issuable by the Company to nine "accredited" investors (the "April 1998 Investors") pursuant to an April 1998 private placement (the "April 1998 Private Placement"), upon the conversion of the Company's 12% convertible notes which are due on the earlier of January 1999 or at such time as the Company receives the first draw-down under the Kingsbridge Investment Agreement (the "April 1998 Notes") (at a base conversion rate of $1.50 per share) and the exercise of its warrants to purchase Common Stock (the "April 1998 Warrants") (at an exercise price of $1.25 per share) held by the April 1998 Investors. The maximum number of shares of Common Stock which may be issued by the Company upon conversion of the April 1998 Notes and the exercise of the April 1998 Warrants is 200,000 shares and 210,000 shares, respectively.

     A maximum of 1,050,000 shares of Common Stock offered hereby are issuable by the Company to two "accredited" investors (the "First June 1998 Investors") pursuant to a June 1998 private placement (the "First June 1998 Private Placement"), upon the exercise of its warrants to purchase Common Stock (the "First June 1998 Warrants") (at an exercise price of $0.75 per share) held by the First June 1998 Investors.

     A maximum of 956,250 shares of Common Stock offered hereby are issuable by the Company to five "accredited" investors (the "Second June 1998 Investors") pursuant to a June 1998 private placement (the "Second June 1998 Private Placement"), upon the conversion of the Company's 12% subordinated convertible notes, which are due on the earlier of December 1999 or upon the receipt by the Company of debt or equity or revenue from the sale of leases or other property of not less than $4 million (the "Second June 1998 Notes") (at a base conversion rate of $1.00 per share, subject to certain adjustments) and the exercise of its warrants to purchase Common Stock (the "Second June 1998 Warrants") (at an exercise price of $0.50 per share for the first two years and $0.85 per share thereafter) held by the Second June 1998 Investors. The maximum number of shares of Common Stock which may be issued by the Company upon conversion of the Second June 1998 Notes and the exercise of the Second June 1998 Warrants is 425,000 shares and 531,250 shares, respectively.

     A maximum of 2,310,140 shares of Common Stock offered hereby are issuable by the Company to one "accredited" investor (the "Third June 1998 Investor") pursuant to a June 1998 private placement (the "Third June 1998 Private Placement"), upon the conversion of the Company's 5.5% convertible notes due 2000 (the "Third June 1998 Notes") (at a base conversion price of $.72) and the exercise of its warrants to purchase Common Stock (the "Third June 1998 Warrants") (at an exercise price of $.86 per share) held by the Third June 1998 Investors. Certain penalties were to be paid to the Third June 1998 Investor in the event the registration statement was not effective within sixty days. In lieu of such payment, the Investor has elected to take 282,016 shares in full liquidation of all penalties due through December 1998. The maximum number of shares of Common Stock which may be issued by the Company upon conversion of the Third June 1998 Notes, payment of the penalties through December 1998 and the exercise of the Third June 1998 Warrants is 1,798,124 shares (subject to certain adjustments), 282,016 shares and 230,000 shares, respectively.

     A maximum of 3,530,490 shares of Common Stock offered hereby are issuable by the Company to a limited number of "accredited" investors (the "July/August 1998 Investors") pursuant to a July/August private placement (the "July/August 1998 Funding"), upon the conversion of the Company's 8.0% convertible notes due in July and August 2000 (the "July Notes") (at base conversion prices of $.8925, $.8775 and $1.19 respectively) and the exercise of its warrants to purchase Common Stock (the "July Warrants") (at exercise prices of $.74375, $.73125 and $.99375 respectively) held by the placement agent of the July Notes. In October 1998 a portion of these notes were converted. Accordingly the maximum number of shares of Common Stock which have been and may be issued by the Company upon conversion of the July Notes and the exercise of the July Warrants is 3,306,840 shares (including adjustment due to the conversions and subject to certain other adjustments) and 223,650 shares respectively.

     A maximum of 2,250,000 shares of Common Stock offered hereby are issuable by the Company to one "accredited" investor (the "September 1998 Investor") pursuant to a private placement dated September 1998 but closed in October 1998 (the "September 1998 Financing"), upon conversion of the Company's 20.0% convertible note due in October 2000 (the "September 1998 Note") (at a base conversion price of $1.00) and the exercise of its warrants to purchase Common Stock (the "September 1998 Warrants") (at an exercise price of $.40). The Company is obligated to register 150% of the shares underlying the September 1998 Notes. Accordingly, the maximum number of shares of Common Stock which may be issued by the Company upon conversion of the September 1998 Notes and the exercise of the September 1998 Warrants is 750,000 shares (subject to certain adjustments) and 1,500,000 shares respectively.

     A maximum of 3,040,000 shares of Common Stock offered hereby are issuable by the Company to four "accredited" investors (the "October 1998 Investors") pursuant to an October private placement (the "October 1998 Financing"), upon conversion of the Company's 12.0% convertible notes due on December 31, 1999 (the "October 1998 Notes") (at a base conversion price of $1.25) and the exercise of its "A" and "B" warrants to purchase Common Stock (the "October 1998 "A" and "B" Warrants") (at an exercise price of $.50 for the "A" Warrants and an exercise price of $3.00 for the "B" Warrants). Accordingly, the maximum number of shares of Common Stock which may be issued by the Company upon conversion of the October 1998 Notes and the exercise of the October 1998 "A" and "B" Warrants) is 640,000, 1,200,000 and 1,200,000 respectively.

     A maximum of 1,144,000 shares of Common Stock offered hereby are issuable hereby pursuant to a settlement reached with regard to the Company's purchase of the Uinta Oil & Gas properties in Uintah and Duchesne Counties, Utah in September 1997. The price at which such shares shall be valued on January 18, 1999 is based upon a five day average of designated dates with exclusion of the highest and lowest price. For purposes of calculating the maximum number of shares offered hereby, this price has been assumed to be $.30.

     The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The Company will however, receive the net proceeds from any exercise of the warrants issued to the Selling Shareholders. See "Selling Shareholders."

     The Shares may be sold from time to time by the Selling Shareholders on one or more exchanges or markets in ordinary brokerage transactions, or otherwise, at then prevailing market prices or in privately negotiated transactions. See "Plan of Distribution."

     The Company's Common Stock is quoted in the over-the-counter market on the OTC Bulletin Board (the "OTC Bulletin Board") under the symbol "ERHC." The last sale price of the Common Stock, as quoted on the OTC Bulletin Board on December 31, 1998, was $.39 per share.

     The Company will pay all the expenses, estimated to be approximately $540,000, in connection with this offering, other than underwriting commissions and discounts and counsel fees and expenses of the Selling Shareholders. The Shares are being registered pursuant to registration rights and other agreements with each of the Selling Shareholders.

     The Shares offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 8 hereof.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
      OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                              --------------------
                 The date of this Prospectus is January 25, 1999

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus. The Shares offered hereby involve a high degree of risk and investors should carefully consider information set forth in "Risk Factors." In addition, this Prospectus contains "forward looking statements" that involve risks and uncertainties, including those described under "Risk Factors." As used in this Prospectus, unless the context otherwise requires, the term "Company" refers to Environmental Remediation Holding Corporation and its wholly-owned subsidiary, Bass American Petroleum Company.

                                   The Company

     Environmental Remediation Holding Corporation (the "Company") is an independent oil and gas company whose predecessor company was formed in 1995. In 1997, the Company focused on acquiring and servicing marginally-producing oil and natural gas properties which contained the potential for increased value through workovers and secondary recovery operations utilizing the Company's proprietary horizontal drilling system. Lower oil prices and increasing equipment costs in 1998 have reduced the economic feasibility of these activities at this time. The Company also focused on providing a full range of environmental remediation and "plug and abandonment" services to the oil and gas industry. More recently, the Company has refocused its activities and has begun to acquire interests in non-producing oil and gas properties, particularly high potential international prospects in known oil- producing areas, which could benefit from the Company's experienced executive team in managing the exploration of possible reserves.

     In May 1997, the Company entered into an exclusive joint venture with the Democratic Republic of Sao Tome & Principe ("Sao Tome"), an archipelago island nation located in the Gulf of Guinea off the coast of central West Africa, to manage the exploration, exploitation and development of the potential oil and gas reserves onshore and offshore Sao Tome, either through the venture or in collaboration with major international oil exploration companies. The Company is currently in the initial phase of exploration and is conducting geophysical, seismic, environmental and engineering feasibility studies. In April 1998, the Government of Sao Tome granted  approval to the joint venture to proceed with the  preparation and sale of leases of its oil concession rights, which sales were expected to occur in early 1999. The Company believes that this venture provides it with a significant foothold in the oil-rich Gulf of Guinea, in which the venture is the largest single concession holder in the entire Gulf. In April 1998 the Company agreed to enter into a joint venture with a privately held Delaware corporation, AMCO Montenegro, Inc. and its related ABC Group of companies ("AMCO") to construct and operate an "Off-Shore Logistics Center" for the oil industry in the Gulf of Guinea, on the Island of Sao Tome. Due to political conflict, the parties were unable to finalize the agreements. In April 1998, Jugobanks AD Podgorica of Montenegro agreed to finance $50,000,000 for the construction of the "Off-Shore Logistics Center" in Sao Tome. The Company and AMCO were working with the bank on final loan documentation. When funds were blocked because of the war in the region, the Company terminated its tentative agreement with AMCO since AMCO could not perform at the time performance was required. In April 1998, the Government of Sao Tome and the Company filed their exclusive economic zone ("EEZ") coordinates with the United Nations. In June 1998, the Company and Sao Tome signed a letter of intent to award a contract to Schlumberger Geco-Prakla ("Schlumberger") to perform a marine seismic survey in anticipation of the license round to be held in Sao Tome and to act as technical advisor and coordinator of such license round. In July 1998, the Company closed and formed the joint venture national oil company with the Government of Sao Tome. The oil company is called the Sao Tome Principe National Petroleum Company , S.A. ('STPETRO"). STPETRO is owned 51% by the Government of Sao Tome and 49% by the Company. In addition, the Company was granted under the original agreement with the government, a long term management arrangement with STPETRO. In July 1998, the Ministry of Cabinets and the Prime Minister executed the STPETRO formation documents and they were promulgated into law by the President. In September 1998, the Government of Sao Tome and STPETRO entered into a Technical Assistance Agreement ("TAA Agreement") with Mobil Exploration and Producing Services, Inc. ("Mobil"). Under such agreement, Mobil will perform a technical evaluation and feasibility study of oil and gas exploration in certain designated acreage within the filed EEZ. The agreement is for an initial term of 18 months and superceded the need for lease sales in early 1999. Mobil retains a right of first refusal to acquire development rights to all or a portion of the acreage which it is evaluating. Mobil then executed an agreement with Schlumberger to perform the marine seismic survey as previously agreed under the letter of intent with the Company signed in June 1998. Under the Mobil/Schlumberger agreement, Schlumberger will perform seismic work on the option blocks designated in the TAA Agreement. Such work is to commence in January 1999. The Company continues to maintain a right to construct the Off- Shore Logistics Center and is seeking an appropriate joint venture partner for the project.

     In October 1997, the Company acquired a 37.5% interest in a 49,000 acre natural gas lease, known as the "Nueces River Prospect," in the Nueces River area of south Texas, one of the largest producing natural gas areas in the United States. In December 1997, the Company re-entered the first of two existing shut-in wells on the property, and expected to ultimately recover up to 5 BCF per well using 5% of the estimated possible gas in place. Due to mechanical failure downhole, this well has been shut in again. The daily production rates from the second well can not be determined until the completion of the reentry. The Company is currently meeting with two potential farm-out partners to work the project and believes it will negotiate arrangements to drill additional wells on the northern and southern portions of the leasehold.

     In addition, the Company acquired in February and March 1997 leases in oil fields located in Rusk County and Wichita County, Texas. These oil fields, which together comprise approximately 1,200 acres and 200 wells, have reserves verified by Dr. Joseph Shoaf, P.E., an independent reservoir engineer. The Company estimates that, after reworking the wells using various techniques including its proprietary drilling tool, these wells could produce from 500 to 800 cumulative barrels of oil per day. Through December 1997, the Company had recompleted 18 oil wells and is currently producing and selling oil from the Wichita County field. Of these wells, 13 had mechanical failure. The Company is evaluating feasible economic options including the potential sale of the Rusk County and Wichita County properties.

     In July 1997, the Company entered into a joint venture with MIII Corporation, a Native American oil and gas company, to workover, recomplete and operate 335 existing oil and gas wells on the Uintah and Ouray Reservation in northeastern Utah. It was estimated that the first approximately 36 wells would be scheduled for recompletion and stimulation in the fall of 1998 and the Company estimated that, after initial workover operations were completed, these wells could produce in excess of 3,900 barrels of oil per day. These estimates were subject to internal verification by the Company. An independent reserve report prepared by Richard Stephen Shuster, P.E. indicates, based on a study of 133 of such wells, which may or may not include any of the wells which are the subject of the MIII joint venture, proven and producing reserves of approximately 5.77 million barrels of oil and 23.4 BCF of natural gas on these sites. The leases on the MIII project were never transferred to the Company and it is currently evaluating its options with regard to this project.

     In September 1997, the Company entered into an agreement to acquire 22 oil and natural gas wells located in Uintah and Duchesne Counties, Utah from 3 joint owners. Under this agreement, the Company acquired net revenue interests ranging from 76% to 84% (and 100% working interest in all but 2 of the wells) in oil and gas properties totaling 13,680 acres, located near the MIII fields, currently producing approximately 70 barrels of oil per day from six producing wells. As of December 31, 1997, these were the Company's only commercially producing properties, which began realizing revenue for the Company in November 1997. Independent reserve reports prepared in 1997 by Ralph L. Nelms and Gerry Graham of Sandwood Consultants indicates the gross recoverable reserves of these properties total approximately 2.624 million barrels of oil and 3.302 BCF of natural gas. The Company is currently evaluating the existing reserve reports, the underlying data on these leases and the economic feasibility of increasing production in light of current oil prices or of the sale or other disposition of these properties. The Company is engaged in arbitration regarding this project and believes that a settlement on all issues will be completed in January 1999. See "Business - Legal Proceedings."

     Lower oil prices and higher equipment costs have reduced the economic feasibility of drilling, workover and recompletion activities such that they are marginal at best. Therefore, the Company has directed its primary focus to its high potential international prospects and to a lesser extent to its remediation activiites.

     The Company provides environmental remediation services to oil and gas operators. All of the Company's revenues during the fiscal year ended September 30, 1997 were attributable to providing these services, which include environmental engineering, hazardous waste (including naturally occurring radioactive material) remediation and disposal, oil spill, soil decontamination and non-hazardous oilfield waste cleanup, as well as "plug and abandonment" of oil and gas wells, all in accordance with strict federal, state and local environmental regulations. In April 1997, the Company entered into a master service agreement with Chevron Oil Company ("Chevron") to rework, in order to draw additional production from, approximately 400 depleting oil and gas wells and to remediate and "plug and abandon" these and other wells when depleted, in Chevron's oil fields in southern Louisiana along the Gulf of Mexico. The Chevron agreement provides for a three-year work schedule, commencing upon the completion of the Company's 140 foot "plug and abandonment" barge. The Company has designed this specialized "plug and abandonment" barge to remediate off shore well locations and is capable of working in coastal waters as shallow as 19 inches. Due to the price structure in the oil and gas business at this time, the Company does not believe that it is in its best interest to construct this barge. However, a substantial increase in oil prices would cause the Company to reevaluate its decision regarding such construction.

     In addition, the Company has obtained rights to participate in a ten-year concession with the Panama Canal Commission, through a joint venture with Centram Marine Services, S.A., to supply fuel to tankers and other commercial vessels traversing the Panama Canal. These operations are expected to commence at such time as adequate financing is secured, of which there can be no assurance.

     To further penetrate the environmental remediation services market in Louisiana. In February 1998, the Company sought to acquire a 70% equity interest in Ven Virotek, Inc., a Louisiana corporation ("Virotek"), from its sole shareholder, Recycling Remedies, Inc. Virotek owns and operates a NORM solid waste disposal site in Houma, Lousiana and holds permits from Louisiana environmental authorities to dispose of salt water, brine and naturally occuring waste products. In March 1998, Virotek obtained two contracts from the U.S. Department of Energy to dispose of salt water brine from the strategic petroleum reserves located in Houma, Louisiana. Under the contracts, it is contemplated initially that a total of 475,000 barrels of brine will be shipped to Virotek for disposal, and Virotek will receive $1.00 per barrel for its services. In August , 1998, this acquisition was canceled because during the due diligence process the Company discovered (1) serious unresolved environmental issues, (2) greater refurbishment expenses than originally estimated and (3) larger liabilities than originally represented.

     The Company commenced negotiations for remediation work in Mexico in September

     1998 and for remediation work in Venezuela in December 1998. Neither negotiation has been reduced to contract at this time.

     In 1997, the Company believed that it was more economical and less speculative to rework and recomplete existing wells than to drill exploratory wells in search of new oil and gas deposits. Using the Company's proprietary horizontal drilling system, known as the BAPCO Tool, the Company has had, according to internal data, an 80% success ratio in increasing the level of production from oil and natural gas wells that are suitable for enhancement of primary recovery by use of the BAPCO tool or candidates for secondary recovery. Given adequate oil prices, the Company believes that the BAPCO Tool serves as a competitive advantage for securing new workover projects from other oil and gas operators, for attracting joint venture partners in larger workover contracts in the United States and internationally and for use on its own oil and gas properties in Texas and Utah. In the long run, the Company believes that the BAPCO Tool will have greater applicability in the international market.

     Beginning in the early 1990's, the combination of secondary recovery of oil reserves in conjunction with environmental remediation of abandoned oil wells became major items of interest in the oil and gas industry. According to current industry statistics, it is estimated that only 7.5% to 15% of total oil reserves are recovered in primary drilling operations due to the significant incremental costs involved in exploiting far-reaching reservoirs of an oil formation. Following primary production, large independent oil companies have typically contracted some or all of the required "plug and abandonment" work to third party contractors. By conducting enhanced primary or secondary recovery operations utilizing the BAPCO Tool on the otherwise abandoned wells, the Company believes that it is able to effectively extend the economic life of an oil field and increase existing oil recovery by up to 30%, prior to formal abandonment. The Company, which provides primary and secondary recovery, "plug and abandonment" operations and environmental remediation services, believes that, in the United States alone, there are hundreds of oil and natural gas fields which could benefit from these services. The Company continues to believe that at such time as oil prices rise to suitable levels, such activities represent a potentially stable revenue source for them.

     The Company's goal is to maximize its value through profitable growth in its oil and gas reserves and production. The Company has taken steps to achieve this goal through its growth strategy of (i) managing the exploration, exploitation and development of non-producing properties in known oil-producing areas, such as the Gulf of Guinea in West Africa, with industry or government partners, (ii) at such times as oil prices are more favorable, continuing to pursue environmental remediation service contracts for oil and gas well rework and "plug and abandonment" services in the United States and internationally, and (iii) exploiting the BAPCO Tool.

     The Company's principal executive offices are located at 3-5 Audrey Avenue, Oyster Bay, New York 11771, and its telephone number is (516) 922-4170. The Company's main operational facility is located at 1686 General Mouton, Lafayette, Louisiana 70508, and its telephone number is (318) 264-9657.

                                  The Offering

Shares Offered......................... Up to 31,172,908 shares of Common Stock.

Shares Outstanding:

     Before the Offering..............    38,402,750 (1) shares of Common Stock.

     After the Offering.............   Up to 68,149,642 shares of Common  Stock,
                                       assuming the full conversion of the notes
                                       and exercise of the warrants issued to
                                       the Selling Shareholders at the base
                                       conversion prices assumed.see
                                       "Selling Shareholders" for a description
                                        of the conversion rate of the notes and
                                        warrants.
Use of Proceeds......................   Other than the exercise price of the
                                        warrants issued to the Selling
                                        Shareholders, the Company  will  not
                                        receive any  proceeds  from the sale of
                                        the Shares by the Selling Shareholders.

Trading Symbol........................  ERHC

     (1) Shares outstanding as of 12/31/98 were 39,613,436; however, 1,210,686 of such shares are attributable to conversions under the July/August 1998 Financing and such shares are part of the shares offered hereby. Accordingly, the before offering shares have been adjusted to remove that portion of the outstanding shares which are being offered under this Prospectus. Of the remaining 38,402,750 shares of Common Stock, the issuance of 8,100,000 was rescinded and 2,000,000 have not been delivered as of the date hereof as they are in dispute. See "Management - Compensation of Directors" and "Business - Managing Exploratory Activities - Sao Tome."

                                  Risk Factors

     An investment in the Shares offered hereby involves a high degree of risk, including without limitation, the Company's limited operating history, volatility of oil and natural gas prices, the uncertainty of reserve information and future net revenue estimates, the Company's concentration in Texas and Utah, substantial capital requirements, drilling and operating risks, reliance on its Sao Tome joint venture, risks inherent in international operations, reserve replacement risk, compliance with governmental and environmental regulations, and competition. An investment in the Shares offered hereby should be considered only by investors who can afford the loss of their entire investment. See "Risk Factors."

                          Summary Financial Information


                                   Fiscal Years ended September 30,
Statement of
Operations Data                  1996           1997 (1)        1998 (2)
Revenues:
Environmental
Remediation
Services                      $     0       $   108,944    $        65,404
Crude Oil sales                     0                 0                  0
Other Income                   60,477             7,331             33,874

Operating expenses            789,225        17,029,327         11,681,706
Income before
taxes and
extraordinary items          (728,748)      (16,913,052)       (11,582,428)
Provision (benefit)
for income items                    0                 0                  0
Net income (loss) (3)        (728,748)      (16,913,052)       (11,582,428)
Net income (loss)
per share                       (0.30)            (1.61)             (0.46)
Weighed average
common stock
outstanding                 2,469,511        10,500,293         24,970,815
Balance Sheet Data (at end of period)
Property and
equipment                   3,477,000         4,351,185          6,654,662
Total Assets                3,477,000         4,894,936         11,691,218
Total Liabilities               6,730         1,748,376         12,922,127
Stockholders equity           347,270         3,146,560         (2,730,909)
-------------

     (1) The Company acquired 100% of the issued and outstanding common stock of ERHC, effective August 19, 1996, in a reverse triangular merger, which has been accounted for as a reorganization of ERFC. See Note 1 to Notes to Consolidated Financial Statement.

     (2) On April 9, 1997, the Company acquired 100% of the issued and outstanding common stock of Bass American Petroleum Company, which was accounted for as a purchase. See "The Company."

     (3) The net cash operating loss of the Company was $4,849,236 and $1,283,900 for the fiscal years ended September 30, 1998 and 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."

                                  RISK FACTORS

     The Shares offered hereby involve a high degree of risk. Accordingly, in analyzing an investment in these Shares, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors. No investor should participate in this offering unless such investor can afford a complete loss of his investment.

Limited Operating History; Significant Net Loss

     The Company, which was formed in September 1995, has a limited operating history upon which investors may base their evaluation of its performance. The Company has acquired substantially all of its oil and gas properties within the past year. As a result of the Company's recent formation and the brief operating history of its properties, the operating results from the Company's operation of its properties may not be indicative of future results that may be obtained by the Company. For the fiscal year ended September 30, 1998, the Company had total revenues of $99,278 and a net loss of $11,582,428. As of September 30, 1998, the Company had stockholders' equity of ($2,730,909) and a working capital deficit of $4,832,338. There can be no assurance that the Company will generate revenues or production attributable to its oil and gas properties. In addition, in the event the Company does not attain certain minimum production levels over specified time frames of its oil and gas properties, the Company could forfeit certain leases without receiving any revenues therefrom. Any future growth of the Company's oil and natural gas reserves, production and operations could place significant demands on the Company's financial, operational and administrative resources.

Volatility of Oil and Natural Gas Prices

     The Company's revenues, operating results, profitability and future growth and the carrying value of its oil and natural gas properties will be substantially dependent upon the prices received for its oil and natural gas. Historically, the markets for oil and natural gas have been volatile and such volatility may continue or recur in the future. Various factors beyond the control of the Company will affect prices of oil and natural gas, including the worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil or natural gas producing regions, the price and level of foreign imports, the level of consumer demand, the price, availability and acceptance of alternative fuels, consumer demand, the price, availability and acceptance of alternative fuels, the availability of pipeline capacity, weather conditions, domestic and foreign governmental regulations and taxes and the overall economic environment. Any significant decline in the price of oil or natural gas would adversely affect the Company's revenues and operating income and could require an impairment in the carrying value of its oil and natural gas properties.

Uncertainty of Reserve Information and Future Net Revenue Estimates

     There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond the control of the Company. Estimates of proved undeveloped reserves and reserves recoverable through enhanced oil recovery techniques are by their nature uncertain. The reserve information set forth in this Prospectus represents estimates only. Although the Company believes such estimates as to its properties to be reasonable, reserve estimates are imprecise and should be expected to change as additional information becomes available.

     Estimates of oil and natural gas reserves, by necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable qualities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material.

Substantial Capital Requirements

     The Company's current development plans require substantial capital expenditures in connection with the exploration, development and exploitation of its oil and natural gas properties. Historically, the Company has funded capital expenditures through a combination of equity contributions and short-term financing arrangements. The Company believes that it will require a combination of additional financing and cash flow from operations to implement future development plans. Although Company management is exploring the private and/or public equity markets as potential capital sources in connection with its development plans, the Company currently does not have any binding arrangements with respect to, or sources of, additional financing, and there can be no assurance that any additional financing will be available to it on reasonable terms or at all. Future cash flows and the availability of financing will be subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas and success in locating and producing new reserves. To the extent that future financing requirements are satisfied through the issuance of equity securities, shareholders of the Company may experience dilution that could be substantial. The incurrence of debt financing could result in a substantial portion of operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render the Company more vulnerable to competitive pressures and economic downturns and could impose restrictions on operations. If revenue were to decrease as a result of lower oil and natural gas prices, decreased production or otherwise, and the Company had no availability under a bank arrangement or other credit facility, the Company could have a reduced ability to execute current development plans, replace reserves or to maintain production levels, any of which could result in decreased production and revenue over time.

Concentration in Texas, Utah and Sao Tome

     The Company's properties in Texas and Utah constituted all the Company's existing inventory of producing properties in 1998. Texas, Utah and Sao Tome constitute all of the Company's drilling locations. Substantially all of the Company's 1999 budget is associated with its Sao Tome activities. There can be no assurance that the Company's operations in these regions will yield positive economic returns. Failure of the properties to yield significant quantities of economically attractive reserves and production would have a material adverse impact on the Company's future financial condition and results of operations.

Drilling and Operating Risks

     Oil and natural gas drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that wells drilled by the Company will be productive or that the Company will recover all or any portion of its drilling costs. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, recompleting and operating wells is often uncertain. Drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which will be beyond the Company's control, including economic conditions, title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. Future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on future results of operations and financial condition.

Potential Risks of Insufficient Insurance Coverage

     Oil and natural gas operations are subject to hazards and risks inherent in drilling for the producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties. As protection against operating hazards, the

     Company currently maintains insurance coverage against some, but not all, potential losses. The Company may elect to self-insure in circumstances in which management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by third-party insurance could have a material adverse effect on the Company's business, financial condition and results of operations.

Reliance on Sao Tome Joint Venture

     Management of the Company expects that activities conducted pursuant to its Sao Tome joint venture agreement and revenues therefrom will account for a significant portion of the activities and revenues of the Company in the future. Pursuant to the terms of the agreement, Sao Tome had the right to terminate the agreement in the event the Company failed to make the remaining concession fee payment of $1,000,000 at the time Sao Tome determined, and the United Nations accepts as filed, the EEZ boundaries or failed to timely commence the orderly development of the national oil and gas joint venture company. The Company believes that additional payments of $250,000 and $500,000 made for certain expenses associated with Sao Tome will be credited to the concession fee. There can be no assurance that the operations under the joint venture, even with the remaining concession fee payment made, will be conducted on a profitable basis.

Risks Inherent in International Operations

     The Company's foreign operations are subject to various risks associated with doing business overseas, such as the possibility of armed conflict and civil disturbance, the instability of foreign economies, currency fluctuations and devaluation, adverse tax policies and governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights or the expropriation of property. Additionally, the ability of the Company to compete overseas may be adversely affected by foreign governmental regulations that encourage or mandate the hiring of local contractors, or by regulations that require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. The Company is subject to taxation in many jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. Foreign income tax returns of foreign subsidiaries and related entities are routinely examined by foreign tax authorities.

     The Company has also encountered other international risks in connection with its joint venture with Sao Tome. The Company has been informed that Equatorial Guinea has disputed the mid point calculation on their mutual border or common area between the two countries. In 1996, agencies of the United Nations and a multi-country commission began to study the respective countries' border lines and common area rights, although there has been no resolution to date. This is designated the Gulf of Guinea Commission. See "Business-Managing Exploratory Activities."

Material Foreign Currency Risks

     Revenues from the Company's operations in Sao Tome and substantially all raw material purchases for use in Sao Tome will be U.S. dollar-denominated and managed through the Company's Louisiana operational facility. The Company believes that it will not be significantly affected by exchange rate fluctuations in local African currencies relative to the U.S. dollar. The Company believes that the effects of such fluctuations will be limited to wages for local laborers and operating supplies, neither of which is expected to be material to the Company's results of operations when the joint venture begins more substantial operations in Sao Tome. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Overview."

Reserve Replacement Risk

     The future success of the Company will depend in large part upon its ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. The Company's reserves will generally decline as they are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves. As of September 30, 1998, approximately 65.6% of the Company's total estimated reserves were undeveloped. In order to increase reserves and production, the Company must continue development and exploitation drilling programs or undertake other replacement activities. Current development plans include increasing the Company's reserve base through continued drilling, development and exploitation of existing properties of the Company. There can be no assurance, however, that planned development and exploitation projects will result in significant additional reserves or that the Company will have success drilling productive wells at anticipated finding and development costs.

Compliance with Governmental Regulations

     Oil and natural gas operations are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as safety matters, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation by federal, state and local authorities include permits for drilling operations, road and pipeline construction, reports concerning operations, the space of wells, unitization and pooling of properties, taxation and alterations to the Company's development plans could have a material adverse effect on operations. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. Although the Company believes that it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company can not predict the ultimate cost of compliance with these requirements or their effect on operations. Significant expenditures may be required to comply with governmental laws  and  regulations  and  may  have a  material  adverse  effect  on the
Company's    financial    condition    and    results   of    operations.   See
"Business-Governmental Regulation."

Compliance with Environmental Regulations

     The Company's workover and environmental remediation services routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substance. The Company's operations and facilities are subject to numerous state and federal environmental laws, rules and regulations, including, without limitation, laws concerning the containment and disposal of hazardous materials, oilfield waste and other waste materials, the use of underground storage tanks and the use of underground injection wells. Laws protecting the environment have generally become more stringent than in the past and are expected to continue to do so. Environmental laws and regulations typically impose "strict liability," which means that in some situations the Company could be exposed to liability for cleanup costs and other damages as a result of conduct of the Company that was lawful at the time it occurred or conduct of, or conditions caused by, others. Cleanup costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations, could be substantial and could have a material adverse effect on the Company's financial condition.

     Changes in federal and state environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on the Company. For example, legislation has been proposed from time to time in Congress which would reclassify oil and natural gas production wastes as "hazardous wastes." If enacted, such legislation could dramatically increase operating costs for domestic oil and natural gas companies, and this could reduce the market for the Company's services by making many wells and/or oilfields uneconomical to operate. To date, such legislation has not made significant progress toward enactment. See "Business - Environmental Regulation and Claims."

Dependence on Key Personnel

     The Company's success is highly dependent on Sam L. Bass, Jr., the Company's Chairman of the Board and Vice President, James R. Callender, Sr., its President and Chief Executive Officer, and a limited number of other senior management and technical personnel. Loss of the services of any of those individuals could have a material adverse effect on the Company's operations. As of December 31, 1998, none of the Company's executive officers is covered by a long-term employment agreement and the Company does not possess any key-person life insurance policies on the lives of any such officers. Furthermore, demands on the time of one of its executive officers (its secretary, treasurer who maintains a limited law practice) in pursuing other businesses, while not competitive with the business of the Company, could nevertheless reduce the time available to manage the business of the Company. See "Management."

Control by Existing Shareholders

     Sam L. Bass, Jr., the Company's Chairman of the Board, and the other officers and directors of the Company beneficially own approximately 20.76% and 5.2%, respectively (taking into account the rescission of 8,100,000 shares), of the outstanding Common Stock on December 31, 1998 before the Shares offered hereby and 11.7% and 0% respectively after the Shares offered hereby. Accordingly, Mr. Bass and such persons may be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Certificate of Incorporation or By-laws and the approval of mergers and other significant corporate transactions.

Competition

     The Company will operate in the highly competitive areas of oil and natural gas acquisition, exploration and production with other companies, most of which have substantially larger financial resources, operations, staffs and facilities. In seeking to acquire desirable producing properties or new leases for future exploration and in marketing its oil and natural gas production, the Company will face intense competition from both major and independent oil and natural gas companies. Many of these competitors have financial and other resources substantially in excess of those available to the Company. The effects of this highly competitive environment could have a material adverse effect on the Company. In addition, although the number of available rigs has materially decreased over the past ten years, the workover and drilling markets remain very competitive. The number of rigs continues to exceed demand, resulting in severe price competition. Many of the total available contracts are currently awarded on a bid basis, which further increases competition based on price. In all of the Company's market areas, competitive factors also include the availability, condition and type of equipment necessary to meet both special and general customer needs, the availability of trained personnel possessing the required specialized skills and overall quality of service and safety record. See "Business - Competitive Conditions."

Acquisition Risks

     The Company has grown primarily through the acquisition, development and exploitation of oil and natural gas properties. Although the Company expects to concentrate on current activities in the near future, the Company may evaluate and pursue from time to time acquisitions in West Africa, Texas, Utah and other areas that provide attractive investment opportunities for the addition of production and reserves and that meet selection criteria. The successful acquisition of producing properties and undeveloped acreage requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors that will be beyond the Company's control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, the Company will perform a review of the subject properties it believes will be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. In 1997, the Company would generally assume preclosing liabilities, including environmental liabilities, and will generally acquire interests in the properties on an "as is" basis. Under current policy, this is no longer true. With respect to its acquisitions to date, the Company does not have any material commitments for capital expenditures to comply with existing environmental requirements. There can be no assurance that any acquisitions will be successful. Any unsuccessful acquisition could have a material adverse effect on the Company.

Absence of Dividends on Common Stock

     The Company has never declared or paid cash dividends on its Common Stock and anticipates that future earnings, if any, of the Company will be retained for development of its business. See "Dividend Policy."

Effect of Sales of Shares on Market Price

     After the offering, the Shares represent approximately 45.74% of the total number of shares of Common Stock outstanding on December 31, 1998. Sales of substantial amounts of Shares pursuant to this Prospectus, or otherwise, could adversely affect the market price of the Common Stock.

Possible Stock Price Volatility

     The market price of the Common Stock and the price at which the Company may sell securities in the future could be subject to large fluctuations in response to changes and variations in the Company's operating results, litigation, general market conditions, the prices of oil and natural gas, the liquidity of the Company and its ability to raise additional funds the number of market makers for the Common Stock and other factors. In the event that the Company's operating results are below the expectations of public market analysts and investors in one or more future periods, it is likely that the price of the Common Stock will be materially adversely affected. In addition, the stock market has recently experienced significant price and value fluctuations that have particularly affected the market prices of equity securities of many energy companies and that often have been unrelated to the operating performance of such companies. General market fluctuations may also adversely affect the market price of the Shares.

Forward-Looking Statements

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), wells to be drilled or reworked, oil and gas prices and demand, exploitation and exploration prospects, development and infill potential, drilling prospects, expansion and other development trends of the oil and gas industry, business strategy, production of oil and gas reserves, expansion and growth of the Company's business and operations, and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, most of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. The Company assumes no obligation to update any such forward-looking statements.

                                   THE COMPANY

     The Company is an independent oil and gas company whose predecessor was formed in 1995. In 1997, the Company focused on acquiring and servicing marginally-producing oil and natural gas properties which contained the potential for increased value through workovers and secondary recovery operations utilizing the Company's proprietary fracture-enhancing horizontal drilling system. Lower oil prices and increasing equipment costs in 1998 have reduced the economic feasibility of these activities at this time. The Company also focused on providing a full range of environmental remediation and "plug and abandonment" services to the oil and gas industry. More recently, the Company has refocused its activities and has begun to acquire interests in non-producing oil and gas properties, particularly high potential international prospects in known oil-producing areas, which could benefit from the Company's experienced executive team in managing the exploration of possible reserves.

     The Company's predecessor, Environmental Remediation Funding Corporation ("ERFC"), was incorporated under the laws of the State of Delaware in September 1995. In August 1996, the stockholders of ERFC exchanged all of their shares of ERFC for 2,433,950 authorized and unissued shares of common stock, representing 87.2% of such then outstanding shares, of Regional Air Group Corporation ("RAIR"), a Colorado corporation. RAIR was a publicly-owned corporation, which had ceased operations and as a result had only nominal assets and liabilities. ERFC was then merged with and into RAIR. Following the acquisition of control, the stockholders of RAIR approved the change in the Company's name to

Environmental Remediation Holding Corporation. The Company currently contemplates reincorporating in another state, changing its corporate name to better reflect its primary focus and changing its corporate office in early 1999.

     In April 1997, the Company acquired all of the outstanding capital stock of Bass American Petroleum Company ("BAPCO"), a privately-held company controlled by Sam L. Bass, Jr., who was then the Company's Chairman of the Board, President and Chief Executive Officer. Through this acquisition, the Company acquired, among other assets, ownership of all rights to the BAPCO Tool and assignment of the Chevron master service agreement.

The 1997 Investor Private Placement

     In November and December 1997, the Company raised gross proceeds of $4,300,000 in a private placement of the Company's 5.5% convertible senior subordinated secured notes due October 2002 (the "1997 Notes") and warrants to purchase Common Stock (the "1997 Warrants") to a limited number of "accredited" institutional investors. The maximum number of shares of Common Stock which may be issued by the Company upon the conversion of the 1997 Notes (at a base conversion rate of $1.25 per share, subject to certain limited conditions) and the exercise of the Warrants (at an exercise price of $3.17 per share) is up to 3,440,000 shares and 283,800 shares, respectively. This Prospectus covers the up to 3,723,800 total shares of Common Stock issuable upon the conversion of the 1997 Notes and the exercise of the 1997 Warrants. See "Selling Shareholders." The Company used a portion of the total net proceeds of approximately $3,800,000 of the private placement to make an initial concession fee payment of $2,000,000 in connection with its Sao Tome joint venture. See "Business - Managing Exploratory Activities."

The Kingsbridge Line of Credit Agreement

     In March 1998, the Company entered into a Private Equity Line of Credit Agreement (the "Kingsbridge Investment Agreement") with Kingsbridge Capital Limited, a British Virgin Islands company ("Kingsbridge"), pursuant to which the Company has the right to receive up to $10,000,000 in equity financing from the sale of its Common Stock in tranches to Kingsbridge. Through the Company's exercise of put options, Kingsbridge is required to purchase, and the Company is required to sell, subject to certain closing conditions and limitations on the timing of purchases and amount of Common Stock to be sold with respect to exercises of individual put options, at least $3,000,000 in shares of Common Stock at a purchase price equal to 79% of the average of the lowest prices of the Common Stock on the trading day on which notice of exercise of the put option is given and on the one trading day prior, and the two trading days following, such put option exercise notice. The minimum market price for sales of shares is $1.00 per share. At a market price of $1.00, the maximum number of shares of Common Stock which may be issued by the Company upon the exercise of the put options is 12,658,228 shares. Notwithstanding the foregoing, the maximum number of shares issuable to Kingsbridge shall not exceed 19.9% of the outstanding shares of Common Stock at the time of such exercise(s). In connection with entering into the Kingsbridge Investment Agreement, the Company issued to

Kingsbridge a three-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.20 per share (94% of the market price calculated as of March 23, 1998), exercisable beginning on September 21, 1998 (the "Kingsbridge Warrant"). As a condition precedent to the purchase and sale of shares pursuant to the Kingsbridge Investment Agreement, among others, the Company is required to register with the Commission all of the shares of Common Stock subject to the put option, as well as those into which the Kingsbridge Warrant is exercisable, for resale by Kingsbridge. This Prospectus covers the up to 12.758,228 total shares of Common Stock issuable upon the notice of a put option exercise and exercise of the Kingsbridge Warrant.
See "Selling Shareholders."

     On August 11, 1998, the Company and Kingsbridge agreed to enter into an agreement to cancel the Kingsbridge Private Equity Line of Credit dated March 23, 1998. Pursuant to the terms of the proposed cancellation, the Company will pay a penalty in the amount of $100,000 and will issue warrants to purchase up to an additional 100,000 shares of the Company's Common Stock (the "Kingsbridge Warrants"). The Company has decided to cancel the Kingsbridge Private Equity Line of Credit because terms of certain of the third quarter 1998 fundings require the Company to cancel this agreement so as to limit the number of shares of the Company's Common Stock outstanding upon conversion of the Company's convertible notes in the future. However, as of December 31, 1998, the Company had not completed the terms of the anticipated cancellation, and therefore continues to be obligated to register the potential Kingsbridge shares issuable under the put option exercise notice and the Kingsbridge Warrant. Under the terms of the cancellation, the Company will be responsible for the registration of the additional warrants. On December 10, 1998, Kingsbridge made application to the American Arbitration Association for arbitration of outstanding issues between the parties. The Company has filed an Answer in such proceedings.

The April 1998 Financing

     In April 1998, the Company raised gross proceeds of $300,000 in two closings of a private placement of the Company's 12% convertible notes, which are due on the earlier of January 1999 or at such time as the Company receives the first draw-down under the Kingsbridge Investment Agreement (the "April 1998 Notes"), and warrants to purchase shares of Common Stock (the "April 1998 Warrants") to nine "accredited" investors. The maximum number of shares of Common Stock which may be issued by the Company upon the conversion of the April 1998 Notes (at a base price of $1.50 per share), subject to certain adjustments, and the exercise of the April 1998 Warrants (at an exercise price of $1.25 per share) is 200,000 shares and 210,000 shares, respectively. This Prospectus covers the 410,000 shares of Common Stock issuable upon the conversion of the April 1998 Notes and the exercise of the April 1998 Warrants. See "Selling Shareholders." The Company used the net proceeds of this financing for oil and gas-related production activities and for working capital. See "Business - Workover and Recovery Activities."

The First June 1998 Financing

     In June 1998, the Company raised gross proceeds of $200,000 in a private placement of warrants to purchase shares of Common Stock (the "First June 1998 Warrants") to two "accredited" investors. The maximum number of shares of Common Stock which may be issued upon the exercise of the First June 1998 Warrants (at an exercise price of $.75) is 1,050,000 shares. This Prospectus covers the 1,050,000 shares of Common Stock issuable upon the exercise of the June Warrants. See "Selling Shareholders." The Company used the net proceeds of this financing for working capital.

The Second June 1998 Financing

     In June 1998, the Company raised gross proceeds of $425,000 in the private placement of the Company's 12% subordinated convertible notes, which are due on the earlier of December 1999 or upon the receipt by the Company of debt or equity or revenue from the sale of leases or other property of not less than $4 million (the "Second June 1998 Notes") and warrants to purchase shares of Common Stock (the "Second June 1998 Warrants") to a limited number of "accredited" investors. The maximum number of shares of Common Stock which may be issued by the Company upon the conversion of the Second June 1998 Notes (at a base conversion price of $1.00 per share), subject to certain adjustments, and the exercise of the Second June 1998 Warrants (at an exercise price of $.50 per share for the first two years and $.85 per share thereafter, both subject to adjustment) is 425,000 shares and 531,250 shares, respectively. This Prospectus covers the 956,250 shares of Common Stock issuable upon the conversion of the Second June 1998 Notes and the exercise of the Second June 1998 Warrants. See "Selling Shareholders." The Company used the net proceeds of this financing for working capital.

The Third June 1998 Financing

     In June 1998, the Company raised gross proceeds of $1,250,000 in a private placement of the Company's 5.5% convertible notes due 2000 (the "Third June 1998 Notes") and warrants to purchase shares of Common Stock (the "Third June 1998 Warrants") to one "accredited" investor. The conversion price is calculated pursuant to a formula as the lower of the average closing bid price per share for the five days prior to the closing (which was $.72) or 80% of the average closing bid price per share for the five days prior to notice of intent to convert. In the event that the lower price were the average closing bid price for the five days prior to the closing, the maximum number of shares of Common Stock which may be issued by the Company upon conversion of the Third June 1998 Notes would be 1,798,124 shares. The maximum number of shares of Common Stock which may be issued by the Company upon the exercise of the Third June 1998 Warrants (at an exercise price of $.86) is 230,000 shares. Certain penalties were to be paid to the Third June 1998 Investor in the event the registration statement was not effective within sixty days. In lieu of such payments, the Investor has elected to take 282,016 additional shares in full liquidation of all penalties due through December 1998. This Prospectus covers the 2,310,140 shares of Common Stock issuable upon the conversion of the Third June 1998 Notes, payment of the penalty shares and the exercise of the Third June 1998 Warrants. See "Selling Shareholders." The Company utilized a significant portion of the net proceeds of this financing to make a concession fee payment of $1,000,000 towards the amounts then due in connection with its Sao Tome joint venture. See "Business - Managing Exploratory Activities."

The July/August 1998 Funding

     In July and August 1998, the Company raised gross proceeds of $1,200,000, $275,000 and $1,010,000 respectively in a private placement of up to $3,000,000 in three(3) tranches of the Company's 8.0% convertible notes due in July and August 2000 (the "July Notes") to a limited number of "accredited" investors. The conversion price of the July Notes is calculated by formula as the lower of
(i) 120% of the average closing bid price per share of the Company's Common Stock for the five (5) days preceding the closing of the transaction or (ii) 75% of the average closing bid price per share of the Company's Common Stock for the five (5) days preceding the date upon which notice of conversion is given by the investor to the Company. In the event that the lower price were the 120% of the average closing bid price for the five (5) days prior to the closing bid price for the five (5) days prior to the closing of each tranche, the maximum number of shares of the Common Stock which may be issued by the Company upon conversion of the July Notes (at a base price of $.8925, $.8775 and $1.19 respectively) is 2,506,668. However, if 75% of the average closing bid price for the five (5) days prior to the notice of intent to convert were the lower price, there is no way to ascertain the maximum number of shares of Common Stock which may be issued by the Company upon conversion of the July Notes at this time. Because the conversion rate of the July Notes is based in part on future average trading prices of the Common Stock, the number of shares which may actually be issued upon conversion could differ significantly. For example, in the event the average closing bid price for the five (5) days prior to the note of intent to convert were $.74375, 75% of such number would equal a share price of $.55781 resulting in a total of 4,454,922 shares of Common Stock issuable upon conversion exclusive of the exercise of any of the warrants. Warrants were issued to the placement agent at the close of each tranche (the "July Warrants"). The maximum number of shares of Common Stock which may be issued by the Company upon the exercise of the July Warrants (at an exercise price of $.74375, $.73125 and $.99375 respectively) is 223,650 shares. In October 1998,
July Notes totally $412,350 and accrued interest thereon were converted at prices ranging from $.321 to $.399 per shares for a total issuance of 1,210,686. This Prospectus covers the maximum of up to 3,530,490 (2,506,668 total shares of Common Stock issuable upon conversion of the July Notes at the base prices plus 800,172 total shares as an adjusted amount to reflect the October conversions and 223,650 total shares issuable upon exercise of the July Warrants). See "Selling Shareholders."

The September 1998 Financing

     By documents dated September 1998, the Company raised gross proceeds of $500,000 in in October 1998 in a private placement of the Company's 20% convertible note due in October

     2000 (the "September 1998 Note") and a warrant to purchase shares of Common Stock (the "September 1998 Warrant") to one "accredited" investor. The conversion price is calculated pursuant to a formula as the lower of (i) 90% of the average closing bid price for the five days prior to conversion or (ii) $1.00. In the event that the lower price were $1.00 maximum number of shares of Common Stock which may be issued by the Company upon conversion of the September 1998 Note would be 750,000 (assuming the lower price is $1.00 and pursuant to the terms of the September 1998 Note which require registration to initially cover 150% of the shares underlying the September 1998 Note). For purposes of registering the maximum number of shares of Common Stock under this Prospectus, the conversion rate is assumed to be $1.00. Because the conversion rate of the September 1998 Note is based in part on future average trading prices of the Common Stock, the number of shares which may actually be sold pursuant to this Prospectus could differ significantly. For example, in the event the average closing bid price for the five days prior to notice of intent to convert were $.50, 90% of such number would equal a share price of $.45, resulting in a total of 1,111,111 shares of Common Stock issuable upon conversion, exclusive of the exercise of any of the September 1998 Warrant and the requirement of registration of 150% would equal 1,666,666 shares of Common Stock. The maximum number of shares of Common Stock which may be issued by the Company upon the exercise of the September 1998 Warrant (at an exercise price of $.40) is 1,500,000 shares. This Prospectus covers the up to 2,250,000 total shares of Common Stock issuable, with certainty, upon the conversion of the September 1998 Note and the exercise of the September 1998 Warrant. See "Selling Shareholders." The Company used $250,000 of the net proceeds to make certain payments necessary for Sao Tome other than the concession fee and the balance was used for working capital.

The October 1998 Financing

     In October 1998, the Company commenced a the private placement for up to $1,500,000 under which it has raised gross proceeds in three (3) closings totaling $800,000 of the Company's 12% subordinated convertible notes, which are due on December 31, 1999 (the "October 1998 Notes"), and "A" and "B" warrants to purchase shares of Common Stock (the "October 1998 "A" and "B" Warrants") to a limited number of "accredited" investors. The maximum number of shares of Common Stock which may be issued by the Company upon the conversion of the October 1998 Notes (at a base conversion price of $1.25 per share), subject to certain adjustments, the exercise of the October 1998 "A" Warrants (at an exercise price of $.50 per share) and the exercise of the October 1998 "B" Warrants (at an exercise price of $3.00 per share) is up to 640,000 shares, 1,200,000 shares and 1,200,000 shares, respectively. This Prospectus covers the 3,040,000 shares of Common Stock issuable upon the conversion of the October 1998 Notes and the exercise of the October 1998 "A" and "B" Warrants. See "Selling Shareholders."

Uinta Settlement

     In January 1999, the Company agreed to a settlement with Uinta. Pursuant to such settlement, the maximum number of shares of Common Stock which may be issued by the Company on or about January 18, 1999 (assuming the strike price is the closing price on January 7, 1999 of $.30 (the "Strike Price")) is 1,144,000. Since the Strike Price is based in part on future average trading prices of the Common Stock, the number of shares which may actually be sold pursuant to this Prospectus could differ significantly. For example, in the event the average closing bid price for the five days prior to January 18, 1999 were less than the assumed Strike Price, such number of shares offered hereby would be higher. This Prospectus covers the up to 1,144,000 total shares of Common Stock issuable with certainty, upon the completion of the Uinta settlement.

                                 USE OF PROCEEDS

     The 3,723,800 Shares covered by this Prospectus relating to the 1997 Investor Private Placement are issuable upon the conversion of the 1997 Notes and the exercise of the 1997 Warrants. If all such 1997 Warrants covered by this Prospectus are exercised in full at their stated exercise prices, the Company will receive gross proceeds of approximately $899,646.

     The 12,658,228 Shares covered by this Prospectus relating to the Kingsbridge put options, if the Company were to give a put option notice, would result in gross proceeds to the Company of approximately $10,000,000. If all 100,000 Shares covered by this Prospectus which are issuable to Kingsbridge upon the exercise of the Kingsbridge Warrant are exercised at their exercise price of $1.20 per share, the Company will receive gross proceeds of approximately $120,000.

     The 410,000 Shares covered by this Prospectus relating to the April 1998 Financing are issuable upon the conversion of the April 1998 Notes and the exercise of the April 1998 Warrants. If the April 1998 Warrants to purchase 210,000 shares are exercised in full at their stated exercise prices of $1.25 per share, the Company will receive gross proceeds of $262,500.

     The 1,050,000 Shares covered by this Prospectus which are issuable to the First June 1998 Financing upon the exercise of the First June 1998 Warrants have an exercise price of $.75 per share, or an aggregate of $787,500.

     The 956,250 Shares covered by this Prospectus relating to the Second June 1998 Financing are issuable upon the conversion of the Second June 1998 Notes and the exercise of the Second June 1998 Warrants. If the Second June 1998
Warrants to purchase 531,250 shares are exercised in full at their stated exercise prices, the Company will receive gross proceeds of $265,625.

     The 2,028,124 shares covered by this Prospectus relating to the Third June 1998 Financing are issuable upon the conversion of the Third June 1998 Notes and the exercise of the Third June 1998 Warrants. If the Third June 1998 Warrants to purchase 230,000 shares are exercised in full at their stated exercise price of $.87 per share, the Company will receive gross proceeds of $200,100.

     The 3,530,490 shares covered by this Prospectus relating to the July/August 1998 Financing are issuable upon the conversion of the July Notes and the exercise of the July Warrants. If the July Warrants to purchase up to 223,650 shares are exercised in full at their stated exercise prices of $.74375, $.73125 and $.99375 per share, the Company will receive gross proceeds of $188,755.

     The 2,250,000 shares covered by this Prospectus relating to the September 1998 Financing are issuable upon the conversion of the September 1998 Note and the exercise of the September 1998 Warrant. If the September 1998 Warrant to purchase up to 1,500,000 shares is exercised in full at the stated exercise price of $.40, the Company will receive gross proceeds of $600,000.

     The 3,040,000 shares covered by this Prospectus relating to the October 1998 Financing are issuable upon conversion of the October 1998 Notes and the exercise of the October 1998 "A" and "B" Warrants. If the October 1998 "A" Warrants to purchase up to 1,200,000 shares are exercised in full at their stated price of $.50, the Company will receive gross proceeds of $600,000. If the October 1998 "B" Warrants to purchase up to 1,200,000 shares are exercised in full at the stated exercise price of $3.00, the Company will receive gross proceeds of $3,600,000.

     Expenses expected to be incurred by the Company in connection with this registration are estimated at approximately $540,000. The Selling Shareholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the Shares. See "Plan of Distribution." Proceeds to the Company from the exercise of the warrants issued to the Selling Shareholders will be available for working capital and general corporate purposes. No assurance can be given, however, as to when, if ever, any or all of such Warrants will be exercised.

     The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders".

                                    DILUTION

     The net tangible book value of the Company's Common Stock as of September 30, 1998 was ($.05) per share. Since the shares are being offered by the Selling Shareholders, there is no increase in net tangible book value per share to existing shareholders by virtue of the sale alone. Without taking into account any changes in net tangible book value after September 30, 1998, other than to give effect to the conversion of the various convertible notes, the Kingsbridge put option and the exercise of the various warrants issued to the Selling Shareholders to purchase up to all 31,172,908 shares of Common Stock which are being offered hereby, the Company will have an aggregate of up to 57,922,808 (31,172,908 offered hereby plus 26, 749,900 shares outstanding on September 30, 1998) shares of Common Stock outstanding with a net tangible book value of approximately $.42 per share. Assuming a sale at the anticipated offering price set forth below, this will represent an immediate dilution of $.07 per share to new shareholders. The following table illustrates this dilution per share:

Anticipated offering price per share...(1)..................            $ .35

         Net tangible book value per share
         before Offering (2).................................          ($ .05)

         Increase attributable to the conversion of Notes
         and exercise of Warrants.............................          $ .47

Net tangible book value per share after Offering
and conversion of Notes and exercise of Warrants....                    $ .42

Dilution per share to new shareholders(3).................              $ .07

     (1) The Anticipated Offering Price per share is based on the closing price as quoted on the OTC on January 13, 1999.

     (2) Net tangible book value per share is determined by dividing the number of shares of Common Stock outstanding into the sum of total tangible assets of the Company less total liabilities.

     (3) Dilution is determined by subtracting net tangible book value per share after the offering from the amount paid by a new shareholder for a share of Common Stock.

                          PRICE RANGE FOR COMMON STOCK

     Shares of the Company's Common Stock have been traded on the OTC Bulletin Board under the symbol "ERHC" since August 23, 1996. The following table sets forth the high and low sales prices of the Common Stock as quoted on the OTC Bulletin Board for the periods indicated. The high and low sales prices for the Common Stock below reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.
                                                           High             Low
                                                           ----             ----
Fiscal Year 1996
4th Quarter (August 23 - September 30, 1996) ........   $5-3/4            $5-1/4

Fiscal Year 1997
1st  Quarter (October 1 - December 31, 1996)..........   5-1/2               1/4

2nd Quarter (January 1 - March 31, 1997).............    2-1/2              5/16
3rd  Quarter (April 1 - June 30, 1997)...............      5/8              7/32
4th  Quarter (July 1 - September 30, 1997)...........    5-3/8              5/16

Fiscal Year 1998
1st  Quarter (October 1 - December 31, 1997)........     3-3/8             1-3/8
2nd Quarter (January 1 - March 31, 1998) ...........    2-3/16               7/8
3rd Quarter (April 1 - June 30, 1998) ..............     1-3/4             41/64
4th  Quarter (July 1 - September 30, 1998)..........     1-1/8             11/16

Fiscal Year 1999
1st Quarter (October 1, - December 31, 1998).......      53/64               1/4

     See the cover page of this Prospectus for a recent sale price of the Common Stock as quoted by the OTC Bulletin Board.

     As of December 31, 1998, there were approximately 2,075 shareholders of record of the Common Stock.

                                 DIVIDEND POLICY

     Holders of the Company's Common Stock are entitled to such dividends as may be declared by the Board of Directors and paid out of funds legally available therefor. The Company has never paid any dividends on the Common Stock. The Company intends to retain earnings, if any, to finance the development and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Future determinations regarding the payment of dividends is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements, financial condition and the existence or absence of any contractual limitations on the payment of dividends.

                             SELECTED FINANCIAL DATA

     The selected financial data of the Company presented below as of September 30, 1996, 1997 and 1998, have been derived from the Consolidated Financial Statements of the Company, which Consolidated Financial Statements have been audited by Durland & Company, CPAs, P.A., independent public accountants, and are included elsewhere in this Registration Statement. The data set forth below should be read in conjunction with the Company's Consolidated Financial Statements, related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                        Fiscal Years ended September 30,
Statement of
Operations Data            1996 (1)              1997 (2)               1998
Revenues:
Environmental
Remediation
Services               $          0         $  108,944            $      65,404
Crude Oil sales                   0                  0                        0
Other Income                 60,477              7,331                   33,874
Operating expenses          789,225         17,029,327               11,681,706
Income before
taxes and
extraordinary items        (728,748)       (16,913,052)             (11,582,428)
Provision (benefit)
for income items                  0                  0                        0
Net income (loss) (3)      (728,748)       (16,913,052)             (11,582,428)
Net income (loss)
per share                     (0.30)             (1.61)                   (0.46)
Weighed average
common stock
outstanding               2,469,511         10,500,293               24,971,815
Balance Sheet Data (at end of period)
Property and
equipment                 3,477,000          4,351,185                6,654,662
Total Assets              3,477,000          4,894,936               11,691,218
Total Liabilities             6,730          1,748,376               12,922,127
Stockholders equity         347,270          3,146,560               (2,730,909)
-------------

     (1) The Company acquired 100% of the issued and outstanding common stock of ERHC, effective August 19, 1996, in a reverse triangular merger, which has been accounted for as a reorganization of ERFC. See Note1 to Notes to Consolidated Financial Statement.

     (2) On April 9, 1997, the Company acquired 100% of the issued and outstanding common stock of Bass American Petroleum Company, which was accounted for as a purchase. See "The Company."

     (3) The net cash operating loss of the Company was $4,849,236 and $1,283,900 for the fiscal years ended September 30, 1998 and 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements with respect to the Company's future financial performance. These forward- looking statements are subject to various risks and uncertainties, including the factors described under "Risk Factors" and other sections of this Prospectus, that could cause actual results to differ materially from historical results or those currently anticipated.

Overview

     The Company is an independent oil and gas company engaged in the exploration, development, production and sale of crude oil and natural gas properties with current operations focused in Texas, Utah and Sao Tome in West Africa. The Company's goal is to maximize its value through profitable growth in its oil and gas reserves and production. The Company has taken steps to achieve this goal through its growth strategy of: (i) managing the exploration, exploitation and development of non-producing properties in known oil-producing areas, such as the Gulf of Guinea in West Africa, with industry or government partners, (ii) at such times as pil prices are more favorable, continuing to pursue environmental remediation service contracts for oil and gas well rework and "plug and abandonment" services in the United States and internationally and
(iii) exploiting the BAPCO Tool.

     The Company has acquired all of its oil and gas properties since 1997. The Company's current development plans require substantial capital expenditures in connection with the exploration, development and exploitation of oil and natural gas properties. The Company has historically funded capital expenditures through a combination of equity contributions and short-term financing arrangements.

     The  following   discussion   should  be  read  in  conjunction   with  the
Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

Results of Operations

     Fiscal Year Ended September 30, 1998 compared to Fiscal year Ended September 30, 1997

     During fiscal 1998 the Company incurred a net loss of $11,582,428, compared to a net loss of $16,913,052 in fiscal 1997, reflecting the Company's increased level of business operations. In fiscal 1998 a total of $935,916 was accrued, but not paid in cash, as compensation to three officers of the Company. Depreciation and depletion equaled $504,314 in fiscal 1998 compared to $273,000 in fiscal 1997. Amortization of the beneficial conversion feature discount on convertible debt was $1,364,063 for the period ended September 30, 1998 compared to $0 for the period ended September 30, 1997. The net cash operating loss of the Company for fiscal 1998 was $4,849,236 compared to $1,283,879 for fiscal 1997.

     Officers' compensation, professional fees, travel, consultant fees and miscellaneous expenses for the period ended September 30, 1998 compared to the period ended September 30,

     1997 increased significantly due to the Company's business operations continuing to increase. Professional fees in the period ended September 30, 1998 included legal, audit, petroleum engineering and other engineering costs.

     The Company had revenues of $99,278 in fiscal 1998 compared to $116,275 in fiscal 1997. Included in fiscal 1998 were preparatory expenses of approximately $200,000 related to the cost of bringing a delegation of government officials, including the Prime Minister of Sao Tome, to the United States for meetings with various committees of the United Nations and the United States government, determining the boundaries of the concession and facilitating the passage of a law in Sao Tome regarding the boundaries of the country.

Liquidity and Capital Resources

     Historically, the Company has financed its operations from the sale of its debt and equity securities (including the issuance of its securities in consideration for services and/or products) and bank and other debt. The Company expects to finance its operations and further development plans during fiscal 1999 in part through additional debt or equity capital and in part through cash flow from operations. A description of the Company's most recent financing activities is included herein under the heading "The Company."

     The Company presently intends to utilize any cash flow from operations as follows: (i) seismic studies and fees for the Sao Tome joint venture; (ii) production of wells in the Uintah Basin, (iii) production in the oil fields in Texas; and (vi) working capital and general corporate purposes.

Capital Expenditures and Business Plan

     In May 1997, the Company entered into an exclusive joint venture with the Democratic Republic of Sao Tome & Principe ("Sao Tome") to manage the exploration, exploitation and development of the potential oil and gas reserves onshore and offshore Sao Tome, either through the venture or in collaboration with major international oil exploration companies. At that time, the Company was required to pay a $5,000,000 concession fee to the Sao Tome government. In September 1997, the Company received a Memorandum of Understanding from the Sao Tome government which allows the Company to pay this concession fee within five days after Sao Tome files the relevant official maritime claims maps with the United Nations and the Gulf of Guinea Commission. In December 1997, the Company paid $2,000,000 of this concession fee to Sao Tome from the net proceeds of the 1997 Private Placement, in June 1998, paid $1,000,000 of this concession fee from the net proceeds of the Third June 1998 Private Placement, in August, paid $1,000,000 of this concession fee from the net proceeds of the July/August 1998 Financing. Subsequent to September 30, 1998, $250,000 was paid from the net proceeds of the September 1998 Financing and $500,000 was paid from the net proceeds of the October 1998 Financing to pay other expenses and obligations relative to Sao Tome which the Company believes will be credited to the concession fee.

     The Company is currently in the initial phase of project development and is conducting seismic surveys, processing existing seismic data and reviewing environmental and engineering feasibility studies. During fiscal 1997, the Company issued 1,000,000 shares of its common stock to acquire geologic data concerning Sao Tome. The Company anticipates spending approximately $2,200,000 over the next 12 months for additional studies necessary to determine the location and depth of the targeted oil deposits. The Company has spent to date $250,000 in preparatory expenses including determining the boundaries of the concession and facilitating the passage of a law in Sao Tome regarding the boundaries of the country. The costs of further development of this project cannot be determined until a more definite development plan is established. The costs depend on the Company's determination to either independently develop the concession, take on operational partners or lease a portion of the concession for third-party development.

     In April 1998, the Government of Sao Tome granted approval to the joint venture to proceed with the preparation and sale of leases of its oil concession rights, which sales were expected to occur in early 1999. In June 1998, the Company and Sao Tome signed a letter of intent to award a contract to Schlumberger to perform a marine seismic survey in anticipation of the license round to be held in Sao Tome, and to act as the technical advisor and coordinator of such license round. Schlumberger is a seismic data service company located in Great Britain. The exact number and size of the lease blocks to be offered have not yet been determined. The Company intends to run the survey and acquire the seismic data in late 1998 in order to proceed with the licensing round commencing in early 1999. In July 1998, the Company closed and formed the joint venture national oil company with the Government of Sao Tome. The oil company is called the STPETRO. STPETRO is owned 51% by the Government of Sao Tome and 49% by the Company. In addition, the Company was granted under the original agreement with the government, a long term management arrangement with STPETRO. In July 1998, the Ministry of Cabinets and the Prime Minister executed the STPETRO formation documents and they were promulgated into law by the President. In September 1998, the Government of Sao Tome and STPETRO entered into a Technical Assistance Agreement with Mobil. Under such agreement, Mobil will perform a technical evaluation and feasibility study of oil and gas exploration in certain designated acreage. The agreement is for an initial term of 18 months and superceded the need for lease sales in early 1999. Mobil retains a right of first refusal to acquire development rights to all or a portion of the acreage which it is evaluating. Mobil then executed an agreement with Schlumberger to perform the marine seismic survey as previously agreed under the letter of intent with the Company signed in June 1998. Under the Mobil/Schlumberger agreement, Schlumberger will perform seismic work on the option blocks designated in the TAA Agreement. Such work is to commence in January 1999. The Company continues to maintain a right to construct the Off-Shore Logistics Center and is seeking an appropriate joint venture partner for the project.

     Revenues from the Company's operations in Sao Tome and substantially all raw material purchases for use in Sao Tome will be U.S. dollar-denominated and managed through the Company's Louisiana operational facility. The Company believes that it will not be significantly affected by exchange rate fluctuations in local African currencies relative to the U.S. dollar. The Company believes that the effects of such fluctuations will be limited to wages for local laborers and operating supplies, neither of which is expected to be material to the Company's results of operations when the joint venture begins more substantial operations in Sao Tome.

     In October 1997, the Company acquired a 37.5% interest in a 49,000 acre natural gas lease, known as the "Nueces River Prospect," in the Nueces River area of south Texas. The Company paid $200,000 and issued 50,000 shares of its common stock to acquire the lease. The Company has spent more than $200,000 reworking the first of two existing shut-in wells on the property. Due to mechanical failure downhole, this well has been shut in again. In 1998, the Company planned on spending $650,000 to $1,200,000 to make the wells operational, utilizing funds to be acquired under the Investment Agreement with Kingsbridge. See "The Company --- The Kingsbridge Equity Line of Credit Agreement." The Company is currently considering whether to conduct geophysics surveys to aid in the selection of future drilling locations. The Company believes that, assuming the entire lease is productive, there are about 75 locations to be drilled. In 1998, depending on the availability of funding, the Company expected to drill 15 to 20 new wells at this site, at a cost of approximately $650,000 to $1,200,000 per well. The Company is responsible for only half of the drilling cost of each well, as it shares this cost with its operational co-venturer, Autry Stephens & Co. The operational dates, as well as the daily production rates, of the second well cannot be determined until the completion of the reentry. The Company is currently meeting with two potential farm-out partners to work the project and believes it will negotiate arrangements to drill additional wells on the northern and southern portions of the leasehold.

     In February and March 1997, the Company acquired leases in oil fields, which together comprise approximately 1,200 acres and 200 wells, located in Rusk County and Wichita County, Texas. The Company issued 500,000 shares of its common stock to acquire the leases. Through December 1997, the Company had recompleted 18 wells, all of which were operational as of March 20, 1998. Of these wells, 13 had mechanical failures. The Company has located its BAPCO Tool on site. The Company anticipates spending $1,200,000 in order to bring production on the fields up to a commercial level. At the current time, the Company is evaluating feasible economic options including the potential sale of the Rusk County and Wichita County properties.

     In July 1997, the Company entered into a joint venture with MIII Corporation, a Native American oil and gas company, to workover, recomplete and operate 335 existing oil and gas wells on the Uintah and Ouray Reservation in northeastern Utah. At this time, none of the wells are operational. The Company had designed a development program, under which it planned to recomplete and restimulate 36 wells and to drill five to seven development and extension wells at this site. This plan would require spending a minimum of $1,000,000 to $1,500,000 in order to make the project operational. Subject to the availability of such funds, the Company anticipated that the first wells would be on line by fall 1998. The leases on the MIII project were never transferred to the Company and it is currently evaluating its options with regard to this project.

     In September 1997, the Company acquired net revenue interests ranging from 76% to 84% (and 100% working interest in all but 2 of the wells) in oil and gas properties totaling 13,680 acres, located near the MIII fields in the Uinta Basin with 22 oil and natural gas wells. These wells are currently producing approximately 70 barrels of oil per day from six producing wells which began realizing revenues for the Company in November 1997. The Company planned on spending approximately $1,000,000 on additional equipment and up to $80,000 per well on well stimulation in order to bring 12 more wells on line in 1999. The Company plans to plug and abandon 2 more wells and to perform further study on the other 2 wells. The Company planned on funding this plan through the use of funds acquired under the Kingsbridge Investment Agreement. See "The Company - The Kingsbridge Equity Line of Credit Agreement." To date, the Company has received no funds under the Kingsbridge Investment Agreement, no longer intends to take down any funds under this agreement, has negotiated terms to cancel this agreement and Kingsbridge is seeking arbitration of the agreement and its cancellation. Provided additional financing of $5,000,000 to $10,000,000 is secured from another source, the Company would schedule to implement a recompilation and drilling program on this project. The Company is currently evaluating the existing reserve reports, the underlying data on these leases and the economic feasibility of increasing production in light of the current oil prices or of the sale or other disposition of these properties. The Company is engaged in arbitration regarding this project and believes that a settlement on all issues will be completed in January 1999.

     In April 1997, the Company entered into a master service agreement with Chevron to rework, in order to draw additional production from, approximately 400 depleting oil and gas wells and to remediate and "plug and abandon" these and other wells when depleted, in Chevron's oil fields in southern Louisiana along the Gulf of Mexico. The Chevron agreement provides for a three-year work schedule, commencing upon the completion of the Company's 140 foot "plug and abandonment" barge. This barge will be used to remediate offshore oil rigs and be capable of working in coastal waters as shallow as 19 inches. A substantial deposit was made by the Company to secure the barge. The Company believes the original barge supplier will not be able to deliver since the owner of the company died. The Company is attempting to recover the deposit and is seeking an alternate supplier. Additional funding is being sought to purchase and equip the barge. It is estimated that the Company's barge could be ready to operate 180 days following funding. Due to the price structure of the oil and gas business at this time, the Company does not believe that it is in its best interest to construct this barge. However, a substantial increase in oil prices would cause the Company to reevaluate its decision regarding such construction. To date, the Company has not yet determined the extent of financing that will be necessary for this project. The Chevron agreement was originally entered into by BAPCO and BEW in September 1996, prior to the acquisition of BAPCO by the Company in April 1997, and was assigned to the Company with Chevron's consent at the time of the acquisition. The Company issued 3,000,000 shares of Common Stock to BEW in connection with the assignment of this agreement.

During fiscal 1997, the Company issued 4,000,000 shares of its common stock to acquire BAPCO, a non-operating oil production company with significant well rework equipment assets.

     The Company's current development plans require substantial capital expenditures in connection with the exploration, development and exploitation of its oil and natural gas properties. Historically, the Company has funded capital expenditures through a combination of equity contributions and short-term financing arrangements. The Company believes that it will require a combination of additional financing and cash flow from operations to implement future development plans. Although Company management is exploring the private and/or public equity markets as potential capital sources in connection with its development plans, the Company currently does not have any binding arrangements with respect to, or sources of, additional financing, and there can be no assurance that any additional financing will be available to it on reasonable terms or at all. Future cash flows and the availability of financing will be subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas and success in locating and producing new reserves. To the extent that future financing requirements are satisfied through the issuance of equity securities, shareholders of the Company may experience dilution that could be substantial. The incurrence of debt financing could result in a substantial portion of operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render the Company more vulnerable to competitive pressures and economic downturns and could impose restrictions on operations. If revenue were to decrease as a result of lower oil and natural gas prices, decreased production or otherwise, and the Company had no availability under a bank arrangement or other credit facility, the Company could have a reduced ability to execute current development plans, replace reserves or to maintain production levels, any of which could result in decreased production and revenue over time.

Reserves and Pricing

     Oil and natural gas prices fluctuate throughout the year. Generally, higher natural gas prices prevail during the winter months of September through February. A significant decline in prices would have a material effect on the measure of future net cash flows which, in turn, could impact the value of the Company's oil and gas properties. Such decline occurred in fiscal 1998. This was primarily due to excess oil supplies worldwide.

     The Company's drilling and acquisition activities have increased its reserve base and its productive capacity, and therefore, its potential cash flow. Lower gas prices may adversely affect cash flow. The Company intends to continue to acquire and develop oil and natural gas properties in its areas of activity as dictated by market conditions and financial ability. The Company retains flexibility to participate in oil and gas activities at a level that is supported by its cash flow and financial ability. The Company intends to continue to use financial leverage to fund its operations as investment opportunities become available on terms that management believes warrant investment of the Company's capital resources.

The Company expects to utilize the "successful efforts" method of accounting for its oil and gas producing activities once it has reached the producing stage. The Company expects to regularly assess proved oil and gas reserves for possible impairment on an aggregate basis in accordance with SFAS No. 121.

Net Operating Losses

     The Company has net operating loss carryforwards of $29,224,228 which expire in the years 2010 through 2013. The Company has a $11,595,000 deferred tax asset resulting from the loss carryforwards, for which it has established a 100% valuation allowance. Until the Company's current operations begin to produce earnings, it is unclear as to the ability of the Company to utilize such carryforwards.

Year 2000 Compliance

     The Company is currently in the process of evaluating its information technology for Year 2000 compliance. The Company does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance.

                                    BUSINESS

Overview

     The Company is an independent oil and gas company whose predecessor was formed in 1995. In 1997, the Company focused on acquiring and servicing marginally-producing oil and natural gas properties which contained the potential for increased value through workovers and secondary recovery operations utilizing the Company's proprietary horizontal drilling tool. Lower oil prices and increasing equipment costs in 1998 have reduced the economic feasibility of these activities at this time. The Company also focused on providing a full range of environmental remediation and "plug and abandonment" services to the oil and gas industry. More recently, the Company has refocused its activities and has begun to acquire interests in non-producing oil and gas properties, particularly high potential international prospects in known oil-producing areas, which could benefit from the Company's experienced executive team in managing the exploration of possible reserves.

     In May 1997, the Company entered into an exclusive joint venture with the Sao Tome, an archipelago island nation located in the Gulf of Guinea off the coast of central West Africa, to manage the exploration, exploitation and development of the potential oil and gas reserves onshore and offshore Sao Tome, either through the venture or in collaboration with major international oil exploration companies. The Company is currently in the initial phase of exploration and is conducting geophysical, seismic, environmental and engineering feasibility studies. In April 1998, the Government of Sao Tome granted approval to the joint venture to proceed with the preparation and sale of leases of its oil concession rights, which sales were expected to occur in early 1999. In July 1998, The Company closed and formed the joint venture national oil company with the Government of Sao Tome. This company is called STPETRO. The Company owns 49% of STPETRO. In July, 1998, the formation of STPETRO was promulgated into law. In September 1998, the Government of Sao Tome and STPETRO entered into a TAA Agreement with Mobil. The Company believes that this venture provides it with a significant foothold in the oil-rich Gulf of Guinea, in which the venture is the largest single concession holder in the entire Gulf.

     The Company has entered into a number of recent transactions in connection with its workover and recovery operations. In October 1997, the Company acquired a 37.5% interest in a 49,000 acre natural gas lease, known as the "Nueces River Project", in the Nueces River area of south Texas, one of the largest producing natural gas areas in the United States. In December 1997, the Company re-entered the first of two existing shut-in wells on the property, and expected to ultimately recover up to 5 BCF per well using 5% of the estimated possible gas in place. Due to mechanical failure downhole, this well has been shut-in again. The daily production rates from the second well cannot be determined until the completion of the reentry. The Company is currently meeting with two potential farm-out partners to work the project and believes it has negotiated an arrangement to drill additional wells on the northern and southern portions of the leasehold.

     In addition, the Company acquired in February and March 1997 leases in oil fields located in Rusk County and Wichita County, Texas. These oil fields, which together comprise approximately 1,200 acres and 200 wells, have reserves verified by Dr. Joseph Shoaf, P.E., an independent reservoir engineer. The Company estimates that, after reworking the wells using various techniques including its proprietary drilling tool, these wells could produce from 500 to 800 barrels of oil per day. Through December 1997, the Company had recompleted 18 oil wells and is currently producing and selling oil from the Wichita County field. Of these wells, 13 had mechanical failures. The Company is evaluating feasible economic options including the potential sale of the Rusk County and Wichita County properties.

     In July 1997, the Company entered into a joint venture with MIII Corporation, a Native American oil and gas company, to workover, recomplete and operate 335 existing oil and gas wells on the Uintah and Ouray Reservation in northeastern Utah. It was estimated that the first approximately 36 wells would be scheduled for recompletion and stimulation in the fall of 1998 and, the Company estimated that, after initial workover operations were completed, these wells could produce in excess of 3,900 barrels of oil per day. These estimates were subject to internal verification by the Company. An independent reserve report prepared by Richard Stephen Shuster, P.E. indicates , based on a study of 133 of such wells, which may or may not include any of the wells which are the subject of the MIII joint venture, proven and producing reserves of approximately 5.77 million barrels of oil and 23.4 BCF of natural gas on these sites. The leases on the MIII project were never transferred to the Company and it is currently evaluating its options with regard to this project.

     In September 1997, the Company acquired net revenue interests ranging from 76% to 84% in oil and gas properties totaling 13,680 acres, located near the MIII fields, currently producing approximately 70 barrels of oil per day from six producing wells. As of December 31, 1997, these were the Company's only commercially producing properties, which began realizing revenues for the Company in November 1997. A 1997 independent reserve report prepared by Ralph L. Nelms and Gerry Graham of the gross recoverable reserves of these properties are approximately 2.624 million barrels of oil and 3.302 BCF of natural gas. The Company is currently evaluating the existing reserve reports, underlying data on these leases and the economic feasibility of increasing production in light of current oil prices or of the sale or other disposition of these properties. The Company is engaged in arbitration regarding this project and believes that a settlement on all issues will be completed in January 1999.

     The Company provides environmental remediation services to oil and gas operators. All of the Company's revenues during the fiscal year ended September 30, 1997 were attributable to providing these services, which include environmental engineering, hazardous waste (including naturally occurring radioactive material) remediation and disposal, oil spill, soil decontamination and non-hazardous oilfield waste cleanup, as well as "plug and abandonment" of oil and gas wells, all in accordance with strict federal, state and local environmental regulations. In April 1997, the Company entered into a master service agreement with Chevron to rework, in order to draw additional production from, approximately 400 depleting oil and gas wells and to remediate and "plug and abandon" these and other wells when depleted, in Chevron's oil fields in southern Louisiana along the Gulf of Mexico. The Chevron agreement provides for a three-year work schedule, commencing upon the completion of the Company's 140 foot "plug and abandonment" barge. The Company has designed this specialized "plug and abandonment" barge to remediate off shore well locations and is capable of working in coastal waters as shallow as 19 inches. Due to the price structure of the oil and gas business at this time, the Company does not believe it is in its best interest to construct this barge. However, a substantial increase in oil prices would cause the Company to reevaluate its decision regarding such construction.

     In addition, the Company has obtained rights to participate in a ten-year concession with the Panama Canal Commission, through a joint venture with Centram Marine Services, S.A., to supply fuel to tankers and other commercial vessels traversing the Panama Canal. These operations are expected to commence at such time as adequate financing is secured, of which there can be no assurance.

     To further penetrate the environmental remediation services market in Louisiana. In February 1998, the Company sought to acquire a 70% equity interest in Ven Virotek, Inc., a Louisiana corporation ("Virotek"), from its sole shareholder, Recycling Remedies, Inc. Virotek owns and operates a NORM solid waste disposal site in Houma, Lousiana and holds permits from Louisiana environmental authorities to dispose of salt water, brine and naturally occuring waste products. In March 1998, Virotek obtained two contracts from the U.S. Department of

Energy to dispose of salt water brine from the strategic petroleum reserves located in Houma, Louisiana. Under the contracts, it is contemplated initially that a total of 475,000 barrels of brine will be shipped to Virotek for disposal, and Virotek will receive $1.00 per barrel for its services. In August, 1998, this acquisiton was canceled because during the due diligence process the Company discovered (1) serious unresolved environmental issues, (2) greater refurbishment expenses than originally estimated and (3) larger liabilities than originally represented.

     The Company commenced negotiations for remediation work in Mexico in September 1998 and for remediation work in Venezuela in December 1998. Neither negotiation has been reduced to contract at this time.

     In 1997, the Company believed that it was more economical and less speculative to rework and recomplete existing wells than to drill exploratory wells in search of new oil and gas deposits. Using the Company's proprietary horizontal drilling system, known as the BAPCO Tool, the Company has had, according to internal data, an 80% success ratio in increasing the level of production from oil and natural gas wells that are suitable for enhancement of primary recovery by use of the BAPCO Tool or candidates for secondary recovery. Given adequate oil prices, the Company believes that the BAPCO Tool serves as a competitive advantage for securing new workover projects from other oil and gas operators, for attracting joint venture partners in larger workover contracts in the United States and internationally and for use on its own oil and gas properties in Texas and Utah. In the long run, the Company believes that the BAPCO Tool will have greater applicability in the international market.

     Beginning in the early 1990's, the combination of secondary recovery of oil reserves in conjunction with environmental remediation of abandoned oil wells have became major items of interest in the oil and gas industry. According to current industry statistics, it is estimated that only 7.5% to 15% of total oil reserves are recovered in primary drilling operations due to the significant incremental costs involved in exploiting far-reaching reservoirs of an oil formation. Following primary production, large independent oil companies have typically outsourced some or all of the required "plug and abandonment" work to third party contractors. By conducting enhanced primary or secondary recovery operations utilizing the BAPCO Tool on the otherwise abandoned wells, the Company believes that it is able to effectively extend the economic life of an oil field and increase existing oil recovery by up to 30%, prior to formal abandonment. The Company, which provides primary and secondary recovery, "plug and abandonment" operations and environmental remediation services, believes that, in the United States alone, there are hundreds of oil and natural gas fields which could benefit from these services. The Company continues to believe that at such time as oil prices rise to suitable levels, such activities represent a potentially stable revenue source for them.

Growth Strategy

     The Company's goal is to maximize its value through profitable growth in its oil and gas reserves and production. The Company has taken steps to achieve this goal through its growth strategy of: (i) managing the exploration, exploitation and development of non-producing properties in known oil-producing areas, such as the Gulf of Guinea in West Africa, with industry or government partners, (ii) at such time as oil prices are more favorable, continuing to pursue environmental remediation service contracts for oil and gas well rework and "plug and abandonment" services in the United States and internationally, and (iii) exploiting the BAPCO Tool.

         Key elements of the Company's growth strategy include:

     (1) Manage High Potential International Prospects. The Company seeks to manage the overall exploration activities for high potential international prospects in known oil-producing areas. By managing these projects, the Company seeks to share the risks inherent in exploratory drilling with industry and government partners. The Company's international exploration activities target significant long-term reserve growth and value creation, such as the Company's joint venture with Sao Tome. The Company also plans to pursue offshore transportation and logistic support services in connection with its international prospects.

     (2) Pursue Additional Environmental Remediation Contracts. The Company continues to pursue new environmental remediation contracts in the United States and abroad, directly and through joint ventures. The Company believes it possesses competitive advantages including the availability and condition of equipment to meet both special and general customer needs, the availability of trained and licensed personnel with the required specialized skills, the overall quality of its service and safety record and the ability to offer ancillary services, such as "plug and abandonment" services.

     (3) Exploit the BAPCO Tool. The Company has an experienced management and engineering team that focuses on acquisitions of projects where the BAPCO Tool can be utilized to enhance primary and secondary recovery projects. The Company has had an 80% success ratio for improved production from wells on which the tool has been used.

Summary of Properties

         A summary of the Company's oil and gas properties is as follows:

                                                                                    Anticipated Investment
                                                 Date                                 to Make              Anticipated
Property            Nature of Interest           Acquired        Cost               Operational            Operational  Date
------------------- -------------------------------------------- ------------------- --------------------- -------------------------
Sao Tome            Joint Venture to drill       May 1997        $5,000,000          $2,200,000 (1)        Undetermined as of
                    and develop fields                           concession                                this time. STPETRO
                                                                 fee,                                      formed and Technical
                                                                 $4,000,000 of                             Agreement
                                                                 which has
                                                                 been paid (2)
------------------- -------------------------------------------- ------------------- --------------------- ------------------------
Nueces River        37.5% interest in a          Oct 1997        $200,000 and        $650,000 (3)          To be determined
Natural Gas         49,000 acre natural                          50,000 shares                             upon completion of
Prospect,           Texas gas lease                              of Common                                 negotiations with two
                                                                 Stock                                     potential farm-out
                                                                                                           partners
------------------- -------------------------------------------- ------------------- --------------------- -------------------------
Rusk and            Leases in Oil fields         February        500,000             Currently             5 wells currently
Wichita                                          and March       shares              Operational           Operational
County Oil                                       1997            Common
Fields, Texas                                                    Stock
------------------- -------------------------------------------- ------------------- --------------------- -------------------------
Uintah and          Joint Venture with           July 1997       $55,000 and         Minimum               (5)
Ouray               MIII Corporation to                          contemplated        $1,000,000 to
Reservation         develop and operate                          issuance of         $1,500,000
(MIII Project)      335 wells                                    250,000 shares
Utah                                                             of Common
                                                                 Stock to MIII
------------------- -------------------------------------------- ------------------- --------------------- -------------------------
Uinta Project,      Net revenue interests        September       $250,000 and        Currently             6 wells currently
Utah                ranging from 76% to          1997            1,000,000           Operational (6)       operational
                    84% (and 100%                                shares
                    working interest on all                      Common
                    but 2 wells) in oil and                      Stock
                    gas properties of                            (7)
                    approximately 13,680
                    acres, with 22 wells
------------------- -------------------------------------------- ------------------- --------------------- -------------------------

     (1) The Company has spent (i)$2,500,000 for data that had been purchased through cash and stock as of March 1998, and (ii) $250,000 in expenses preparatory to drilling. The Company anticipates spending $1,500,000 over the next 12 months for additional seismic studies needed to determine the location and depth of the targeted oil deposits and

$700,000 for operating costs associated with STPETRO in Sao Tome including salaries and improvements. The costs of further development of this project cannot be determined until a more definite development plan is established. The costs depend on the Company's determination to either independently develop the concession, take on operational partners or lease a portion of the concession for third-party development. By Agreement dated August 18, 1998, Procura assigned and transferred all of its rights and obligations in the venture to the Company. In consideration of such assignment, the Company issued 2,000,000 shares of its restricted stock to Procura. As of December 31, 1998 said shares had not been delivered to Procura because Procura has made certain claims to the Company that it or its principals are entitled to additional shares. The Company has authorized further negotiations to settle any disputes with Procura. Under the terms of the approved offer, Procura would receive 4,000,000 shares of restricted Common Stock, $12,000 per month for 6 months and warrants to purchase 2,000,000 shares of Common Stock on a graduated basis beginning at $1.00 and increasing to $3.00 exercisable in increments of 250,000 based upon production levels. Based upon prior meetings with the principals of Procura, the Company believes such offer will be accepted. See "--Managing Exploratory Activities - Sao Tome."

     (2) As of December 31, 1998, the Company had paid $4,000,000 of this concession fee and an additional $750,000 for certain costs and expenses associated with the project. The Company believes that this additional $750,000 will be credited to the balance of the concession fee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital Expenditures and Business Plan

     (3) The Company has already spent approximately $350,000 reworking the first of two existing shut-in wells on the property. Due to mechanical failure downhold, this well has been shut in again. The Company plans on spending approximately $650,000 to $1,250,000 to bring the second well on line. Provided financing is secured, the Company would also like to drill 15 to 20 new wells at this site in 1999 and is currently negotiating with two potential farm-out partners for wells in the northern and southern portions of the leasehold. The Company is responsible for only half of the drilling cost of each well, as it shares this cost with its operational co-venturer, Autry Stephens & Co. See "-Workover and Recovery Activities."

     (4) The Company expects to have to spend $1,200,000 to bring production up to a commercial level. The Company is evaluating feasible economic options including the potential sale of these properties. See "-Workover and Recovery Activities."

     (5) The leases on the MIII project were never transferred to the Company and it is currently evaluating its options with regard to this project.

     (6) The Company plans on spending approximately $1,000,000 on additional equipment and up to $80,000 per well on well stimulation in order to bring 12 additional wells on line. It plans to plug and abandon 2 wells and do further study on the remaining 2 wells. The Company anticipated utilizing funds acquired through the Investment Agreement with Kingsbridge. Provided other financing of $5,000,000 to $10,000,000 is secured, the Company is considering the most feasible options to implement a recompilation and drilling program. The Company has entered into a settlement agreement with regard to outstanding issues between the parties. See "-Workover and Recovery Activities" and "Legal Proceedings."

Managing Exploratory Activities

     The Company is currently managing or in the process of negotiating several international exploratory projects which, if successful, have the potential to increase the growth of the Company. The Company believes that its existing project in Sao Tome has the potential to significantly increase reserves.

         Sao Tome

     In May 1997, the Company entered into an exclusive joint venture with Sao Tome, a member of the United Nations, to manage the exploration, exploitation and development of the country's potential oil and gas reserves in the Gulf of Guinea. Sao Tome is comprised of two principal islands which straddle the equator in the prolific petroleum- producing region of the Gulf of Guinea. The Sao Tome islands are located approximately 200 miles west of mainland Gabon, and southwest of Equatorial Guinea and Cameroon, and are located directly on a well-known geologic feature known as the "Cameroon Volcanic Line."

     The exclusive 25-year joint venture agreement provides for the establishment of a national oil and gas company owned jointly by Sao Tome, the Company and, as a junior partner, Procura Financial Consultants, c.c., a South African corporation ("Procura") and the management of such oil company by the Company during that period. Under the agreement, the venture has the first right to select the oil and gas concessions it desires to explore and develop in an area approximately 64,550 square miles in the Gulf of Guinea. On behalf of Sao Tome, the Company agreed to negotiate with major international oil and gas companies to grant leases to oil and gas concessions not selected by the joint venture. The Company is entitled to receive an overriding royalty on the production from those concessions. Pursuant to the terms of the agreement, Sao Tome has the right to terminate the agreement in the event the Company failed to make any remaining concession fee payment at the time Sao Tome determines, and the United Nations accepts, the EEZ boundaries or fails to timely commence the orderly development of the national oil and gas joint venture company. By Agreement dated August 18, 1998, Procura assigned and transferred all of its rights and obligations in the venture to the Company. In consideration of such assignment, the Company issued 2,000,000 shares of its restricted stock to Procura. As of December 31, 1998 said shares had not been delivered to Procura because Procura has made certain claims to the Company that it or its principals are entitled to additional shares. The Company has authorized further negotiations to settle any disputes with Procura. Under the terms of the approved offer, Procura would receive 4,000,000 shares of restricted Common Stock, $12,000 per month for 6 months and warrants to purchase 2,000,000 shares of Common Stock on a graduated basis beginning at $1.00 and increasing to $3.00 exercisable in increments of 250,000 based upon production levels. Based upon prior meetings with the principals of Procura, the Company believes such offer will be accepted.

     In November 1997, the Company made an initial $2,000,000 payment in respect of the initial concession fee from the net proceeds of its 1997 private placement, in June 1998, paid $1,000,000 of this concession fee from the net proceeds of the Third June 1998 Private Placement, in August, paid $1,000,000 of this concession fee from the net proceeds of the July/August 1998 Financing. In addition, the Company paid $250,000 out of the net proceeds of the September 1998 Financing and $500,000 out of the net proceeds of the October 1998 Financing, each of which payment were for certain expenses associated with Sao Tome. The Company believes that these additional expense payment will be credited to the concession fee.
See "The Company - The Private Placement."

     The Company is currently in the initial phase of project development and is conducting seismic surveys, processing existing seismic data and reviewing environmental and engineering feasibility studies. The Company has already provided to Sao Tome initial feasibility studies including seismic interaction, sedimentology, geochemistry and petrographics and diagnostics. The Company expects to expend at least $2,300,000 in the initial phase of this project. Following further studies, the Company anticipates coordinating the drilling of a "test" well in early 1999. The costs associated with drilling and testing such a well cannot be determined until the seismic data have been processed and evaluated. In April 1998, the Government of Sao Tome granted approval to the joint venture to proceed with the preparation and sale of leases of its oil concession rights, which sales were expected to occur in early 1999. In June 1998, the Company and Sao Tome signed a letter of intent to award a contract to Schlumberger to perform a marine seismic survey in anticipation of the license round to be held in Sao Tome and to act as technical advisor and coordinator of such license round. In July 1998, the Company closed and formed the joint venture national oil company with the Government of Sao Tome. The oil company is called the STPETRO. STPETRO is owned 51% by the Government of Sao Tome and 49% by the Company. The Company previously was granted a 25-year management arrangement with STPETRO in the 1997 Letter of Intent. In July 1998, the Ministry of Cabinets and the Prime Minister executed the STPETRO formation documents and they were promulgated into law by the President. In September 1998, the Government of Sao Tome and STPETRO entered into a TAA Agreement with Mobil. Under such agreement, Mobil will perform a technical evaluation and feasibility study of oil and gas exploration in certain designated acreage. The agreement is for an initial term of 18 months and superceded the need for lease sales in early 1999. Mobil retains a right of first refusal to acquire development rights to all or a portion of the acreage which it is evaluating. Mobil then executed an agreement with Schlumberger to perform the marine seismic survey as previously agreed under the letter of intent with the Company signed in June 1998. Under the Mobil/Schlumberger agreement, Schlumberger will perform seismic work on the option blocks designated in the TAA

Agreement.  Such work is to commence in January 1999.

     In September 1997, the Company expanded its joint venture agreement with Sao Tome. Under the modified agreement, the venture was granted development rights for an offshore logistics center. The projects contemplated by the venture include a helicopter refueling station, seaport with dry dock facilities and temporary accommodation facilities for employees and their families. The Company believes that an offshore logistics base is essential to the development of West Africa's oil and gas industry. The Company has not determined the funding levels required for these projects at this time.

     The Company believes that this venture provides it with a significant foothold in the oil-rich Gulf of Guinea, in which the venture is the largest single concession holder in the entire Gulf. The offshore oil potential of Sao Tome has been studied by numerous oil companies, including Mobil Corp. and Exxon, since at least the late 1970s. Over the next 20 years, industry experts say, Western oil companies will invest between $40 billion and $60 billion in the Gulf of Guinea alone.

AMCO Montenegro

     In April 1998 the Company agreed to enter into a 50/50 joint venture with a privately held Delaware corporation, AMCO Montenegro, Inc., and its related ABC Group of companies ("AMCO") to construct and operate an "Off-Shore Logistics Center" for the oil industry in the Gulf of Guinea, on the Island of Sao Tome. AMCO Montenegro is a construction company based in Virginia. Due to political conflict, the parties were uanble to finalizing the agreements. In April 1998, Jugobanks AD Podgorica of Montenegro agreed to finance $50,000,000 for the construction of the "Off-Shore Logistics Center" in Sao Tome. When funds were blocked because of war in the region, the Company terminated its tentative agreement with AMCO since AMCO could not perform at the time performance was required. In April 1998, the Government of Sao Tome and the Company filed their EEZ coordinates with the United Nations. The Company continues to maintain the right to construct the Off-Shore Logistics Center and is seeking an appropriate joint venture partner for the project There can be no assurance that the financing or an appropriate partner will be available for this project.

Workover and Recovery Activities

     In 1997, the Company concentrated its acquisition efforts on marginally-producing properties which demonstrated a potential for significant additional development through workovers, behind-pipe recompletions, secondary recovery operations utilizing the Company's BAPCO Tool and other exploitation techniques. The Company pursued a workover and recompletion program on the properties it intends to commence some workover and recompletion in the future.

     "Workovers" refer to the major repairs and modifications occasionally required by producing oil and natural gas wells. Workovers may be done, for example, to remedy equipment failures, deepen a well in order to complete a new producing reservoir, plug back the bottom of a well to reduce the amount of water being produced with the oil and natural gas, clean out and recomplete a well if production has declined, repair leaks, or convert a producing well to an injection well for secondary or enhanced recovery projects. These extensive workover operations are normally carried out with a well-servicing type rig that includes additional specialized accessory equipment, which may include rotary drilling equipment, mud pumps, mud tanks and blowout preventers, depending upon the particular type of workover operation. A workover may last anywhere from a few days to several weeks.

     The kinds of activities necessary to carry out a workover operation are essentially the same as those that are required to "complete" a well when it is first drilled. The "recompletion" process may involve selectively perforating the well casing at the depth of discrete producing zones, stimulating and testing these zones and installing down-hole equipment. Independent oil and gas production companies often find it more efficient to move a larger and more expensive drilling rig off location after an oil or natural gas well has been drilled and to move in a specialized well-servicing rig to perform completion operations. The Company leases well servicing rigs for its projects and intends to continue to do so in the future when such services are required. The completion process may require from a few days to several weeks.

     The Company's staff has focused on maximizing the value of the properties within its reserve base. The results of their efforts are reflected in limited increased production and additions to reserves.

     For  the  fiscal  year  ended   September  30,  1997,   the  Company  spent
approximately $53,000 on workover and recompletion operations, involving nine wells in Texas. The Company anticipated spending in excess of $1.825 million on workover and recompletion operations during fiscal 1998. Through September 30, 1998, the Company has spent approximately $460,000 on these operations.

     In connection with this focus, the Company actively pursues operating cost reductions on the properties it acquired. The Company believes that its cost structure and operating practices generally result in improved operating economies. The following is a brief discussion of significant developments in the Company's recent workover and recompletion activities:

         Nueces River Natural Gas Prospect

     The Company has a 37.5% working interest in a 49,000 acre natural gas lease, known as the "Nueces River Prospect," in the Nueces River area of McMullen and LaSalle counties in south Texas, one of the largest producing natural gas areas in the United States. In December 1997, the Company re-entered the first of two existing shut-in wells on the property, and expected to ultimately recover up to 5 BCF per well using 5% of the estimated possible gas in place. Due to mechanical failure, this well has been shut in again. The daily production rates, as well as the anticipated operational dates, from the second well cannot be determined until the completion of the reentry. Following revitalization, the Company estimates that such well has the possibility of producing in excess of 500 MCF (million cubic feet) of natural gas per day. A 20-inch diameter
Transcontinental Gas Pipeline is located approximately three miles from the wells to provide access to a gas market. The Company jointly operates the field with Autry Stephens & Co., a large independent operator in west and south Texas. The Company acquired its interest in the Nueces River Project in October 1997 in consideration for $200,000 and the issuance of 50,000 shares of Common Stock. In November 1998, the Company issued 491,646 shares of its restricted stock to Autrey Stephens & Co. in lieu of payment of $338,007 which represented the Company's share of the costs to reenter the first well. In addition, the Company issued 249,536 shares of its restricted stock to Hinge Line Inc. in lieu of payment of $171,556 which Hinge Line Inc. had paid on behalf of the Company as the Company's share of the yearly option fee which is due each April for retention of the option on the remaining 49,000 acres. This option fee is due each April for a period of 4 years at a total payment of $343,000 per year. The Company is currently meeting with two potential farm-out partners to work the project and believes it has negotiated an arrangement to drill additional wells on the northern and southern portions of this leasehold.

     The Company plans on spending approximately $650,000 to $1,200,000 to bring both wells on line. Provided financing is secured, the Company also expects to drill 15 to 20 new wells at this site, at a cost of approximately $650,000 to $1,200,000 per well. The Company is responsible for half of the drilling cost of each well, as it shares this cost with its operational co-venturer, Autry Stephens & Co. The anticipated operational dates of these wells depend on the amount of funds raised by the Company in 1999.

         Rusk and Wichita County Oil Fields

     The Company holds directly leases on producing oil fields in Texas, known as the Gunsite Formation in Wichita County, north Texas, and the Woodbine Formation in Rusk County, east Texas. These oil fields together comprise approximately 1,200 acres and 200 wells. A 1997 independent reserve report prepared by Joseph Shoaf, P.E. has reserves verified. Through December 1997, the Company had recompleted 18 wells, all of which were operational as of March 20, 1998. Of these wells, 13 had mechanical failures. The Company had located its BAPCO Tool on site but it has since been removed. The Company anticipated spending $1,200,000 in order to bring production on the fields up to a commercial level. After reworking the fields using the BAPCO Tool and other techniques, the Company believes that these wells could produce from 500 to 800 barrels of oil per day. The Company is evaluating feasible economic options including the potential sale of the Rusk County and Wichita County properties.

     The Company acquired the Rusk and Wichita County oil fields in February and March 1997, respectively, in consideration for a total of 500,000 shares of Common Stock, valued at a total of $515,625.

MIII Project in Utah

     In  July  1997,  the  Company  entered  into  a  joint  venture  with  MIII
Corporation ("MIII"), a Native American oil and gas company based in Fort Duchesne, Utah. Under the agreement, the Company had agreed to workover, recomplete and operate 335 oil and gas wells located on the 4,000,000 acre Uintah and Ouray Reservation in northeastern Utah. It was estimated that the first approximately 36 wells would be scheduled for recompletion and restimulation by fall 1998, provided that the Company raised the required funding. After initial workover operations were completed, the Company estimated that these wells could produce in excess of 3,900 barrels of oil per day. These estimates were subject to internal verification by the Company. An independent reserve report prepared by Richard Stephen Shuster, P.E. indicates, based on a study of 133 such wells, which may or may not include any of the wells which are the subject of the MIII joint venture, proven and producing reserves of approximately 5.77 million barrels of oil and 23.4 BCF of natural gas on these sites. The Company's production estimates at this site are based predominately on the multiple sandstone reservoirs of the Wasatch, transition zone and Green River Formations that can occur at depths of 5,000 to 16,000 feet.

     Under the terms of the joint venture agreement, once the production of natural gas reached 5,000 MCF, MIII had agreed to construct a gas gathering plant on such site, with the Company retaining a 25% interest in the plant. As of this date, it is highly unlikely that such plant will be constructed.

     The Company believed it had a 37.762% working interest in the wells located on the MIII property, and would be entitled to receive a $2.50 per barrel operator fee on production in the fields. The Company also believed it had the right to receive an additional 5% working interest in the wells after start-up costs of approximately $1.5 million had been repaid to certain original MIII investors from overall production. The remaining working interests in the MIII property are held by MIII, the Ute Tribe and the allotted members of the Ute Tribe. The Company paid $55,000 and contemplated issuing 250,000 shares of Common Stock to MIII in connection with entering into this venture. Such shares were never issued. In 1998, the Company planned to recomplete and restimulate 36 wells and to drill five to seven development and extension wells at this site, provided adequate financing was secured. The leases on the MIII project were never transferred to the Company and it is currently evaluating its options with regard to this project.

         Uintah Project

     In September 1997, the Company acquired net revenue interests ranging from 76% to 84% (and 100% working interest) in oil and gas properties totaling 13,680 acres, located near the MIII fields in the Uinta Basin with 22 oil and natural gas wells, currently producing approximately 70 barrels of oil per day from six producing wells. As of December 31, 1997, these were the Company's only commercially producing properties, which began realizing revenue for the Company in November 1997. A 1997 independent reserve report prepared by Ralph L. Nelms and Gerry Graham of Sandwood Consultants indicated that the total ultimate gross recoverable reserves of these properties are approximately 2.624 million barrels of oil and 3.302 BCF of natural gas. Wells in this field produce primarily from multiple sandstone reservoirs of the Wasatch transition zone and lower Green River Formations at depths ranging from 5,500 to 16,000 feet. The remaining net revenue interests in these properties are held by the Ute Tribe.

     At such time as oil prices rise, the Company plans on spending approximately $1,000,000 on additional equipment and up to $80,000 per well on well stimulation in order to bring 12 more wells on line. It plans to plug and abandon 2 wells and do further study on the remaining 2 wells. The Company anticipated utilizing funds acquired under the Investment Agreement with Kingsbridge. Provided other additional financing of about $5,000,000 to
$10,000,000 is secured, the Company plans extensive work in this field, including a 20 well program to develop infill and field extension locations, a 40-acre pilot waterflood project and the workover and recompletion of the existing wells to test the viability of more shallow formations for potential future development. The Company is currently evaluating the existing reserve reports, underlying data on these leases and the economic feasibility of increasing production in light of current oil prices or the sale or other disposition of these properties. The Company is engaged in arbitration regarding this project and believes that a settlement on all issues will be completed in January 1999.

     Lower oil prices and higher equipment costs have reduced the economic feasibility of drilling, workover and recompletion activities such that they are marginal at best. Therefore, the Company has directed its primary focus to its high potential international prospects and to a lesser extent to its remediation activities.

Reserves

     The following table sets forth estimates of the proven oil and gas reserves (gross) of the Company as of December 31, 1998:

                                                                                                  Oil Equivalent
                                               Oil                           Gas                  --------------
                               ------------------------------  -------------------------------    (millions of
                                     (millions of barrels)            (billion cubic feet)           barrels)
           Field (1)           Developed   Undeveloped  Total  Developed   Undeveloped  Total        Total
           -----               ---------   -----------  -----  ---------   -----------  ------    ----------
Nueces River Prospect, Texas.      -           -          -       -            -          -            -
Rusk County Field, Texas.....      -           -          -       -            -          -            -
Wichita County Field, Texas..      -           -          -       -            -          -            -
Uintah & Ouray Reservation,
   Utah.......................     -           -          -       -            -          -            -

                                       46

Uinta Project, Utah..........      -           -          -       -            -          -            -
                                  ---        -----      -----    ----        -----      -----        -----
        Total.............         -           -          -       -            -          -            -
                                ======       =====      =====    =====       =====      ====         ====

- ----------
     (1) The Company is currently in the process of evaluating reserve reports on these properties, and therefore, internally verified estimates for the developed and undeveloped proven oil and gas reserves are not available at this time.

     Estimates of the Company's proved reserves have not been filed with, or included in reports to, any Federal authority or agency, other than the Securities and Exchange Commission.

     The Company's non-producing proved reserves are largely "behind-pipe" in fields which it operates. Undeveloped proved reserves are predominantly infill drilling locations and secondary recovery projects.

     The reserve data set forth in this Prospectus represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

     For further information on the Company's oil and gas reserves and pricing, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BAPCO Tool

     The Company's BAPCO Tool, which is used in most of its workover operations, has two main functions: to provide a means of mechanically cutting a hole through the casing and extending a flexible tubular pipe outward at least 50 feet from the bore hole. The system is made up of a skid mounted surface unit with a command module, filter system and pumping package, and a down hole assembly. The command module, which is approximately 10 feet long, 6 feet wide and 8 feet high, is air conditioned, contains all the necessary controls and data recording equipment and has a special tool storage area. The down hole tool assembly is composed of a filter and filter body that removes the unwanted material and prevents the material from entering the control section of the tool. There are no limitations regarding casing thickness and cement sheath when utilizing the BAPCO Tool.

     According to internal data, the Company has had an 80% success ratio in increasing the level of production from oil and natural gas wells that are suitable for secondary recovery. Given adequate oil prices, the Company believes that the BAPCO Tool serves as a competitive advantage for securing new workover projects from other oil and gas operators, for attracting joint venture partners in large workover contracts in the United States and internationally and for use on its own oil and gas properties in Texas and Utah. In the long run, the Company believes the BAPCO Tool will have greater applicability in the international market.

     The BAPCO Tool was acquired by the Company in connection with the stock acquisition of BAPCO in April 1997. The Company has constructed two BAPCO Tools to date. At such time as production wells become economically feasible, the Company plans to construct additional tools. The BAPCO Tool has been tested on multiple wells in a variety of formations during the past 3 years. The BAPCO Tool has been continuously updated and modified since the tool was first designed and developed by Sam L. Bass, Jr., the Company's Chairman of the Board and by Herman Schellstede, an engineering consultants.

Environmental Remediation Services

     The Company provides environmental remediation services to oil and gas operators. These services include environmental engineering, hazardous material (including naturally occurring radioactive material) remediation and disposal, and oil spill, soil decontamination and non-hazardous oilfield waste cleanup related to the production of oil and natural gas, all in accordance with strict federal, state and local environmental regulations. The Company also provides "plug and abandonment" services for wells from which the oil and natural gas have been depleted and further production has become uneconomical.

     The Company's soil decontamination systems are capable of handling a variety of different contamination problems utilizing standard Class 1-4 decontamination machines. The Class I machine is used to process soils contaminated with gasoline and diesel and which require little or no soil conditioning. The Class II machine offers increased temperatures to treat soil with contaminants up to No. 6 fuel oil, lubricating oils, heavy oil residuals and crude oils. The Class III machines are an upgrade to the Class II machines and accommodate slightly higher temperatures and add acid gas neutralization for handling chlorinated compounds. The Class IV machines are hazardous waste incinerators.

     The Company anticipates that its staff will be certified in the use of many types of products used in tank and pit cleaning services and emergency response spill and clean-up. The Company uses a "sludge-buster" robotic water cannon to expedite the cleaning of tanks. The Company will use a closed loop system for pit cleaning. The closed loop system separates solids from liquids, chemically treats the liquids and solids in accordance with local environmental standards. Provided funds are available, of which there can be no assurance, the Company expects to deliver emergency crews trained in chemical and oil spill containment and clean-up throughout many parts of the world should such contracts become available.

     In April 1997, the Company entered into a master service agreement with Chevron to rework, in order to draw additional production from, approximately 400 depleting oil and gas wells and to remediate and "plug and abandon" these and other wells when depleted, in Chevron's oil fields in southern Louisiana along the Gulf of Mexico. The Chevron agreement provides for a three-year work schedule, commencing upon the completion of the Company's 140 foot "plug and abandonment" barge. This barge will be used to remediate offshore oil rigs and be capable of working in coastal waters as shallow as 19 inches. A substantial deposit was made by the Company to secure the barge. The Company believes the original barge supplier will not be able to deliver since the owner of the company died. The Company is attempting to recover the deposit and is seeking an alternate supplier. It is estimated that the Company's barge could be ready to operate 180 days following funding. To date, the Company has not determined the exact level of financing that will be necessary for this project, but expects $1.5 million is necessary to get the barge operational. The Chevron agreement was originally entered into by BAPCO and BEW in September 1996, prior to the acquisition of BAPCO by the Company in April 1997, and was assigned to the Company with Chevron's consent at the time of the acquisition. The Company issued 3,000,000 shares of Common Stock to BEW in connection with the assignment of this agreement. Due to the price structure of the oil and gas business at this time, the Company does not believe that it is in its best interest to construct this barge. However, a substantial increase in oil prices would cause the Company to reevaluate its decision regarding such construction.

     The Company's "plug and abandonment" services involve shutting down and discontinuing the use of old, unsafe or marginally-producing oil or natural gas wells, and restoring a site to its pre-drilling condition. There are many ecological ramifications if oil and gas wells are abandoned without following federal Environmental Protection Agency and state Department of Environmental Quality mandated guidelines. These ramifications are caused due to aging equipment and pipe sealings which can lead to "blow outs," spilling oil and gas into the surrounding waters and creating ground water contamination. If not "plugged," these problems can lead to major environmental problems and expensive pollution cleanup for the well owners or operators. "Plug and abandonment" also involves delivery of test results indicating that well closure has been completed in compliance with applicable regulations. This information is important to the customer because the operation is subject to future regulatory review and audits. In addition, the information may be required on a current basis if the operator is subject to a pending regulatory compliance order.

     The   Company's   environmental   remediation   customers   are  major  and
medium-sized independent oil and gas exploration and production companies. During the fiscal year ended September 30, 1997, approximately 60% of the Company's revenues were derived from three major oil companies, including Chevron. Given current market conditions and the nature of the services involved, management does not believe that the loss of any single customer would have a material adverse effect on the Company. Environmental remediation services are typically performed under short-term time and materials contracts, which are obtained by direct negotiation or bid.

     To assist in the Company's  penetration  of the  environmental  remediation services market in Louisiana, in February 1998, the Company executed an agreement to acquire a 70% equity interest in Virotek, a Louisiana corporation, from its only other shareholder, Recycling Remedies, Inc. Virotek owns and operates a NORM solid waste disposal site in Houma, Louisiana and holds permits from Louisiana environmental authorities to dispose of salt water brine and naturally occurring waste products. Under the Company's agreement to acquire its interest in Virotek, the Company paid an initial installment payment of $15,000 in cash and signed a promissory note in the amount of $300,000. The Company's payment of the promissory note is pending its receipt from the seller of audited financial statements for Virotek. The Company came to believe that such financial statements would not be provided and that this transaction was not likely to be completed. In August 1998, this acquisition was canceled because during the due diligence process the Company discovered (1) serious unresolved environmental issues, (2) greater refurbishment expenses than originally estimated and (3) larger liabilities than originally represented.

     In late September 1998, the Company commenced negotiations for a contract with PEMEX in Mexico to process 150,000 tons of oil contaminated drill bit cuttings. The process would involve moving a high temperature burner to a central site in southern Mexico near the Yucatan Peninsula and incinerating the oil contamination within the cuttings. The contract will require PEMEX to pay the Company a processing fee of between $160-$170 per ton. The cost to incinerate and process the cuttings is estimated to be approximately $103 per ton including the cost to incinerate and transport the cuttings, salaries and operating expenses and the 8% commission which the Company would be required to pay to the Mexican agent. The Company estimates that it would require $1.8 million to complete this project, for which the Company would require additional funding.

     In late November 1998, the Company commenced negotiations for a contract with a major international oil company in Venezuela to incinerate oil based drill cuttings from 6 wells to be drilled. This is in the preliminary stages and economic feasibility has not been determined.

     The Company is evaluating the financial merit of each of these projects and potential funding sources at this time.

Offshore Logistics Services

         Panama Refueling Concession

     In December 1996, the Company entered into a joint venture agreement with Centram Marine Services, S.A., which was amended in March 1997, pursuant to which the venture obtained rights to participate in a ten-year concession agreement with the Panama Canal Commission. The concession grants the joint venture the right to supply fuel and other petroleum supplies to tankers and other commercial vessels traversing the Panama Canal. Historically, approximately 45 such vessels traverse the Panama Canal daily. Pursuant to the terms of the joint venture agreement, the Company is entitled to receive 66-2/3% of all net profits of the venture, in exchange for the provision of a tug boat and a 30,000 barrel fuel barge. The joint venture is currently in negotiations to purchase a 1.5 million gallon fuel barge and an 85 foot flat deck tugboat. These operations are expected to commence as such time as adequate financing is secured, of which there can be no assurance. However, the Company believes that all initial funds available to it will be focused initially on its Sao Tome activities unless such funds are available solely for this project.

     In connection with entering into such agreement with the Panama Canal Commission, the venture received a commitment from Texaco Inc. to provide the venture with the necessary fuel to comply with the requirements of the concession. The Company anticipates that the venture would be able to provide a minimum of 500,000 gallons of fuel a day at the start of the program and increasing to one million gallons by the end of the first year of operation. Based on a markup of $0.04 per gallon, the Company anticipates gross sales on 500,000 gallons to be in the range of $250,000 per day resulting in a gross profit of $20,000 per day. There is no assurance that these anticipated profits will be attained.

Marketing

     During the fiscal year ended September 30, 1997, the Company did not have any sales of oil or gas. Commencing in October 1997, the Company recorded sales of crude oil from the Uinta properties and, in November 1997, recorded sales of "test" oil from the Wichita Falls field in north Texas. As of December 31, 1998, the Company continues to sell oil from both of these properties. All such sales were made on the spot market. In the future, the Company intends to continue to sell its crude oil and natural gas, and associated oil and gas products, on the spot market.

Raw Materials

     The Company believes that its source of supply for any materials or equipment used in its business are adequate for its needs and that it is not dependent upon any one supplier. No serious shortages or delays have been encountered in obtaining any raw materials.

Governmental Regulation

     Oil and natural gas operations are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as safety matters, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation by federal, state and local authorities include permits for drilling operations, road and pipeline construction, reports concerning operations, the space of wells, unitization and pooling of properties, taxation and alterations to the Company's development plans could have a material adverse effect on operations. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. Although the Company believes that it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company cannot predict the ultimate cost of compliance with these requirements or their effect on operations. Significant expenditures may be required to comply with governmental laws and regulations.

Environmental Regulation and Claims

     The Company's workover and environmental remediation services routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. The Company's operations and facilities are subject to numerous state and federal environmental laws, rules and regulations, including, without limitation, laws concerning the containment and disposal of hazardous materials, oilfield waste and other waste materials, the use of underground storage tanks and the use of underground injection wells. The Company contracts with third parties for monitoring environmental compliance and arranging for remedial actions that may be required from time to time and also uses outside experts to advise on and assist with the Company's environmental compliance efforts. Costs incurred by the Company to investigate and remediate contaminated sites are expensed unless the remediation extends the useful lives of the assets employed at the site. Remediation costs that extend the useful lives of the assets are capitalized and amortized over the remaining useful lives of such assets. Liabilities are recorded when the need for environmental assessments and/or remedial efforts becomes known or probable and the cost can be reasonably estimated.

     Laws protecting the environment have generally become more stringent that in the past and are expected to continue to do so. Environmental laws and regulations typically impose "strict liability" which means that in some situations the Company could be exposed to liability for cleanup costs and other damages as a result of conduct of the Company that was lawful at the time it occurred or conduct of, or conditions caused by, others. Cleanup costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations could be substantial.

     Under the Comprehensive Environmental Response, Compensation and Liability Act, also known as "Superfund," and related state laws and regulations, liability can be imposed without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. Changes to federal and state environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on the Company. For example, legislation has been proposed from time to time in Congress which would reclassify oil and natural gas production wastes as "hazardous wastes." Revision were made in July 1998. Such legislation could dramatically increase operating costs for domestic oil and natural gas companies and this could reduce the market for the Company's services by making many wells and/or oilfield uneconomical to operate. The Company is evaluating the impact, if any, of the revisions to its business activities.

Patents and Trademarks

     The Company owns or has exclusive rights to use several U.S. patents on designs for various types of oilfield equipment and on methods for conducting certain oilfield activities, including discrete parts of the BAPCO Tool. The Company uses some of these designs and methods to conduct its business. The patents expire at various times over the next 4 to 14 years. The Company also has several trademarks and service marks that it uses in various aspects of its business. While management believes the Company's patent and trademark rights are valuable, the expiration or loss thereof, other than parts of the BAPCO Tool, would not have a material adverse effect on the Company's financial condition or results of operations.

Competitive Conditions

     Although the number of available rigs has materially decreased over the past ten years, the workover and drilling industry remains very competitive. The number of rigs continues to exceed demand, resulting in severe price competition. Many of the total available contracts are currently awarded on a bid basis, which further increases competition based on price. In all of the Company's market areas, competitive factors also include the availability and condition of equipment to meet both special and general customer needs, the availability of trained personnel possessing the required specialized skills, the overall quality of service and safety record, and domestically, the ability to offer ancillary services such as "plug and abandonment" services. As an enhancement to its competitive position, the Company has been able to establish joint ventures in domestic and international markets.

     The environmental remediation market is extremely fragmented and composed of hundreds of small firms with one or only few regional offices.

     Currently, there are a great number of new and successful secondary recovery programs. Many of these methods are allowing for a much higher rate of recovery than shown by the Company. The technique that the Company has chosen to utilize, after consideration of other methods, by means of the BAPCO tool, is that of the lateral drilling system. This technique, which calls for drilling a 50' long, 2 inch diameter horizontal drain hole into the formation is ideally suited for both the Gunsite and Rusk County formations, as they are a "fractured" type horizon, and the oil is being drained from existing fractures in the formation. The drilling of horizontal drain holes is expected to encounter many new fracture systems within the formation, resulting in significant oil production increases from each well because it interconnects various fracture systems, thus enhancing the recovery potential. Based on data supplied by the Schellstede Company, initial production increases from 8 to 10 barrels per day are common in similar types of shallow wells laterally drilled using the lateral drilling system.

Properties

     The Company's principal executive offices are located in Oyster Bay, New York in approximately 1,100 square feet of leased office space. The Company currently pays $850 per month in rent under its lease, which extends through March 2000. The Company also leases approximately 7,000 square feet of its main operational facility in Lafayette, Louisiana and pays $4,000 per month under a lease extending through October 2002. The Company believes that additional office and operational space will be required to accommodate planned expansion.

Employees

     As of December 31, 1998, the Company had 15 full-time employees, including three petroleum engineers and one geologist. None of its employees is represented by a collective bargaining unit. Management believes that the Company's relationship with its employees is excellent.

Legal Proceedings

     Piedra Drilling Company, Inc. ("PDC") commenced an action against the Company in Denver, Colorado in July 1997. PDC brought this action to enforce a contract for the issuance of 450,000 shares of the Company's common stock in consideration for the sale by PDC to the Company of certain drilling equipment and designs. The Company did not issue the shares to PDC because the necessary equipment and designs were not delivered and/or validly assigned to the Company. PDC obtained a default judgment in the amount of approximately $1.2 million, which was vacated in November 1997. Colorado counsel for the Company filed an answer, counterclaims and discovery demands in November 1997. The Company believed it has a number of meritorious defenses and potential counterclaims and vigorously defended this action. This case went to trial in August 1998 in Denver and judgment was found in favor of the Company. The award is in excess of $17,000, however, there local counsel believes that such judgment may not be recoverable since PDC has few assets. The time for appeal has lapsed and the Company is evaluating whether to seek recovery on the judgment.

     Uinta Oil & Gas, Inc., ("Uinta") one of the three "joint" sellers under the agreement to acquire the Uinta leases and certain other assets took certain actions that were in contravention of the agreement when certain anticipated funding to the Company did not occur. The Company gave Uinta notice of its demand for arbitration under the agreement. Uinta commenced an action agains the Company, BAPCO, Sam L. Bass, Jr., Noreen Wilson, Jim Griffin, Robert E. McKnight and Robert Ballou (the Company's geologist) in Uintah County, Utah in April 1998. The complaint alleges fraud in the inducement, rescission of the agreement, breach of contract and securities fraud and requests punitive damages and appointment of a receiver. The Company then filed a formal demand for arbitration. Uinta filed a request for a receiver to be appointed. This motion was denied; however, the court held the issue of arbitration in abeyance pending an evidentiary hearing on the allegations of Uinta's allegations of fraud since Utah law contains an exception to mandatory arbitration when there are allegations of fraud. Prior to the hearing on receivership, the other two "joint" sellers, Coconino, S.M.A., Inc. and Pine Valley Exploration, Inc. filed their formal demand for arbitration. The Company believes that it has numerous meritorious defenses to this action. In the interim, the Company has made an offer to settle this matter. The Company believes that a settlement on all issues will be completed in January 1999. Under the terms of the executed settlement, for the 500,000 shares of restricted stock which were issued at a guarantee price of $2 per share, additional restricted shares will be issued which reflect the difference between $2 and the price on October 16, 1998 and December 30, 1998 and the 500,000 shares of restricted stock which were to be issued in early 1998 will be issued and treated as if issued at the time such deliverance was initially required. In addition, the parties will receive additional shares equal to the difference between the value on a date certain in January 1999 and $2 (the "Strike Price") for the second block of 500,000. The Company will reimburse certain filing fees, attorneys fees and will pay for certain office equipment. The Company will receive a quitclaim deed and assignments to perfect the Company's interest in the leases. In addition, (1) Uinta will be issued shares of the Company's Common Stock the amount of which shall be determined by dividing $250,000 by the Strike Price, half of which shares shall be included in this registration and half of which shall be restricted securities, (2) in exchange for assignment of a 4% overriding royalty interest, Uinta will receive restricted shares the amount of which shall be determined by dividing $677,000 by the Strike Price, (3) a deficiency value equal to $41,200 for the Utah office building will be liquidated by issuance of shares the amount of which shall be equal to $41,200 divided by the Strike Price, which shares shall be included in this registration statement, (4) Uinta will receive no more than $10,000 to cost its court costs and attorneys fees, and (5) payment of outstanding production service invoices to third parties totally $27,000 shall be paid in the form of shares included in this registration statement, which shares shall be equal to $27,000 divided by the Strike Price. See "Selling Shareholders".

     On August 11, 1998, the Company and Kingsbridge agreed to enter into an agreement to cancel the Kingsbridge Private Equity Line of Credit dated March 23, 1998. Pursuant to the terms of the proposed cancellation, the Company will pay a penalty in the amount of $100,000 and will issue warrants to purchase up to an additional 100,000 shares of the Company's Common Stock (the "Kingsbridge Warrants"). The Company has decided to cancel the Kingsbridge Private Equity Line of Credit because terms of certain of the third quarter 1998 fundings require the Company to cancel this agreement so as to limit the number of shares of the Company's Common Stock outstanding upon conversion of the Company's convertible notes in the future. However, as of December 31, 1998, the Company had not completed the terms of the anticipated cancellation, and therefore continues to be obligated to register the potential Kingsbridge shares issuable under the put option exercise notice and the Kingsbridge Warrant. Under the terms of the cancellation, the Company will be responsible for the registration of the additional warrants. On December 10, 1998, Kingsbridge made application to the American Arbitration Association for arbitration of outstanding issues between the parties, claiming beaches of contracts. The Company has filed an Answer in such proceedings. The Company believes it has just and meritorious defenses to the claims and intends to vigorously defend these claims.

     Other than the above legal proceeding, the Company is not a party to any other material pending or threatened legal proceeding.

                                   MANAGEMENT

Directors and Executive Officers

     The names and age of the directors and executive officers of the Company, and their positions with the Company as of the date of this Amendment, are as follows:

Name                                   Age   Position
- ----                                      ----------

Sam L. Bass, Jr.............          63    Chairman of the Board and Vice
                                            President
James R. Callender, Sr.......         57    President, Chief Executive Officer
                                            and Director
Noreen G. Wilson............          45    Vice President, Chief Financial
                                            Officer and Director (1)
James A. Griffin............          43    Secretary, Treasurer and Director
Robert McKnight.............          62    President of BAPCO and Director(1)
William Beaton..............          75    Director
Alfred L. Cotten............          46    Director
Kenneth M. Waters...........          73    Director

-------------------
     (1) Noreen G. Wilson's resignation as the Vice President, Chief Financial Officer and as a Director was accepted on November 23, 1998. Robert McKnight was appointed as the Acting Chief Financial Officer effective the same date.

     The principal occupations for the past five years (and, in some instances, for prior years) of each of the directors and executive officers of the Company are as follows:

     Sam L. Bass, Jr. has been the Chairman of the Board since September 1996, Vice President since September 1998 and served as President and Chief Executive Officer of the Company from September 1996 until September 1998. Mr. Bass also serves as the Chief Executive Officer of Bass Environmental Waste, Inc., which he founded in 1987, U.S. Energy, Inc., which he founded in 1984, and Bass Stabilizers, Ltd., which he co-founded in 1978, each of which is a privately-held company to which he devotes minimal time. From December 1993 to September 1995, he served as President and Chief Executive Officer of Bass Environmental

     World Wide Services, Inc. From January 1992 to September 1995, he served as President and Chief Executive Officer of Bass Environmental Inc. Mr. Bass is a pioneer in the field of downhole drilling and stabilization, and is the inventor of seven drilling aids, many of which are being used around the world. Mr. Bass founded a fire-fighting organization called Al-Wadhi, through which he joined others in efforts to put out oil well fires in Kuwait, immediately after the Gulf War, for a period of approximately 18 months in 1991 and 1992. Mr. Bass received a B.A. degree from McNeese State University in 1949 and an M.A. degree in Mechanical Engineering from Georgia Tech in 1952. Mr. Bass is the father of Alfred L. Cotten.

     James R. Callender, Sr. has served as the President since September 1998 and has served as the Chief Executive Officer since August 1997 and a Director since September 1996. He previously served as the Vice President of the Company from August 1997 until assuming the officer of the President. He has also been the President and owner of Cal-Sons Co. Inc., an ostrich farm and cattle ranch located in Louisiana, since November 1990. From July 1997 to August 1997, Mr. Callender served as a Consultant to the Company. From March 1997 to April 1997, he served as a Consultant to Forcenergy Inc., an independent oil and gas company. From September 1996 to March 1997, Mr. Callender served as a Management Consultant to Arctic Recoil, Inc., a maker of high pressure well control units. He acted as an Investment Consultant to Coburn Inc., an oil field construction and heavy equipment operator, from February 1996 to September 1996. From January 1993 to December 1995, Mr. Callender served as Chief Engineer to the Chief Executive Officer and Senior Consultant at Unocal Corp., a fully integrated energy resources company whose worldwide operations comprise many aspects of energy production. Until December 1992, he served as Drilling Manager of Worldwide Operations at Unocal Corp. Mr. Callender received a B.S. degree in Geology and Engineering from Louisiana State University in 1964.

     Noreen G. Wilson served as Chief Financial Officer of the Company from June 1997 until November 23, 1998. Prior to her resignation, she was a Director of the Company from December 1996. From January 1995 to the present time, Mrs. Wilson has served as President of Supertrail Manufacturing Company, Inc., a real estate development firm located in Aberdeen, Mississippi. Supertrail Manufacturing Company, Inc. filed for Chapter 11 reorganization under the U.S. Bankruptcy Code in January 1995. At that point in time, Mrs. Wilson became President, in order to guide and manage the company through its reorganization, and she devotes minimal time in this position. From February 1993 to December 1996, Mrs. Wilson served as an International Consultant for Imperial International Design, a consulting company. She provided consulting services for the financing of American builders and contractors overseas, primarily working through OPIC, the Export/Import Bank and the World Bank. During the same time period, Mrs. Wilson served as Vice President of Traditional Enterprises, a financial consulting firm located in Roswell, Georgia. Ms. Wilson is the first cousin of James A. Griffin.

     James A. Griffin has been the Secretary, Treasurer and a Director of the Company since September 1996. From April 1992 to April 1996, Mr. Griffin was a founding and managing partner in the law firm of Griffin & Pellicane, Esq. located in Westbury, New York. In April

1996, he formed the law firm of James A. Griffin, Esq., but he is currently minimally involved in the practice of law. He received his J.D. from Touro College, Jacob D. Fuchsberg Law Center, in 1987. He received his B.A. degree from Dowling College in 1976 and his B.S. degree at the State University of New York at Stony Brook, School of Allied Health Sciences, in 1979. He is admitted to practice law in the State of New York and is a member of the American Bar
Association, the New York State Bar Association and the Nassau County Bar Association. Mr. Griffin is the first cousin of Noreen G. Wilson.

     Robert McKnight has been the Acting Chief Financial Officer since November 23, 1998 and a Director since July, 1998. He has served as President of BAPCO since August 1997. Previously, Mr. McKnight acted as a Consultant to the Company from November 1996 until August 1997. From August 1991 until July 1996, Mr. McKnight acted as a Consulting Engineer to Patriot Resources, an oil and gas company located in Dallas, Texas. Mr. McKnight has 35 years of experience in supervising and managing drilling and production operations, including reservoir and field evaluations, reserve and cash flow determinations for property acquisitions, and equity determinations. Mr. McKnight received his B.S. in Petroleum Engineering from Texas A&M University in 1957.

     William Beaton has been a Director of the Company since September 1996. He currently serves as the Chairman of The Institute of Petroleum (West of Scotland Branch) and has been in that position for more than the past five years. He was the General Manager of Clydesdale Bank of Glasgow, Scotland until his retirement in 1982. Since his retirement from the Bank, he has worked as a self-employed consultant to public and smaller independent companies. He has been involved in the international oil and gas industry for almost 30 years, with more than 50 years of experience in management and finance.

     Alfred L. Cotten has been a Director of the Company since December 1998. Mr. Cotten is currently working for Noble Drilling. From 1993 until 1995, Mr. Cotten was a Sub-Sea Engineer with Wilrig, U.S.A., Inc., in Lafayette, Louisiana. From 1992 until 1993, Mr. Cotten worked for Bass Environmental, Inc. assisting with the initial funding for operations and pulling samples for subsequent remedial clean-up projects. From 1990 until 1992, Mr. Cotten was a sales and service representative for P.S.D. Controls, in Lafayette. From 1986 until 1990, Mr. Cotten obtained an OIM License and performed barge engineer duties for Penrod Drilling Corporation in Dallas, Texas. From 1984 to 1986, Mr. Cotten was a Sub-sea engineer for Sonat Offshore of Dallas, Texas, working in Malaysia. From 1977 to 1984, Mr. Cotten was a Sub-sea engineer for Penrod Drilling. Mr. Cotten pursued a Petroleum Engineering Degree from the University of Southern Louisiana in 1977 and 1978, having previously attended Lousiana State University in 1971 and 1972. Mr. Cotten is the son of Sam L. Bass.

     Kenneth M. Waters has been a Director of the Company since July, 1998. He previously served on the Advisory Board from September 1996 until his appointment to the Board. From 1992 until the present, Mr. Waters has served as the Vice President of Bulk Tank Inc. From 1984 to 1992, Mr. Waters was a rancher and independent geological consultant. From 1980 until

     1984, Mr. Waters worked for Texoma Production Co., Houston, Texas, first as a Vice President for Exploration and Production and then in 1981 until 1984 as President. From 1958 until 1980, Mr. Waters was a Vice President and Manager for Consolidated Natural Gas Co., in New Orleans, Louisiana. From 1954 to 1958, Mr. Waters worked for the California Co. which is now known as Chevron, in New Orleans, Louisiana, working for the first 4 years in Geological and Geophysical Training, 2 years as an Area Exploration Geologist and then 2 years as Assistant Chief Development Geologist. After serving in the U.S. Air Force in the Second World War, Mr. Waters earned a MA degree from Indiana University in 1950 with a major in geology and a minor in physics.

     All directors hold office until the next annual meeting of shareholders and until successors are duly elected and qualified, unless their office is vacated in accordance with the Certificate of Incorporation of the Company. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed. Except for the relationship between Sam L. Bass and Al Cotton, who are father and son, and Noreen G. Wilson and James A. Griffin, who are cousins, there are no family relationships among the directors and officers of the Company.

Advisory Board

     The Company has established an Advisory Board comprised of three members with experience in the areas of oil and gas production. The Advisory Board meets periodically with the Company's Board of Directors and management to discuss matters relating to the Company's business activities including establishing commercial business alliances and working projects with corporations and government agencies on an international basis. Members of the Advisory Board are reimbursed by the Company for out-of-pocket expenses incurred in serving on the Advisory Board.

     Some of the members of the Advisory Board may serve as consultants to the Company under consulting agreements for which they will receive compensation. To the Company's knowledge, none of its Advisory Board members or other consultants has any conflict of interest between their obligations to the Company and their obligations to others. The members of the Company's Advisory Board and their primary professional or academic affiliations are listed below:

     Senator Vance Hartke has been a member of the Company's Advisory Board since September 1996. Mr. Hartke was the United States Senator for Indiana from 1959 to 1977. While a Senator, he served on both the Finance Committee and the Commerce Committee, two of the most powerful and prestigious committees of the U.S. Senate. Prior to his senatorial term, he served as Mayor of the City of Evansville, Indiana from 1956 to 1958, when he resigned to take his seat in the U.S. Senate. Mr. Hartke's political career also includes service as a Deputy Prosecuting Attorney, seven times as a delegate to the Democratic National Convention, as Democratic County Chairman in Vanderburgh County, Indiana, and a Chairman of the U.S.

     Senatorial Campaign Committee. He continues to practice law at the law firm of Hartke & Hartke in Falls Church, Virginia. He currently sits on the Board of Directors of McCrane & Co. He received his A.B. from the University of Evansville in 1941 and his J.D. from Indiana University School of Law in 1948, where he was Editor-in-Chief of the Indiana Law Journal.

     Marvin Gibbons has been a member of the Company's Advisory Board since September 1996. In 1990, Mr. Gibbons founded a private company seeking investment capital for various development projects, including several Native American Indian Developments. He opened a private domestic and international import/export company, as well. During the past seven years, Mr. Gibbons became a partner and Acting Secretary of CAL-NOR, Cal-Marine Industries, ESOP, and Zenith Insurance Limited. He is currently involved in a number of Development Projects both in the United States and internationally.

Committees of the Board of Directors

     The Company expects to establish an Audit Committee and Compensation Committee in early 1999, each of which will be comprised of at least two independent directors. The Audit Committee will, among other things, make recommendations to the Board of Directors regarding the independent auditors to be nominated for ratification by the stockholders, review the independence of those auditors and review audit results. The Compensation Committee will recommend to the Board compensation plans and arrangements with respect to the Company's executive officers and key personnel. It is contemplated that the Audit and Compensation Committees will initially include William Beaton and another independent director who the Company is currently in the process of identifying. The Board of Directors does not currently have and does not intend to establish a Nominating Committee as such functions are to be performed by the entire Board of Directors.

Compensation of Directors

     Non-employee directors of the Company currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. The Company does not intend to separately compensate employees for serving as directors.

     In June 1997, the Company  issued  150,000  shares of the Company's  Common
Stock to two independent consultants (75,000 each) for services valued at $28,125. One of the consultants, Robert McKnight, subsequently joined the Company as an employee of BAPCO in August 1997 and now serves as the Acting Chief Financial Officer of the Company.

     In July 1997, the Company issued to each of James R. Callender, Noreen G. Wilson and William Beaton, directors of the Company, 500,000 shares of Common Stock in connection with their serving on the Company's Board of Directors.

     In October 1997, the Company issued 100,000 shares of Common Stock to Kenneth M. Waters in repayment of loans made by him to BAPCO. In November 1997, the Company issued 12,500 shares of Common Stock to Al Cotten for consulting services performed by him for the Company.

     In September 1998, the Company, under a mistaken interpretation of a contingent obligation of the Company to issue shares in connection with the efforts to close the Sao Tome contract, authorized the issuance and in October 1998 issued 2,000,000 shares to each of Sam L. Bass, Jr., James R. Callender, Sr., Noreen Wilson and James A. Griffin. When it was discovered that such shares were issued in error, by vote of the Board of Directors, on December 18, 1998, such issuance was rescinded. Mr. Bass, Mr. Callender and Mr. Griffin have agreed to tender their shares immediately to the transfer agent for cancellation. The transfer agent has been notified to place a stop upon the shares of Ms. Wilson in the event her shares are not tendered in a timely fashion. On the same date, the Company issued 425,000 shares to Robert McKnight and 100,000 to Kenneth M. Waters in connection with their serving on the Board of Directors. Such shares are not subject to the rescission. Mr. Waters has tendered his shares back to the Company for cancellation because of personal tax considerations.

Compensation of Executive Officers

     The following table sets forth, in summary form, the cash compensation earned during the period from October 1, 1997 to September 30, 1998 by its Chief Executive Officer and the three other most highly compensated executive officers whose compensation exceeded $100,000 during such period.
                           Summary Compensation Table

                                        Annual Compensation (c, d, e)                Long Term Compensation (f)
             (a)                    (b)            (c)            (d)                   (e)                      (f)
          NAME AND                 FISCAL         SALARY          BONUS             OTHER ANNUAL               RESTRICTED
          PRINCIPAL                               (2)            ($)              COMPENSATION                 STOCK
          POSITION                 YEAR                                                                         AWARDS
                                    (1)

=============================  ============= =============== =============  =========================== ======================
Sam L. Bass, Jr.                   1998             $480,000             0                     $125,000                      0
Vice President                                                                                      (4)
-----------------------------  ------------- --------------- -------------  --------------------------- ----------------------
James R. Callender                 1998             $480,000             0                            0                      0
President and Chief
Executive Officer
-----------------------------  ------------- --------------- -------------  --------------------------- ----------------------

                                       61

-----------------------------  ------------- --------------- -------------  --------------------------- ----------------------
James A. Griffin,                  1998             $120,000             0                            0                      0
Secretary, Treasurer
-----------------------------  ------------- --------------- -------------  --------------------------- ----------------------
Noreen G. Wilson,                  1998             $480,000             0                            0                      0
Executive Vice
President and Chief
Financial Officer
-----------------------------  ------------- --------------- -------------  --------------------------- ----------------------

     (1) Sam L. Bass served as President and Chief  Executive  Officer and James
R. Callender served as Vice President in 1997 until September 12, 1998.

     (2) Salaries for Sam L. Bass, Jr., James A. Griffin, and Noreen G. Wilson were accrued and not paid in cash. Each individual has an option to convert all or part of any accrued salary to Common Stock of the Company at the rate of 1/2 of the average price of the Common Stock for the months in which the salary was earned.

     (3) The aggregate value of benefits to be reported under the "Other Annual Compensation" column did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

     (4) Represents amortization of Common Stock of Environmental Remediation Funding Corporation distributed in 1995 to Sam L. Bass, Jr.

Proposed Employment Agreements

     The Company contemplates entering into three-year employment agreements with each of Sam L. Bass, Jr., James A. Callender, Sr., and James A. Griffin to serve in their respective positions. The Company is still in the process of determining the terms and conditions of each employment agreement.

Proposed Stock Option Plan

     The Company does not currently have a stock option plan or other similar employee benefit plan for executives and/or other employees of the Company, and no options have been granted or are currently outstanding. In October 1998, the Company adopted a Consultant stock option plan under which 250,000 shares have been issued and registered with the Securities and Exchange Commission on Form S-8.

     The Board of Directors of the Company plans to approve and adopt a proposed 1998 Stock Option Plan (the "Plan"), pursuant to which officers, directors and key employees of the Company will be eligible to receive incentive stock options and non-qualified stock options to purchase shares of Common Stock. The Plan would also provide for the grant of stock appreciation rights, restricted stock, performance shares and performance units at the discretion of Company's Board of Directors.

     With respect to incentive stock options, the Plan would provide that the exercise price of each such option be at least equal to 100% of the fair market value of the Common Shares on the date that such option is granted (and 110% of fair market value in the case of shareholders who, at the time the option is granted, own more than 10% of the total outstanding Common Shares), and would require that all such options have an expiration date not later than the date which is one day before the tenth anniversary of the date of the grant of such option (or the fifth anniversary of the date of grant in the case of 10% or greater shareholders. However, with certain limited exceptions, in the event that the option holder would cease to be associated with the Company, or would engage in or be involved with any business similar to that of the Company, such option holder's incentive options would immediately terminate. Pursuant to the Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year will not exceed $ 100,000.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of December 31, 1998, with respect to the beneficial ownership of the Company's Common Shares by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares, by each director of the Company, by the executive officers named in the table below and by the directors and executive officers of the Company as a group. Except as otherwise noted, the persons named in this table, based upon information provided by such persons, have sole voting and investment power with respect to all Common Shares beneficially owned by them. None of the current directors and officers of the Company are participating in this offering.

                                           Common Shares Beneficially Owned

Name (1)                                  Number (2)               Percentage          Percentage
                                                                Before Offering     After Offering
-------------------------------  -------------------------  ---------------------- ---------------------
Sam L. Bass, Jr                        9,971,568 (3)(6)                      25.97%                14.63%
James R. Callender, Sr                 2,500,000 (6)                          6.51%                 3.67%
Noreen G. Wilson                       2,000,000 (6)                          5.21%                 2.94%
James A. Griffin                       2,500,000 (6)                          6.51%                 3.67%
Robert McKnight                          500,000                              1.30%                    **
William Beaton                           500,000                              1.30%                    **
Alfred L. Cotten                          12,500 (4)                             **                    **

                                                            63

Kenneth M. Waters                        200,000 (5)                             **                    **
All officers and                       18,184,06 (6)                         46.80% 24.91%
directors as a group                           8
(Eight (8) persons)

 * Represents less than 1% of outstanding Common Shares or voting power.

     (1) The address of each beneficial owner is c/o Environmental Remediation Holding Corporation, 3-5 Audrey Avenue, Oyster Bay, New York 11771.

     (2) Shares beneficially owned and percentage of ownership are based on 38,402,750 (39,613,436 less 1,210,686 offered hereby) shares of Common Stock outstanding as of December 31, 1998 before the offering and 68,149,642 shares of Common Stock after the offering of the Shares hereby. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or dispositive power with respect to such shares.

     (3) Includes shares of Common Stock beneficially owned by Mr. Bass individually and through entities under his control and 50,000 shares owned by Sheila Williams Bass, his wife.

     (4) Alfred L. Cotten received his 12, 500 shares from his father, Sam L. Bass, Jr.

     (5) Mr. Waters has tendered the shares issued to him in connection with his serving on the Board of Directors for personal tax reasons.

     (6) Shares mistakenly issued in October 1998. Mr. Bass, Mr. Callender and Mr. Griffin have agreed to tender their shares immediately to the transfer agent for cancellation. The transfer agent has been notified to place a stop upon the shares of Ms. Wilson in the event her shares are not tendered in a timely fashion. Accordingly, once tendered, the share ownership of each of these parties will be reduced and the overall share ownership by all officers and directors as a group will be reduced. If all shares are tendered, the table would be as follows:

Name (1)                     Number           Percentage         Percentage
                                            Before Offering     After Offering
------------------------ ---------------  ------------------- ------------------
Sam L. Bass, Jr               7,971,568              20.76%       11.70%
James R. Callender, Sr          500,000               1.30%         **
Noreen G. Wilson                      0                **           **
James A. Griffin                500,000               1.30%         **
_______________________________________________________________________________

Robert McKnight                 500,000               1.30%         **
William Beaton                  500,000               1.30%         **
Alfred L. Cotten                 12,500                **           **
Kenneth M. Waters               100,000                **           **
All officers and directors   10,084,068              25.96%       11.70%
as a group  (Eight (8)
persons)

                              SELLING SHAREHOLDERS

The 1997 Investor Private Placement

     In November and December 1997, the Company raised gross proceeds of $4,300,000 in two closings of a private placement of the Company's 5.5% convertible senior subordinated secured notes due October 2002 (the "1997 Notes") and warrants to purchase Common Stock (the "1997 Warrants") to a limited number of "accredited" institutional investors. The maximum number of shares of Common Stock which may be issued by the Company upon the conversion of the 1997 Notes (at a base conversion rate of $1.25 per share, subject to certain limited conditions) and the exercise of the 1997 Warrants (at an exercise price of $3.17 per share) is up to 3,440,000 shares and 283,800 shares, respectively. This Prospectus covers the maximum of up to 3,723,800 total shares of Common Stock issuable upon the conversion of the 1997 Notes and the exercise of the 1997 Warrants. The 1997 Investors intend to sell the Common Stock acquired thereby from time to time in the future upon conversion of the 1997 Notes and the exercise of the 1997 Warrants. Based on the number of outstanding shares of Common Stock of the Company as of December 31, 1998, the shares issuable under the 1997 Notes and the 1997 Warrants represent approximately 9.69% of the outstanding Common Stock of the Company. As of December 31, 1998, none of the 1997 Notes had been converted and none of the 1997 Warrants had been exercised.

     All of the Shares held or to be held by the 1997 Investors could be offered hereunder except that, under the terms of the 1997 Notes, the holders thereof could convert the original principal amount of the 1997 Notes only to the extent of one-third of such amount on and after each of December 30, 1997, January 29, 1998 and February 28, 1998. The conversion rate of the 1997 Notes is equal to the lowest of (i) $2.83, representing 100% of the average closing bid price per share of the Common Stock as quoted on the primary market or exchange on which it trades (the "Average Share Price") for the five consecutive trading days immediately preceding October 31, 1997 (the agreed upon date between the parties) (ii) 100% of the Average Share Price for the five consecutive trading days immediately preceding the first anniversary, or (iii) 80% of the Average Share Price for the five consecutive trading days preceding the applicable conversion date on which all or part of the 1997 Notes are converted. However, the conversion price may not be less than $1.25 per share (the "Base Price"), unless 80% of the Average Share Price is less than the Base Price for a period of 90 consecutive calendar days, in which case the Base Price will no longer be applicable. For purposes of registering the maximum number of shares of Common Stock under this Prospectus, the conversion rate is assumed to be the Base Price. Because the conversion rate of the 1997 Notes is based in part on future average trading prices of the Common Stock, the number of shares which may actually be sold pursuant to this Prospectus could differ significantly. For example, in the event a notice of election to convert all the 1997 Notes were to have been received on April 8, 1998, the lowest applicable conversion rate would have been $.96 per share (80% of the Average Share Price for the five consecutive trading days preceding such date),  resulting in a total of 3,723,800  shares of Common Stock  issuable upon conversion (including 283,800 shares into which the 1997 Warrants are exercisable), subject to the elimination of the 90-day Base Price provision described above. The 1997 Notes mature, unless prepaid at any time after October 15, 1998, on October 15, 2002 and are secured by the Company's proven crude oil reserves on its properties in Utah. The 1997 Notes do not contain any covenants that would prohibit, limit or restrict, among other matters, the Company's ongoing business operations, acquisitions of oil and gas properties, payment of dividends or incurrence of additional indebtedness. The 1997 Warrants may be exercised at any time through October 15, 2002.

     In connection with the sale of the 1997 Notes and the 1997 Warrants, the Company entered into a Registration Rights Agreement with the 1997 Investors, pursuant to which the Company agreed to register the Shares under the Securities Act for resale by, and for the benefit of, such shareholders. The Company has failed to register the shares into which the 1997 Notes are convertible and the 1997 Warrants are exercisable during the 120-day period following the completion of this transaction. As a result, the Company is required to make certain payments to the 1997 Investors. The Company is currently in negotiations with these Investors to determine the amounts to be paid.

     The public offering of the Shares by the 1997 Investors will terminate on the earlier of October 15, 2000 or the date on which all Shares offered hereby have been sold by the 1997 Investors.

The Kingsbridge Line of Credit Agreement*

     In March 1998, the Company entered into the Kingsbridge Investment Agreement, pursuant to which the Company has the right to receive up to $10,000,000 in equity financing from the sale of its Common Stock in tranches to Kingsbridge. At the same time, the Company issued a three-year warrant to purchase 100,000 shares of Common Stock (the "Kingsbridge Warrant"). Through the Company's exercise of put options, Kingsbridge is required to purchase, and the Company is required to sell, subject to certain closing conditions and limitations on the timing of purchases and amount of Common Stock to be sold with respect to exercises of individual put options, at least $3,000,000 in shares of Common Stock at a purchase price equal to 79% of the average of the lowest prices of the Common Stock on the trading day on which notice of exercise of the put option is given and on the one trading day prior, and the two trading days following, such put option exercise notice. The minimum market price for sales of shares is $1.00 per share. For purposes of registering the maximum number of shares of Common Stock under this Prospectus, the market price is assumed to be $1.00. At a market price of $1.00, the maximum number of shares of Common Stock which may be issued by the

Company upon the exercise of the put options and the number of shares which may be purchased on exercise of the Kingsbridge Warrant are 12,658,228 shares and 100,000 shares respectively. This Prospectus covers the maximum of up to 12, 758,228 total shares issued upon notice of a put option exercise and exercise of the Kingsbridge Warrant. Because the purchase price of the Common Stock is based in part on future average trading prices of the Common Stock, the number of shares which may actually be sold pursuant to this Prospectus could differ significantly. For example, in the event a notice of election to exercise individual put options were to have been received on March 26, 1998, the lowest applicable purchase price would have been $0.98 per share (79% of the lowest prices of the Common Stock for the applicable days before and after the put option exercise notice), resulting in a total of 10,204,082 shares of Common Stock offered hereby. Notwithstanding the foregoing, the maximum number of shares issuable to Kingsbridge shall not exceed 19.9% of the outstanding shares of Common Stock at the time of such exercise(s).

     In connection with entering into the Kingsbridge Investment Agreement, the Company issued the Kingsbridge Warrant, a three-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.20 per share (94% of the market price calculated as of March 23, 1998), exercisable beginning on September 24, 1998. As a condition precedent to the purchase and sale of shares pursuant to the Kingsbridge Investment Agreement, among others, the Company is required to register with the Commission under the terms of a Registration Rights Agreement all of the shares of Common Stock subject to the put option, as well as those into which the Kingsbridge Warrant is exercisable, for resale by Kingsbridge. The Kingsbridge Investment Agreement has a term of two years, but may be terminated by Kingsbridge earlier in the event the Common Stock subject to the put options is not, or fails to be, registered for resale after specified time periods lapse. Based on the number of outstanding shares of the Common Stock of the Company as of December 31, 1998, if all of the shares were issued pursuant to the put option exercise notice and the Kingsbridge Warrant, they would represent approximately 33.22% of the outstanding Common Stock of the Company. As of December 31, 1998, no put option exercise notices had been given to Kingsbridge and none of the Kingsbridge Warrant had been exercised.

     In connection with the Kingsbridge arrangement, the Company entered into a Registration Rights Agreement, pursuant to which the Company agreed to register the Shares under the Securities Act for resale by, and for the benefit of, such shareholders. The Company has failed to register the shares into which the put option exercise would be applied and the Kingsbridge Warrant is exercisable during the 90-day period following the completion of this transaction. As a result, the Company is required to make a lump sum payment in the amount of $10,000. The Company is currently in negotiations with Kingsbridge regarding such payment.

     On August 11, 1998, the Company and Kingsbridge agreed to enter into an agreement to cancel the Kingsbridge Private Equity Line of Credit dated March 23, 1998. Pursuant to the terms of the proposed cancellation, the Company will pay a penalty in the amount of $100,000 and will issue warrants to purchase up to an additional 100,000 shares of the Company's Common Stock (the "Kingsbridge Warrants"). The Company has decided to cancel the Kingsbridge Private Equity Line of Credit because terms of certain of the third quarter 1998 fundings require the Company to cancel this agreement so as to limit the number of shares of the Company's Common Stock outstanding upon conversion of the Company's convertible notes in the future. However, as of December 31, 1998, the Company had not completed the terms of the anticipated cancellation, and therefore continues to be obligated to register the potential Kingsbridge shares issuable under the put option exercise notice and the Kingsbridge Warrant. Under the terms of the cancellation, the Company will be responsible for the registration of the additional warrants. On December 10, 1998, Kingsbridge made application to the American Arbitration Association for arbitration of outstanding issues between the parties. The Company has filed an Answer in such proceedings.

-------------------------------------------
     * This page will be modified to reflect the number of shares of Common Stock, if any, acquired by Kingsbridge from time to time as set forth in a Prospectus Supplement.
--------------------------------------------

The April 1998 Financing

     In April 1998, the Company raised gross proceeds of $300,000 in two closings of a private placement of the Company's 12% convertible notes, which are due on the earlier of January 1999 or at such time as the Company receives the first draw-down under the Kingsbridge Investment Agreement (the "April 1998 Notes"), and warrants to purchase shares of Common Stock (the "April 1998 Warrants") to nine "accredited" investors. The maximum number of shares of Common Stock which may be issued by the Company upon the conversion of the April 1998 Notes (at a base price of $1.50 per share), subject to certain adjustments, and the exercise of the April 1998 Warrants (at an exercise price of $1.25 per share) to 200,000 shares and 210,000 shares, respectively. This Prospectus covers the 410,000 shares of Common Stock issuable upon the conversion of the April 1998 Notes and the exercise of the April 1998 Warrants. Based on the number of outstanding shares of Common Stock of the Company as of December 31, 1998, the shares issuable under the April 1998 Notes and April 1998 Warrants represent approximately 1.07% of the outstanding Common Stock of the Company. As of December 31, 1998, none of the April Notes had been converted and none of the Warrants had been exercised

     All of the shares to be held upon conversion by the holders of the April 1998 Notes may be offered in that, under the terms of the April 1998 Notes, such holders may convert 100% of the principal amount of the April 1998 Notes at any time after the issuance date. The conversion rate of the April 1998 Notes is equal to $1.50 per share and this price was used for purposes of registering the maximum number of shares of Common Stock upon conversion of the April 1998 Notes under this Prospectus. The April 1998 Notes are subordinated to any senior debt incurred by the Company. All of the shares to be held upon exercise by the holders of the April 1998 Warrants may be offered in that, under the terms of the April 1998 Warrants, the holders thereof may exercise at any time up until April 2001. The exercise price of the April 1998 Warrants is equal to $1.25 per share and this price was used for purposes of registering the maximum number of shares of Common Stock under this Prospectus for exercise of the April 1998 Warrants. In connection with the sale of the April 1998 Notes and the April 1998 Warrants, the Company committed to register the April 1998 shares under the Securities Act for resale by, and for the benefit of, such shareholders.

The First June 1998 Financing

     In June 1998, the Company raised gross proceeds of $200,000 in a private placement of warrants to purchase shares of Common Stock (the "June 1998 Warrants") to two "accredited" investors. The maximum number of shares of Common Stock which may be issued upon the exercise of the June 1998 Warrants (at an exercise price of $.75) is up to 1,050,000 shares. This Prospectus covers the 1,050,000 shares of Common Stock issuable upon the exercise of the June 1998
Warrants. Based on the number of outstanding shares of Common Stock of the Company as of December 31, 1998, the First June 1998 shares represent approximately 2.73% of the outstanding Common Stock of the Company. As of December 31, 1998, none of the June 1998 Warrants had been exercised.

     All of the shares to be held by the Investors upon exercise of the First June 1998 Warrants may be offered hereunder in that, under the terms of the First June 1998 Warrants, the holders thereof may exercise at any time up until 5 PM Eastern Standard Time on the first business day after the fourteen month period following the date of the declaration of the effectiveness of the Company's registration statement in which the First June 1998 Warrants are registered. The exercise price of the First June 1998 Warrants is equal to $.75 per share and this price was used for purposes of registering the maximum number of shares of Common Stock under this Prospectus for exercise of the First June 1998 Warrants.

     In the event that a holder of the First June 1998 Warrants exercises for not less than 250,000 shares of the Company's Common Stock (25,000 in the case of the 50,000 warrant holder), within 180 days of June 1, 1998 and exercise for at least an additional 50,000 shares of Common Stock (5,000 in the case of the 50,000 warrant holder), within 360 days of June 1, 1998, the Company shall issue to such holder of the First June 1998 Warrants additional warrants for the purchase of a number of shares equal to the number of shares purchased under the First June 1998 Warrants within 180 and 360 days of June 1, 1998. The exercise price of these additional warrants is equal to $2.00 per share. Such additional warrants may be exercised at any time up until 5 PM Eastern Standard Time on the first business day after the twenty-four (24) month period following the date of the effectiveness of the Company's registration statement in which the additional warrants are registered.

     In connection with the sale of the First June 1998 Warrants, the Company committed to register the First June 1998 Funding shares under the Securities Act for resale by, and for the benefit of, such shareholders. The Company has committed to register the additional warrants within ninety (90) days of issuance.

The Second June 1998 Financing

     In June 1998, the Company raised gross proceeds of $425,000 in the private placement of the Company's 12% subordinated convertible notes, which are due on the earlier of December 1999 or upon the receipt by the Company of debt or equity or revenue from the sale of leases or other property of not less than $4 million (the "Second June 1998 Notes"), and warrants to purchase shares of Common Stock (the "Second June 1998 Warrants") to a limited number of "accredited" investors. The maximum number of shares of Common Stock which may be issued by the Company upon the conversion of the Second June 1998 Notes (at a base conversion price of $1.00 per share), subject to certain adjustments, and the exercise of the Second June 1998 Warrants (at an exercise price of $.50 per share for the first two years and $.85 per share thereafter) is up to 425,000 shares and 531,250 shares, respectively. This Prospectus covers the 956,250 shares of Common Stock issuable upon the conversion of the Second June 1998 Notes and the exercise of the Second June 1998 Warrants. Based on the number of outstanding shares of Common Stock of the Company as of December 31, 1998, the Second June 1998 shares represent approximately 2.49% of the outstanding Common Stock of the Company. As of December 31, 1998, none of the Second June 1998 Notes or the Second June 1998 Warrants had been exercised.

     All of the shares to be held upon conversion by the holders of the Second June 1998 Notes may be offered in that, under the terms of the Second June 1998 Notes, such holders may convert 100% of the principal amount of the Second June 1998 Notes at any time after the issuance date. The conversion rate of the Second June 1998 Notes is equal to $1.00 per share and this price was used for purposes of registering the maximum number of shares of Common Stock upon conversion of the Second June 1998 Notes under this Prospectus. The Second June 1998 Notes are subordinated to any senior debt incurred by the Company. All of the shares to be held upon exercise by the holders of the Second June 1998
Warrants may be offered in that, under the terms of the Second June 1998 Warrants, holders may exercise at any time until June 2002. The exercise price of the Second June 1998 Warrants is equal to $.50 per share for the first two years and $.85 per share thereafter (subject to adjustment) and these prices were used for purposes of registering the maximum number of shares of Common Stock under this Prospectus for exercise of the Second June 1998 Warrants. In the event the Company has not registered the Second June Warrants within six months of issuance, the exercise price for the entire term through June 14, 2000 shall remain at $.50 per share. The Second June 1998 Warrants contain cashless exercise and anti-dilution provisions which include, but are not limited to, anti-dilutive protection against stock or management option issuances below $.50 per share. Additionally, the exercise price of the Second June 1998 Warrants will be adjusted downward to 50% of fair market value when the registration statement becomes effective, if after 90 days the share price of the Common Stock falls below $.75 per share for more than five consecutive trading days or seven out of ten trading days. In connection with the sale of the Second June 1998 Notes and the Second June 1998 Warrants, the Company committed to register the Second June 1998 shares under the Securities Act for resale by, and for the benefit of, such shareholders.

The Third June 1998 Financing

     In June 1998, the Company raised gross proceeds of $1,250,000 in a private placement of the Company's 5.5% convertible notes due in June 2000 (the "Third June 1998 Notes") and warrants to purchase shares of Common Stock (the "Third June 1998 Warrants") to one "accredited" investor. The conversion price is calculated pursuant to a formula as the lower of (i) the average closing bid price for the five days prior to the closing ($.7195) or (ii) 80% of the average closing bid price for the five days prior to notice of intent to convert. In the event that the lower price were the average closing bid price for the five days prior to the closing, the maximum number of shares of Common Stock which may be issued by the Company upon conversion of the Third June 1998 Notes would be 1,798,124 shares. For purposes of registering the maximum number of shares of Common Stock under this Prospectus, the conversion rate is assumed to be the base price of $.7195. Because the conversion rate of the Third June 1998 Notes is based in part on future average trading prices of the Common Stock, the number of shares which may actually be sold pursuant to this Prospectus could differ significantly. For example, in the event the average closing bid price for the five days prior to notice of intent to convert were $.7195, 80% of such number would equal a share price of $.5756, resulting in a total of 2,247,655 shares of Common Stock issuable upon conversion, exclusive of the exercise of any of the Third June 1998 Warrants. The maximum number of shares of Common Stock which may be issued by the Company upon the exercise of the Third June 1998 Warrants (at an exercise price of 120% of the average closing bid price for the five (5) days prior to the closing which is equal to $.8634) is 230,000 shares. Certain penalties were to be paid to the Third June 1998 Note Investor in the event the registration statement was not effective within sixty days. In lieu of such payments, the Investor has elected to take 282,016 additional shares in full liquidation of all penalties due through December 1998. This Prospectus covers the up to 2,310,140 total shares of Common Stock issuable, with certainty, upon the conversion of the Third June 1998 Notes, the exercise of the Third June 1998 Warrants and payment of penalties through December 1998. Based on the number of outstanding shares of Common Stock of the Company as of December 31, 1998, the Third June 1998 shares represent approximately 6.02% of the outstanding Common Stock of the Company. As of December 31, 1998, none of the Third June 1998 Notes had been converted and none of the Third June 1998 Warrants had been exercised.

     All of the shares to be held upon conversion by the holders of the Third June 1998 Notes may be offered, except that, under the terms of the Third June 1998 Notes, such holders could convert the original principal amount of the Third June 1998 Notes only to the extent of one-third of such amount on and after each of July 23, 1998, August 23, 1998 and September 23, 1998. The conversion rate of the Third June 1998 Notes equal to $.72 per share was used for purposes of registering the maximum number of shares of Common Stock upon conversion of the Third June 1998 Notes under this Prospectus. The Third June 1998 Notes are subordinates to any senior debt incurred by the Company.

     All of the shares to be held upon exercise by the Holders of the Third June 1998 Warrants may be offered in that, under the terms of the Third June 1998 Warrants, such holders may exercise at any time until June 23, 2003. The exercise price of the Third June 1998 Warrants is equal to $.87 per share and this price was used for purposes of registering the maximum number of shares of Common Stock under this Prospectus for exercise of the Third June 1998 Warrants. In connection with the sale of the Third June 1998 Notes and the Third 1998 June Warrants, the Company entered into a Registration Rights Agreement with the Third June 1998 Investors, pursuant to which the Company agreed to register the Third June 1998 shares under the Securities Act for resale by, and for the benefit of, such shareholders.

     The Company used $1,000,000 of the net proceeds as an additional concession fee payment in connection with its Sao Tome joint venture. The balance was used for working capital. The Company has failed to register the shares into which the Third June 1998 Notes are convertible and the Third June 1998 Warrants are exercisable during the 60-day period following the completion of this transaction. As a result, the Company is required to make certain payments to the Third June 1998 Investors. The Company is currently in negotiations with these Investors to determine the amounts to be paid.

     The firm of Joseph Charles & Associates which is located at Lenox Center, 3355 Lenox Road, #750, Atlanta, GA 30326 acted as the underwriter of this placement.

The July/August 1998 Funding

     In July and August 1998, the Company raised gross proceeds of $1,200,000, $275,000 and $1,010,000 respectively in a private placement of up to $3,000,000 in three(3) tranches of the Company's 8.0% convertible notes due in July and August 2000 (the "July Notes") to a limited number of "accredited" investors. The conversion price of the July Notes is calculated by formula as the lower of
(i) 120% of the average closing bid price per share of the Company's Common Stock for the five (5) days preceding the closing of the transaction or (ii) 75% of the average closing bid price per share of the Company's Common Stock for the five (5) days preceding the date upon which notice of conversion is given by the investor to the Company. In the event that the lower price were the 120% of the average closing bid price for the five (5) days prior to the closing bid price for the five (5) days prior to the closing of each tranche, the maximum number of shares of the Common Stock which may be issued by the Company upon conversion of the July Notes (at a base price of $.8925, $.8775 and $1.19 respectively) is 2,506,668. However if 75% of the average closing bid price for the five (5) days prior to the notice of intent to convert were the lower price, there is no way to ascertain the maximum number of shares of Common Stock which may be issued by the Company upon conversion of the July Notes at this time. Because the conversion rate of the July Notes is based in part on future average trading prices of the Common Stock, the number of shares which may actually be issued upon conversion could differ significantly. For example, in the event the average closing bid price for the five (5) days prior to the note of intent to convert were $.74375, 75% of such number would equal a share price of $.55781 resulting in a total of 4,454,922 shares of Common Stock issuable upon conversion exclusive of the exercise of any of the warrants. Warrants were issued to the placement agent at the close of each tranche (the "July Warrants"). The maximum number of shares of Common Stock which may be issued by the Company upon the exercise of the July Warrants (at an exercise price of $.74375, $.73125 and $.99375 respectively) is 223,650 shares. Based on the number of outstanding shares of the Common Stock of the Company as of December 31, 1998, the shares issuable under the July Notes and July Warrants represent approximately 9.19% of the outstanding stock of the Company. In October 1998, July Notes totally $412,350 and accrued interest thereon were converted at prices ranging from $.321 to $.399 per shares for a total issuance of 1,210,686. As of December 31, 1998, no other July notes had been converted and none of the July Warrants had been exercised. This Prospectus covers the maximum of up to 3,530,490 (2,506,668 total shares of Common Stock issuable upon conversion of the July Notes at the base prices plus 800,172 total shares as an adjusted amount to reflect the October conversions and 223,650 total shares issuable upon exercise of the July Warrants).

     Under the terms of the July Notes, the holders thereof could convert the original principal amount of the notes only to the extent of one-third of such amount on and after each thirty (3) day period following the issuance date. The July Notes are subordinate to any senior debt incurred by the Company.

     Under the terms of the July Warrants, the holders thereof may exercise at any time up until 5 PM Eastern Standard Time on July 30, 2003 and August 5, 1998 respectively. The exercise price of the July Warrants are equal to $.74375, $.73125 and $.99375 respectively.

     In connection with the sale of the July Notes and the July Warrants, the Company entered into a Registration Rights Agreement with the Selling Shareholders, pursuant to which the Company agreed to register the July 1998 Funding shares under the Securities Act for resale by, and for the benefit of, such shareholders.

     The Company used $1,000,000 of the net proceeds as an additional concession fee payment in connection with its Sao Tome joint venture. The balance was used for working capital. The Company has failed to register the shares into which the July Notes are convertible and the July Warrants are exercisable during the 60-day period following the completion of this transaction. As a result, the Company is required to make certain payments to the July/August Investors. The Company is currently in negotiations with these Investors to determine the amounts to be paid.

     The firm of J.P. Carey Securities, Inc. which is located at Atlanta Financial Center, East Tower, 3343 Peachtree Road, Suite 500, Atlanta, GA 30326 acted as the underwriter of this funding.

The September 1998 Financing

     By documents dated September 1998, the Company raised gross proceeds of $500,000 in October 1998 in a private placement of the Company's 20% convertible note due in October 2000 (the "September 1998 Note") and a warrant to purchase shares of Common Stock (the "September 1998 Warrant") to one "accredited" investor. The conversion price is calculated pursuant to a formula as the lower of (i) 90% of the average closing bid price for the five days prior to conversion or (ii) $1.00. In the event that the lower price were $1.00 maximum number of shares of Common Stock which may be issued by the Company upon conversion of the September 1998 Note would be 750,000 (assuming the lower price is $1.00 and pursuant to the terms of the September 1998 Note which require registration to initially cover 150% of the shares underlying the September 1998
Note). For purposes of registering the maximum number of shares of Common Stock under this Prospectus, the conversion rate is assumed to be $1.00. Because the conversion rate of the September 1998 Note is based in part on future average trading prices of the Common Stock, the number of shares which may actually be sold pursuant to this Prospectus could differ significantly. For example, in the event the average closing bid price for the five days prior to notice of intent to convert were $.50, 90% of such number would equal a share price of $.45, resulting in a total of 1,111,111 shares of Common Stock issuable upon conversion, exclusive of the exercise of any of the September 1998 Warrant and the requirement of registration of 150% would equal 1,666,666 shares of Common Stock. The maximum number of shares of Common Stock which may be issued by the Company upon the exercise of the September 1998 Warrant (at an exercise price of $.40) is 1,500,000 shares. This Prospectus covers the up to 2,250,000 total shares of Common Stock issuable, with certainty, upon the conversion of the September 1998 Note and the exercise of the September 1998 Warrant. Based on the number of outstanding shares of Common Stock of the Company as of December 31, 1998, the September 1998 shares represent approximately 1.95% of the outstanding Common Stock of the Company. As of December 31, 1998, none of the September 1998 Note had been converted and none of the September 1998 Warrant had been exercised.

     The September 1998 Note precludes the holder from converting all or any part of said note prior to the first anniversary date of issuance (October 26, 1999). The conversion rate of the September 1998 Note equal to $1.00 per share was used for purposes of registering the maximum number of shares of Common Stock upon conversion of the September 1998 Note under this Prospectus. The September 1998 Note is subordinates to any senior debt incurred by the Company. Commencing on the first anniversary of the issuance of said note, the remaining principal amount and all accrued and unpaid interest and fees, if any, shall automatically and without further action on the part of the holder be payable in twelve monthly installments commencing with a first payment on November 1, 1999 and a final payment on the maturity date. The Company has the option at any time prior to the first anniversary of said note to prepay all or any portion of the remaining principal plus an amount equal to twenty percent on the portion so paid.

     Under the terms of the September 1998 Warrant , the holder may exercise at any time from the issuance date until October 26, 2008, for up to 750,000 shares of Common Stock and from October 26, 1999 until October 26, 2008, 750,000 shares of Common Stock. The exercise price of the September 1998 Warrant is equal to $.40 per share and this price was used for purposes of registering the maximum number of shares of Common Stock under this Prospectus for exercise of the September Warrant.

     In connection with the sale of the September 1998 Note and the September 1998 Warrant, the Company agreed (i) to use its best efforts to register 150% of the September 1998 Note shares under the Securities Act for resale by, and for the benefit of, such shareholders within one year of issuance and to have such registration remain effective until the earlier of the date upon which the Note is sold or the term of said note and further, granted the holder certain piggy-back registration rights; and (ii) to use its best efforts to register 100% of the September 1998 Warrant under the Securities Act for resale by, and for the benefit of, such shareholders within two years of issuance and to have such registration remain effective until the earlier of the date upon which the Warrant is sold or for the life of said warrant and further granted the holder certain piggy-back registration rights.

     The Company used $250,000 of the net proceeds to make certain payments necessary for Sao Tome other than the concession fee and the balance was used for working capital.

The October 1998 Financing

     In October 1998, the Company commenced a the private placement for up to $1,500,000 under which it has raised gross proceeds in three (3) closings totaling 800,000 of the Company's 12% subordinated convertible notes, which are due on December 31, 1999 (the "October 1998 Notes"), and "A" and "B" warrants to purchase shares of Common Stock (the "October 1998 "A" and "B" Warrants") to a limited number of "accredited" investors. The maximum number of shares of Common Stock which may be issued by the Company upon the conversion of the October 1998 Notes (at a base conversion price of $1.25 per share), subject to certain adjustments, the exercise of the October 1998 "A" Warrants (at an exercise price of $.50 per share) and the exercise of the October 1998 "B" Warrants (at an exercise price of $3.00 per share) is up to 640,000 shares, 1,200,000 shares and 1,200,000 shares, respectively. This Prospectus covers the 3,040,000 shares of Common Stock issuable upon the conversion of the October 1998 Notes and the exercise of the October 1998 "A" and "B" Warrants. Based on the number of outstanding shares of Common Stock of the Company as of December 31, 1998, the October 1998 shares represent approximately 7.92% of the outstanding Common Stock of the Company. As of December 31, 1998, none of the October 1998 Notes or the October 1998 "A" or "B" Warrants had been exercised.*

-----------------------------
     * This page will be modified to reflect the number of shares of Common Stock, if any, acquired by investors for the balance of this private placement from time to time as set forth in a Prospectus Supplement.
-----------------------------

     All of the shares to be held upon conversion by the holders of the October 1998 Notes may be offered in that, under their terms, such holders may convert 100% of the principal amount of said notes at any time after the issuance date. The conversion rate of the October 1998 Notes is equal to $1.25 per share and this price was used for purposes of registering the maximum number of shares of Common Stock upon conversion of the October 1998 Notes under this Prospectus. The October 1998 Notes are subordinated to any senior debt incurred by the Company. All of the shares to be held upon exercise by the holders of the October "A" 1998 Warrants may be offered in that, under the terms of the October 1998 "A" Warrants, holders may exercise at any time until December 31, 2003. The exercise price of the October 1998 "A" Warrants is equal to $.50 per share (subject to adjustment) and these prices were used for purposes of registering the maximum number of shares of Common Stock under this Prospectus for exercise of the October 1998 "A" Warrants. All of the shares to be held upon exercise by the holders of the October "B" 1998 Warrants may be offered in that, under the terms of the October 1998 "B" Warrants, holders may exercise at any time until the earlier of (i) five years from the date of exercise of the October 1998 "A" Warrant or (ii) December 31, 2008. The exercise price of the October 1998 "B" Warrants is equal to $3.00 per share (subject to adjustment) and these prices were used for purposes of registering the maximum number of shares of Common Stock under this Prospectus for exercise of the October 1998 "B" Warrants. The October 1998 Notes and the October 1998 "A" and "B" Warrants have certain piggy-back registration rights. The October 1998 "A" and "B" Warrants contain cashless exercise and anti-dilution provisions which include, but are not limited to, anti-dilutive protection against stock or management option issuances below $.50 per share. The Company has the right to call the October 1998 "A" Warrant at any time after the underlying shares are registered if the Common Stock of the Company exceeds a price of $4.50 per share for an average of twenty consecutive trading days. The Company has the right to call the October 1998 "B" Warrants at any time after eighteen months after the holder has exercised its October 1998 "A" Warrant and after the underlying shares are registered if the Common Stock of the Company exceeds a price of $9.00 per share for an average of twenty consecutive trading days. The Company has agreed not to call the "A" and "B" warrants simultaneously. In connection with the sale of the October 1998 Notes and the October 1998 "A" and "B" Warrants, the Company committed to register the October 1998 shares under the Securities Act for resale by, and for the benefit of, such shareholders.

     The Company used $500,000 of the net proceeds to fulfill its obligations under its contract with Sao Tome and the balance was used to fund operating costs relative to the Sao Tome operation and to provide working capital.

Uinta Settlement

     In January 1999, the Company agreed to a settlement with Uinta. Pursuant to such settlement, the maximum number of shares of Common Stock which may be issued by the Company on or about January 18, 1999 (assuming the strike price is the closing price on January 7, 1999 of $ .30 (the "Strike Price")) is 1,144,000. Since the Strike Price is based in part on future average trading prices of the Common Stock, the number of shares which may actually be sold pursuant to this Prospectus could differ significantly. For example, in the event the average closing bid price for the five days prior to January 18, 1999 were less than the assumed Strike Price, such number of shares offered hereby would be higher. This Prospectus covers the up to 1,144,000 total shares of Common Stock issuable, with certainty, upon the completion of the Uinta settlement. Based on the number of outstanding shares of Common Stock of the Company as of December 31, 1998, the Uinta settlement shares represent approximately 2.98% of the outstanding Common Stock of the Company.


     Under the terms of the executed settlement, for the 500,000 shares of restricted stock which were issued at a guarantee price of $2 per share, additional restricted shares will be issued which reflect the difference between $2 and the price on October 16, 1998 and December 30, 1998 (under the formula set forth in the agreement, 861,111 and 1,312,500 shares of restricted stock respectively) and the 500,000 shares of restricted stock which were to be issued in early 1998 will be issued and treated as if issued at the time such deliverance was initially required, which shares bear registration rights and are offered hereby . In addition, the parties will receive additional shares equal to the difference between the value on a date certain in January 1999 and $2 for the second block of 500,000 (assuming the Strike Price, 2,833,333 shares of restricted stock). The Company will reimburse certain filing fees, attorneys fees and will pay for certain office equipment. The Company will receive a quitclaim deed and assignments to perfect the Company's interest in the leases. In addition, (1) Uinta will be issued shares of the Company's Common Stock the amount of which shall be determined by dividing $250,000 by the Strike Price, half of which shares shall be included in this registration and half of which shall be restricted securities (assuming the Strike Price, 416,667 shares of restricted stock and 416,667 shares which bear registration rights and are offered hereby) , (2) in exchange for assignment of a 4% overriding royalty interest, Uinta will receive restricted shares the amount of which shall be determined by dividing $677,000 by the Strike Price (assuming the Strike Price, 2,256,667 shares of restricted stock), (3) a deficiency value equal to $41,200 for the Utah office building will be liquidated by issuance of shares the amount of which shall be equal to $41,200 divided by the Strike Price, (assuming the Strike Price, 137,333 shares of Common Stock, which shares bear registration rights and are offered hereby, (4) Uinta will receive no more than $10,000 to cost its court costs and attorneys fees, and (5) payment of outstanding production service invoices to third parties totally $27,000 shall be paid in the form of shares included in this registration statement, which shares shall be equal to $27,000 divided by the Strike Price (assuming the Strike Price, 90,000 shares which are offered hereby).

Stock Ownership

     The following table sets forth the names of and the number of Shares beneficially owned by each Selling Shareholder as of December 31, 1998. Since the Selling Shareholders may sell all, some or none of their Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or the number or percentage of Shares that each Selling Shareholder will own upon completion of the offering to which this Prospectus relates.

                                                                                                                   Shares and
                                        Shares Owned Before the Offering (1)                                       Percentage
                                       ----------------------------------------                  Shares to be      Owned
Name of                                   Underlying          Underlying       Total             Sold in           After the
Selling Shareholder                         Notes             Warrants         Shares            the Offering      Offering
- -------------------                        -----            --------         ------           ------------       ---------
1997 Investor Private Placement
- -------------------------------

Banque Edouard Constant SA                  320,000           24,000            344,000             344,000                  0.5
11, Cours de Rive
Case Postale 3754
1211 - Geneva
Switzerland

                                       77

Elara Ltd.                                  600,000           45,000            645,000              645,000                0.95
P.O. Box 438
Tropic Isle Building
Wickhams Cay
Road Town, Tortola
British Virgin Islands
c/o Talisman Capital
1601 LaGrande Drive, Suite 100
Little Rock, AR  72211

Keyway Investments Ltd.                     720,000           54,000            774,000              774,000                1.14
19 Mount Havelock
Douglas, Isle of Man
1M1 2QG
British Islands
c/o Midland Walwyn Capital, Inc.
BCE Place
181 Bay Street, Suite 500
Toronto, Ontario  M5J 2V8
Canada

JMG Capital Partners L.P.                   320,000           24,000            344,000               344,000                0.5
c/o JMG Capital Management Inc.
1999 Avenue of the Stars
Suite 1950
Los Angeles, CA  90067

Triton Capital Investments, Ltd.            320,000           24,000            344,000               344,000                0.5
c/o JMG Capital Management Inc.
1999 Avenue of the Stars
Suite 1950
Los Angeles, CA  90067

Porter Partners L.P.                         320,000          24,000            344,000                344,000               0.5
c/o Porter Capital Management Co.
100 Shoreline Highway, Suite 211B
Mill Valley, CA  94941

EDJ Limited                                    80,000          6,000             86,000                 86,000              0.13
c/o Porter Capital Management Co.
100 Shoreline Highway, Suite 211B
Mill Valley, CA  94941

                                       78

Cranshire Capital, L.P.                     240,000           18,000            258,000                 258,000              0.38
3000 Dundee Road
Suite 105
Northbrook, IL  60062

Legion Fund, Ltd.                           120,000            9,000            129,000                 129,000              0.19
c/o Porter Capital Management Co.
100 Shoreline Highway, Suite 211B
Mill Valley, CA  94941

Banque Franck, S.A.                         400,000           30,000            430,000                 430,000              0.63
1, Rue Toepffer
1206 - Geneva
Switzerland

Avalon Research Group, Inc.              --                   25,800             25,800                  25,800              0.04
1900 Glades Road, Suite 201
Boca Raton, FL  33431


Kingsbridge Line of Credit
- --------------------------
Kingsbridge Capital Limited                 12,658,228        100,000           12,758,228             12,758,228            18.72
Main Street                                      (2)
Kilcullen, County Kildare
Republic of Ireland


April 1998 Financing
- --------------------
Robert and Jessica Baron                    16,667             17,500             34,167                    34,167            0.05
4664 Coco Plum Way
Delray Beach, FL 33445

Frank Ferrante                              8,333              8,750             17,083                     17,083            0.03
4 Twilight Place
Fort Monmouth, NJ 07758

Rosemary Friedman Trust                     50,000            52,500             102,500                  102,500             0.15
4420 Bocaire Boulevard
Boca Raton, FL 33487

Diane Hom                                   16,667            17,500              34,167                   34,167             0.05
205 West End Avenue, #22J
New York, NY 10025

                                       79

Stanley Katz                                16,667            17,500              34,167                   34,167             0.05
10 Bonnie Drive
Northport, NY 11768

Howard Talks/Carol Hall, JTWROS             50,000            52,500             102,500                102,500               0.15
249 Tradewind Drive
Palm Beach, FL 33480

Kenneth Tice                                 6,666             7,000              13,666                    13,666            0.02
181 Drake Lane
Ledgewood, NJ 07852

Stephen Warner                              25,000             26,250             51,250                     51,250           0.08
8 Shannon Circle
West Palm Beach, FL 33401

David Warren                                10,000             10,500             20,500                     20,500           0.03
2004 Lake Osbourne Drive, #9
Lake Worth, FL 33461


First June 1998 Financing
- -------------------------
Corporate Builders                          -                 50,000              50,000                     50,000           0.07
777 S. Flagler Drive
Suite 909
West Palm Beach, FL 33401

Legal Computer Technology, Inc.      --                       500,000           500,000                  500,000             0.73
277 Royal Poinciana Way
Suite 155
Palm Beach, FL 33480

Howard Talks                                -                 500,000           500,000                   500,000            0.73
249 Tradewind Drive
Palm Beach, FL 33480


Second June 1998 Financing
- --------------------------
Azriel and Sheila Nagar                  25,000                31,250            56,250                   56,250              0.08
342 Irving Avenue
South Orange, NJ 07079

                                                               80

Edward R. Rohquin                         30,000               37,500            67,500            67,500                    0.10
9906 White Sands Place
Bonita Springs, FL 34135

Joseph and Valerie Spano                 100,000               125,000          225,000           225,000                    0.33
150 Tamiami Trail North
Naples, FL 34102

David B. Thornburgh                      100,000               125,000          225,000           225,000                    0.33
420 W. San Marino Drive
Miami Beach, FL 33139

David B. Thornburgh Family Trust         170,000               212,500          382,500           382,500                    0.56
420 W. San Marino Drive
Miami Beach, FL 33139


Third June 1998 Financing
- -------------------------
Intercontinental Holding Company         17,373                 --               17,373            17,373                    0.03
8351 Roswell Road, #239
Atlanta, GA 30350

Joseph Charles & Associates              43,433               75,000            118,433           118,433                    0.17
Lenox Center
3355 Lenox Road, #750
Atlanta, GA 30326

ProFutures Special
 Equities Fund, L.P.                   2,019,334             155,000            2,174,334         2,174,334                  3.19
1310 Highway 620
Suite 200
Austin, TX 78734

July/August Funding
------------------------------------
Closing No. 1-

Atlantis Capital Fund Ltd.             907,371                -                 907,371          907,371                     1.33
c/o Thomas Kernaghan &                   (3)
         Company Ltd.
365 Bay Street, 10th Floor
Toronto, Ontario
Canada M5H 2V2

                                                               81

Atlas Capital Fund Ltd.                 494,044              -                   494,044          494,044                     0.72
c/o Citco Fund Services                       (3)
    (Cayman Island) Ltd.
Corporate Center
West Bay Road
P.O. Box 31106-SMB
Grand Cayman
Cayman Islands
British West Indies

Oscar Brito                             168,067               -                 168,067          168,067                     0.25
Calle Neveri
Qnta Shanti
Colinas de Tamaneco 1080
Caracas, Venezuela

Correllus International Ltd.            112,045               -                 112,045          112,045                     0.16
c/o Azucena 37
Torreblanca del Sol
296 40 Fuengirola
Malaga, Spain

Sandro Grimaldi                         168,067              -                  168,067          168,067                     0.25
Calle Neveri
Qnta Shanti
Colinas de Tamaneco 1080
Caracas, Venezuela

J.P. Carey                                  -             108,000               108,000          108,000                     0.16
Atlanta Financial Center
East Tower
3343 Peachtree Road
Suite 500
Atlanta, GA 30326


Closing No. 2 -

Holden Holding Ltd.                     255,497               -                 255,497          255,497                     0.37
c/o City Trust                            (3)
3rd Floor, Murdoch House
South Quay
Douglas
Isle of Mann 1M1 5AS

                                                               82

PrimeCap Management Group                   170,940           -                 170,940          170,940                     0.25
         Ltd.
c/o Midland Walwyn
#200
32555 Simon Avenue
Abbotsford
British Columbia
Canada V2T 4Ys

J.P. Carey                                  -                 24,750             24,750            24,750                    0.04
Atlanta Financial Center
East Tower
3343 Peachtree Road
Suite 500
Atlanta, GA 30326


Closing No. 3 -

GPS America Fund Ltd.                       434,170           -                 434,170          434,170                     0.64
c/o Citco Fund Services                       (3)
         (Europe) B.V.
World Trade Center
         Amsterdam
Tower B, 17th Floor
Strawinskylaan 1725
P.O. Box 7241
1007 JE Amsterdam
the Netherlands

Mohammed Khalifa                            596,639           -                 596,639          596,639                     0.88
P.O. Box 3207
Dubai, U.A.E.

J.P. Carey                                  -                 90,900             90,900           90,900                     0.13
Atlanta Financial Center
East Tower
3343 Peachtree Road
Suite 500
Atlanta, GA 30326

                                                               83

September 1998 Funding
-------------------------------------
Talisman Capital Opportunity                750,000           1,500,000         2,250,000        2,250,000                   3.30
    Fund Ltd.
16101 La Grande Drive
Suite 100
Little Rock, AR 72211


October 1998 Funding
-----------------------------------
David Abelove                               80,000             300,000          380,000           380,000                    0.56
7529 Foote Road                                                  (4)
Clinton, NY 13323

Prudential Securities Inc. C/F              240,000           900,000           1,140,000        1,140,000                  1.67
David Thornburgh - IRA                                           (4)
         dated 3/10/98
A/C # AFG-813978
1 New York Plaza
11th Floor
New York, NY 13323
Attn: Retirement Operations

1300 Windlass Corporation                   80,000             300,000          380,000           380,000                   0.56
Unit 1204                                                        (4)
4401 Gulf Shore Boulevard
Naples, FL 34103

David B. Thornburgh Family                 240,000            900,000           1,140,000         1,140,000                 1.67
         Trust                                                    (4)
420 W. San Marino Drive
Miami Beach, FL 33139

Uinta Settlement
----------------------------------
Uinta Oil & Gas Inc.                        478,517            -                478,517          478,517                   0.70
3954 East 200
North East Highway 40
Ballard, UT 84066

Pine Valley Exploration, Inc.              185,650           -                  185,650           185,650                  0.27
19307 West Warren
Detroit, MI 48228
                                                               84

Coconino, S.M.A., Inc.                      247,500           -                 247,500          247,500                    0.36
1567 W. Silver Springs Road
Park City, UT 84098

Joseph H. Lorenzo                           5,000             -                   5,000            5,000                    0.01

Craig Phillips                              82,400             -                82,400            82,400                    0.12
Ballard, UT

Robert Ballou     (5)                       54,933             -                54,933            54,933                    0.08

Stripper Operators Inc                      60,000             -                60,000            60,000                    0.09

Production Service Company                  30,000             -                30,000            30,000                    0.04

         Total                           24,644,208        6,528,700            31,172,908        31,172,908                45.74%

     (1) All Shares are beneficially owned and the sole voting and investment power is held by the persons named.

     (2) The number of shares beneficially owned by Kingsbridge will be modified to reflect the number of such shares acquired by Kingsbridge, if any, from time to time as set forth in a Prospectus Supplement. Although the shares associated with the put option exercise will not be issued until such time as a put option exercise notice is given, pursuant to the terms of the Registration Rights Agreement, the Company is required to register all of the shares of Common Stock subject to the put option, as well as those into which the Kingsbridge Warrant is exercisable.

     (3) The Investor made partial conversion of its July Note in October 1998.

     (4) Half of which warrants are "A" and half of which warrants are "B".

     (5) Robert Ballou is now employed as a geologist with the Company, but was not affiliated at the time the original transaction was concluded.

     The Company has agreed to indemnify the Selling Shareholders and the Selling Shareholders have agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act.

     None of the Selling Shareholders has had any position, office or other material relationship with the Company or any of its affiliates within the past three years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's predecessor, Environmental Remediation Funding Corporation ("ERFC"), was incorporated under the laws of the State of Delaware in September 1995. In August 1996, the stockholders of ERFC exchanged all of their shares of ERFC for 2,433,950 authorized and unissued shares of common stock, representing 87.2% of such then outstanding shares, of Regional Air Group Corporation ("RAIR"), a Colorado corporation. RAIR was a publicly-owned corporation which had ceased operations and as a result had only nominal assets and liabilities. ERFC was then merged into RAIR. Following the acquisition of control, the stockholders of RAIR approved the change in the Company's name to Environmental Remediation Holding Corporation.

     In April 1997, the Company acquired all of the outstanding capital stock of BAPCO, a privately-held company controlled by Sam L. Bass, Jr., who was then the Company's Chairman of the Board, President and Chief Executive Officer. Through this acquisition, the Company acquired, among other assets, ownership of all rights to the BAPCO Tool and assignment of the Chevron master service agreement. The Company issued 4,000,000 shares of Common Stock to Mr. Bass in exchange for the outstanding capital stock of BAPCO. In addition, the Company issued 3,000,000 shares of Common Stock to BEW, a company controlled by Mr. Bass, in connection with the assignment of the Chevron master service agreement. See "Business - Environmental Remediation Services." Mr. Bass transferred 12,500 of his shares to his son, Alfred L. Cotten, currently a Director of the Company.

     In June 1997, the Company issued 150,000 shares of its Common Stock to two independent consultants (75,000 each) in exchange for services valued at $28,125. One of the consultants, Robert McKnight subsequently became employed by BAPCO and now serves as the Acting Chief Financial Officer and a Director of the Company.

     In July 1997, the Company issued 1,500,000 shares of its Common Stock, 500,000 each, to James R. Callender, Sr., Noreen G. Wilson and William Beaton.

     In September 1998, the Company, under a mistaken interpretation of a contingent obligation of the Company to issue shares in connection with the efforts to close the Sao Tome contract, authorized the issuance and in October 1998 issued 2,000,000 shares to each of Sam L. Bass, Jr., James R. Callender, Sr., Noreen Wilson and James A. Griffin. When it was discovered that such shares were issued in error, by vote of the Board of Directors, on December 18, 1998, such issuance was rescinded. Mr. Bass, Mr. Callender and Mr. Griffin have agreed to tender their shares immediately to the transfer agent for cancellation. The transfer agent has been notified to place a stop upon the shares of Ms. Wilson in the event her shares are not tendered in a timely fashion. On the same date, the Company issued 425,000 shares to Robert McKnight and 100,000 to Kenneth M. Waters in connection with their serving on the Board of Directors. Such shares are not subject to the rescission. Mr. Waters has tendered his shares back to the Company for cancellation because of personal tax considerations.

     From time to time, Noreen G. Wilson and James A. Griffin, while executive officers and directors of the Company, have advanced funds to the Company in the total amount of $1,469,559 through September 30, 1998, pursuant to 8.5% demand promissory notes, of which $738,231 was repaid through September 30, 1998, and $731,328 remains outstanding at September 30, 1998. Such notes are convertible into Common Stock at a conversion rate equal to 1/2 the market price per share of Common Stock at the time of the advance.
                          DESCRIPTION OF CAPITAL STOCK

General

     The authorized capital stock of the Company consists of 950,000,000 shares of Common Stock, par value $.0001 per share ("Common Shares"), of which 26,749,900 shares were outstanding on September 30, 1998, 1997, and 10,000,000 shares of Preferred Stock, Series B, par value $.001 per share ("Preferred Shares"), issuable in series, none of which are outstanding. As of December 31, 1998, 39,613,436 shares were outstanding. Of such shares, 1,210,686 relates to this Registration Statement, 8,100,000 have been rescinded and 2,000,000 have not been delivered and are in dispute.

Common Shares

     Holders of the Common Shares are entitled to one vote for each share held of record by them. The Common Shares have no redemption, preemptive or sinking fund rights. Holders of the Common Shares are entitled to dividends as and when declared by the Board of Directors from funds legally available therefor and, upon liquidation, dissolution or winding-up of the Company, to participate ratably in all assets remaining after payment of all liabilities. The Common Shares are not redeemable and do not have any conversion rights or preemptive rights. All Common Shares issued and outstanding are, and those offered hereby when issued will be fully paid and non-assessable. See "Dividend Policy."

Preferred Shares

     The Company's Certificate of Incorporation provides that the Board of Directors of the Company has the authority, without further action by the holders of the outstanding Common Shares, to issue up to 10,000,000 Preferred Shares from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The Company does not have any Preferred Shares outstanding and has no present intention to issue any Preferred Shares.

Reports

     The Company intends to furnish to its shareholders annual reports containing audited financial statements and make available quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information. In addition, the Company is required to file periodic reports on Forms 8-K, 10-Q and 10-K with the U.S. Securities and Exchange Commission and make such reports available to its shareholders.

Limitation of Directors' Liability; Indemnification

     The Company's Certificate of Incorporation limits the liability to the Company of individual directors for certain breaches of their fiduciary duty to the Company. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show a breach of an individual director's duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase.

     The Company's Certificate of Incorporation also provides that each director or officer of the Company serving as director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by law, against all expense, liability and loss (including attorneys fees, judgments, fines, Employee Retirement Income Security Act, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Listing on OTC Bulletin Board

     The Common Shares are listed on the OTC Bulletin Board under the symbol "ERHC."

Transfer Agent

     The transfer agent for the Common Shares is Corporate Stock Transfer, Inc. of Denver, Colorado.

                              PLAN OF DISTRIBUTION

     The  sale  or  distribution  of the  Shares  may be  effected  directly  to purchasers  by the Selling  Shareholders  as  principals  or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market or (iii)
     through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Shareholders or by agreement between one or more Selling Shareholders and underwriters, brokers, dealers or agents, or purchasers. If the Selling Shareholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing: (a) the name of any such broker-dealers; (b) the number of Shares involved; (c) the price at which such Shares are to be sold;
(d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.

     Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the sale is made in compliance with such exemption.

     The Company will pay all of the expenses, estimated to be approximately $540,000, incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Shareholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Shareholders.

     Each Selling Shareholder will, if applicable, comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, in connection with any distribution by such Selling Shareholder of the Shares offered hereby.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Mintmire & Associates, Palm Beach, Florida.

                                    EXPERTS

     The consolidated balance sheets as of September 30, 1997 and 1998, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1998, have been included herein in reliance on the report of Durland & Company, CPAs, P.A. independent public accountants, given on the authority of that firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the following regional offices of the SEC: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company.

     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-1, as amended, of which this Prospectus forms a part, and the exhibits thereto which the Company has filed with the SEC under the Securities Act, to which reference is hereby made for further information concerning the Company and the shares of Common Stock.

Changes in and disagreements with Accountants

None

Qualitative and Quantitative Disclosures about Market Risk

None

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page


Independent Auditors' Report   ..............................................F-2

Consolidated Balance Sheets   ...............................................F-3

Consolidated Statements of Operations  ......................................F-4

Consolidated Statements of Stockholders' Equity  ............................F-5

Consolidated Statements of Cash Flows   .....................................F-6

Notes to Consolidated Financial Statements  .................................F-7

Supplementary information ..................................................F-16
                                      F-1

                       REPORT OF INDEPENDENT AUDITORS



TO:  The Board of Directors and Stockholders
     Environmental Remediation Holding Corporation



     We have audited the accompanying consolidated balance sheets of Environmental Remediation Holding Corporation and subsidiary, (the "Company") as of September 30, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Environmental Remediation Holding Corporation and subsidiary as of September 30, 1997 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial  statements,  the  Company  has  experienced  operating  losses  since inception. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                   Durland & Company, CPAs, P.A.

Palm Beach, Florida
January 21, 1999

                ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                           Consolidated Balance Sheets

                                                                         September 30,
                                                             ---------------------------------
                                                                     1997                 1998
                                                              ---------------   --------------
                        ASSETS
CURRENT ASSETS
  Cash                                                       $       327,743      $     36,359
  Restricted cash                                                          0            18,826
  Accounts receivable                                                      0           193,736
  Prepaid expenses and other current assets                          215,708           256,059
                                                              ---------------   ---------------
    Total current assets                                             543,451            504,980
                                                              --------------    ---------------
PROPERTY AND EQUIPMENT
   Oil and gas properties                                            515,625          1,240,175
   Equipment                                                       4,220,000          6,435,113
   Deposit on purchase of equipment                                  136,560                  0
                                                              ---------------     -------------
Total property and equipment before depreciation and depletion     4,872,185          7,675,288
   Less: accumulated depreciation and depletion                     (521,000)        (1,020,626)
                                                              ----------------    --------------
     Net  property and equipment                                   5,393,185          6,654,662
                                                                 -------------    --------------
OTHER ASSETS
   Master service agreement                                              300                300
   Investment in STPetro, S.A.                                             0             49,000
   Due from STPetro, S.A.                                                  0            452,276
   DRSTP concession fee                                                    0          4,000,000
   Deferred offering costs                                                 0             30,000
                                                              -----------------     ------------
    Total other assets                                                   300          4,531,576
                                                              -----------------     ------------
Total Assets                                                  $    5,936,936      $  11,691,218
                                                              ===============      ============
             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
   Stockholder loans payable                                  $      465,094       $    731,328
   Note payable - bank                                               175,000                  0
   Current portion of long-term debt                                       0            308,636
   Suspended revenue                                                       0            141,409
   Accounts payable and accrued liabilities :
       Accounts payable                                              111,054          1,365,764
       Accrued officer salaries                                      960,000          1,673,985
       Accrued interest                                               37,228          1,116,196
                                                               --------------     --------------
    Total current liabilities                                      1,748,376          5,337,318
                                                               -------------      --------------
LONG TERM LIABILITIES
   Long term loans                                                         0             41,631
   Convertible debt, net                                                   0          7,543,178
                                                               ---------------     -------------
    Total long term liabilities                                            0          7,584,809
                                                              -----------------     ------------
Total Liabilities                                                  1,748,376         12,922,127
                                                              ------------------    ------------

Common stock issued under a repurchase agreement;
issued and outstanding 1,000,000 and 750,000 shares                2,000,000           1,500,000
                                                              -----------------    ----------------
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.0001  par value; authorized
10,000,000 shares; none issued and outstanding                             0                   0
Common stock, $0.0001 par value; authorized 950,000,000 shares;
issued and outstanding  21,989,526 and 25,999,900                      2,199               2,600
Additional paid-in capital in excess of par                       19,952,865          25,020,717
Additional paid-in capital - warrants                                      0             207,502
Deficit                                                          (17,645,204)         29,224,228)
Stock subscriptions receivable                                      (913,300)                  0
Beneficial conversion feature                                              0           1,387,500
Deferred compensation, net                                          (250,000)           (125,000)
                                                                ---------------   ----------------
Total Stockholders' Equity (Deficit)                               1,146,560          (2,730,909)
                                                                ---------------  -----------------
Total Liabilities and Stockholders'Equity Deficit)            $    4,894,936     $    11,691,218
                                                                ==============      ===============

    The accompanying notes are an integral part of the financial statements

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                      Consolidated Statements of Operations

                                                 Year ended September 30,
                                      ------------------------------------------
                                            1996            1997           1998
                                      ---------------   ----------  ------------
REVENUE
Environmental remediation services      $       0      $  108,944     $  65,404
Crude oil                                       0               0             0
Other income                                60,477          7,331        33,874
                                      ---------------  ------------- -----------

  Total revenue                             60,477        116,275        99,278
                                       --------------- -----------  ------------
COSTS AND EXPENSES
Compensation :
     Officers                              147,326      1,185,000     1,793,000
     Directors                                   0      3,492,981       446,250
Consulting fees                            337,956      8,883,356       920,723
Geological data and reports                      0      2,008,848         8,000
General and administrative expense          55,943      1,145,355     5,533,916
Depreciation and depletion                 248,000        273,000       499,626
Interest expense                                 0         40,787     2,480,191
                                    --------------   -------------   -----------

  Total costs and expenses                 789,225     17,029,327    11,681,706
                                   ---------------   ------------- -------------

Net loss                           $     (728,748)  $(16,913,052)  $(11,582,428)
                                   ===============  =============  =============

Weighted average number
of shares outstanding                    2,469,511     10,500,293    24,970,815
                                   ===============   =============  ============
Net loss per share - basic          $       (0.30)   $      (1.61)  $     (0.46)
                                    ===============   =============  ===========


    The accompanying notes are an integral part of the financial statements

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
       Consolidated Statement of Changes in Stockholders' Equity (Deficit)
                  Years ended September 30, 1996, 1997 and 1998

                                 Common Stock                              Beneficial                                        Total
                                                                   APIC    Conv.     Stk.Subs.  Defr'd       Accum.      S/H Equity
                                                     APIC        Warrants  Feature   Receivable Comp.        Deficit      (Deficit)
                               -------------------  -----------  --------- --------- ---------- --------   -----------   ----------
                               Number
                               of Shares    Amount
                               ---------- --------- ----------   --------- --------- --------- ---------   -----------   ----------
BALANCE, September 30, 1995     1,639,450 $   164      499,924          0          0         0 (500,000)       (3,404)       (3,316)
Common stock issued for :
10/95 - equipment                 744,000      74    3,719,926          0          0         0        0             0     3,720,000
1st quarter - cash                 20,000       2       49,998          0          0         0        0             0        50,000
08/96 - reverse merger            356,317      36     (243,366)         0          0         0        0             0      (243,330)
08/96 - S-8 services               73,277       7       73,270          0          0         0        0             0        73,277
4th quarter - cash and services   406,330      41      529,846          0          0         0        0             0       529,887
09/96 - deferred comp. amort.           -       0            0          0          0         0   72,500             0        72,500
  Net loss                              -       0            0          0          0         0        0      (728,748)     (728,748)
                              ------------ ------- ------------ ---------- ----------- ------- ----------   ---------- -------------
BALANCE, September 30, 1996     3,239,374     324    4,629,598          0          0         0 (427,500)     (732,152)    3,470,270
Common stock issued for :
03/97 - oil wells/leases          500,000      50      515,575          0          0         0        0             0       515,625
2nd quarter - services          1,900,000     190    1,474,810          0          0         0        0             0     1,475,000
04/97 - Chevron contract        3,000,000     300            0          0          0         0        0             0           300
04/97 - contributed to corp      (100,000)    (10)     (99,990)         0          0         0        0             0      (100,000)
04/97 - BAPCO acquisition       4,000,000     400      499,600          0          0         0        0             0       500,000
3rd quarter - services          2,992,981     299    1,933,307          0          0         0        0             0     1,933,606
09/97 - cash stk subs rec'v     1,201,171     120    1,282,460          0          0  (913,300)       0             0       369,280
4th quarter - services          4,235,000     423    9,022,608          0          0         0        0             0     9,023,031
4th quarter - cash              1,021,000     103      694,897          0          0         0        0             0       695,000
09/97 - deferred comp. amort.           -       0            0          0          0         0  177,500             0       177,500
  Net loss                              -       0            0          0          0         0        0   (16,913,052)  (16,913,052)
                             ------------ ------- ------------ ---------- ----------- -------- ---------- ------------ -------------
BALANCE, September 30,  1997   21,989,526   2,199   19,952,865          0          0  (913,300)(250,000)   17,645,204)    1,146,560
Common stock issued for :
10/97 - stock subs rec'd                -       0            0          0          0   913,300        0             0       913,300
10/97 - Uinta acquisition       1,000,000     100    1,999,900          0          0         0        0             0     2,000,000
10/97 - Nueces acquisition         50,000       5      148,745          0          0         0        0             0       148,750
11/97 - bene conv feat create           -       0            0          0  1,075,000         0        0             0     1,075,000
1st quarter - services            355,000      36      921,964          0          0         0        0             0       922,000
1st quarter  - cash               177,008      18      167,676          0          0         0        0             0       167,694
01/98 - building equity            24,000       2       69,998          0          0         0        0             0        70,000
2nd quarter - services             23,200       2       28,494          0          0         0        0             0        28,496
2nd quarter - cash                666,664      67      438,432          0          0         0        0             0       438,499
06/98 - bene conv feat create          -        0            0          0    312,500         0        0             0       312,500
3rd quarter  - services           162,420      16      102,868          0          0         0        0             0       102,884
3rd quarter - cash                234,200      23      135,577    200,000          0         0        0             0       135,600
09/98 - accounts payable          491,646      49      337,958          0          0         0        0             0       338,007
09/98 - option fee and penalty    229,536      30      219,193          0          0         0        0             0       219,223
4th quarter - services            479,700      48      473,552          0          0         0        0             0       473,600
4th quarter - cash                 47,000       5       23,495      7,502          0         0        0             0        23,500
09/98 - deferred comp. amort            -       0            0          0          0         0  125,000             0       125,000

    Net loss                            -       0            0          0          0         0        0   (11,343,788)  (11,343,788)
                             ------------ ------- ------------ ---------- ----------- -------- ---------  ------------ -------------
BALANCE September 30, 1998     25,999,900 $ 2,600   25,020,717    207,502   1,387,500        0 (125,000)  (28,988,992)   (2,495,673)
                             ============ ======= ============ ========== =========== ======== =========  ============ =============
Common stock issued under a repurchase agreement:
BALANCE, September 30, 1996             0 $    0             0          0           0        0        0             0             0
7/97 - DRSTP info               1,000,000    100     1,999,900          0           0        0        0             0     2,000,000
                             ------------ ------- ------------ ---------- ----------- --------  --------   ----------   ------------
BALANCE, September 30, 1997     1,000,000    100     1,999,900          0           0        0        0             0     2,000,000
12/97 - cash repurchase          (250,000)     0      (500,000)         0           0        0        0             0      (500,000)
                             ------------ ------- ------------ ---------- ----------- -------- --------    ----------   ------------
BALANCE, September 30, 1998       750,000 $  100     1,499,900          0           0        0        0             0     1,500,000
                              ============ ======= ============ ========== =========== ======= ========    ==========   ============

     The accompanying notes are an integral part of the financial statements

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                      Consolidated Statements of Cash Flows

                                                                                            Years ended September 30,
                                                                                ----------------------------------------------------
                                                                                   1996               1997                1998
                                                                                --------------   -----------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                        $  (728,748)     $  (16,913,052)    $   (11,579,024)
Adjustments to reconcile net loss to net cash used by operating activities:
    Amortization of deferred compensation                                            72,500             177,500             125,000
    Amortization of bene. conv. feat. and conv. debt expenses                             0                   0           1,518,243
    Stock issued for services rendered                                              385,000          12,292,829           1,526,980
    Stock issued for DRSTP geological data                                                0           2,000,000                   0
    Depreciation and depletion                                                      248,000             273,000             499,626
    Other                                                                           (60,477)             (6,730)                  0
Changes in operating assets and liabilities:
   (Increase) decrease in accounts receivable                                             0                   0            (193,736)
   (Increase) decrease in prepaid expenses and other current assets                       0            (215,708)            (40,351)
   (Increase) decrease in due from STPetro, S.A.                                          0                   0            (452,276)
   Increase (decrease) in suspended revenue                                               0                   0             141,409
   Increase (decrease) in accounts payable                                                0             111,054           1,811,940
   Increase (decrease) in accrued salaries                                                0             960,000             713,985
   Increase (decrease) in accrued interest expense and penalties                          0              37,228           1,078,968
                                                                                -------------   -----------------   ----------------
Net cash provided by (used by) operating activities                                 (83,725)         (1,283,879)        ( 4,849,236)
                                                                                -------------   -----------------   ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
DRSTP concession fee payment                                                              0                   0          (4,000,000)
Investment in STPetro, S.A.                                                               0                   0             (49,000)
Acquisition of property and equipment                                                (5,000)           (131,560)           (526,306)
                                                                                -------------   -----------------   ----------------
Net cash provided by (used by) investing activities                                  (5,000)           (131,560)         (4,575,306)
                                                                                -------------    -----------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of bank borrowing                                                                0             175,000                   0
Payment of loans                                                                          0                   0            (182,780)
Net proceeds from sale of convertible debt                                                0                   0           7,719,937
Proceeds from loans payable to  stockholders                                         22,730             760,481           1,059,194
Payments on stockholder loans payable                                               (16,000)           (295,287)           (792,960)
Common stock and warrants sold for cash                                              81,995           1,102,988             865,293
Payments of deferred offering costs                                                       0                   0             (30,000)
Repurchase of common stock                                                                0                   0            (500,000)
Proceeds from stock subscription receivable                                               0                   0             913,300
                                                                                ------------   -----------------   ----------------
Net cash provided by (used by) financing activities                                    88,725           1,743,182          9,051,984
                                                                                -------------   -----------------   ----------------
Net increase (decrease) in cash                                                             0             327,743          (272,558)
CASH, beginning of period                                                                   0                   0           327,743
                                                                                -------------   -----------------   ----------------
CASH, end of period                                                             $           0     $       327,743    $       55,185
                                                                                =============   =================   ================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest                                          $           0     $         3,559    $       30,819
                                                                                =============   =================   ================
Non cash financing and investing activities:
Stock issued to acquire :
  Environmental remediation equipment                                           $   3,720,000     $             0    $            0
                                                                                =============   =================    ===============
  BAPCO equipment                                                               $          0      $       500,000    $            0
                                                                                =============   =================   ================
  Oil and gas properties and equipment                                          $          0      $       515,625    $    2,148,750
                                                                                =============   =================   ================
  Master service agreement                                                      $          0      $           300    $            0
                                                                                =============   =================   ================
  Accounts payable settlement                                                   $          0      $            0     $      338,007
                                                                                =============   =================   ================
  Equity in building                                                            $          0      $            0     $       70,000
                                                                                =============   =================   ================
  Option fee and penalty settlement                                             $          0      $             0    $      219,223
                                                                                =============   =================   ================
Convertible debt and warrants issued for services                               $          0      $            0     $       51,252
                                                                                =============   =================   ================
Mortgage payable assumed                                                        $          0      $            0     $       28,782
                                                                                =============   =================   ================
Capital lease - telephone equipment                                             $           0     $            0     $        3,393
                                                                                ==============   ================    ===============
Bank loan - truck                                                               $           0     $            0     $       25,872
                                                                                 ============     ===============   ================

     The accompanying notes are an integral part of the financial statements

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements
                        September 30, 1995, 1996 and 1997

(1) Summary of Significant Accounting Policies
     The Company. Environmental Remediation Holding Corporation, (ERHC), was incorporated on May 12, 1986 in Colorado as Valley View Ventures, Inc., (VVV). Its name was changed to Regional Air Group Corporation, (RAGC), on September 20, 1988, and then to Environmental Remediation Holding Corporation on August 29, 1996. VVV was created in 1986 as a blind pool to seek a merger opportunity with a viable operating company. In 1988 the company acquired, via a reverse merger, Mid-Continent Airlines which was a regional "feeder" airline operating as Braniff Express. On September 28, 1989, Braniff Airlines filed Chapter 11 Bankruptcy. This event proved to be catastrophic to the then operating business of the Company. RAGC liquidated its assets and liabilities shortly thereafter and remained dormant until its reverse merger with Environmental Remediation Funding Corporation on August 19, 1996.

   Nature of operations.
     ERHC operates in the environmental remediation industry and the oil and natural gas production industry from its corporate headquarters in Oyster Bay, New York, and its operating offices in Lafayette, Louisiana.

   Use of estimates
     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the years then ended. Actual results could differ significantly from those estimates.

   Principles of consolidation
     The consolidated financial statements include the accounts of SSI and BAPCO, its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in the consolidation.

   Cash equivalents
     The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

   Concentration of risks
     The  Company   primarily   transacts   its  business   with  one  financial
institution. The amount of deposit in that one institution exceeds the $100,000 federally insured limit at September 30, 1997 and 1998.

   Accounts receivable
     No allowance for uncollectible accounts has been provided. Management has evaluated the accounts and believes they are all collectible.

   Deferred offerings costs
     Deferred offering costs represent capitalized payments made in connection with the Company's proposed public offering. These costs are charged to additional paid-in-capital as the cash proceeds for the offerings are received. In the event the monies are not raised, these costs will be charged to operations.

   Compensation for services rendered for stock
     The Company issued shares of common stock in lieu of services rendered. The costs of the services are valued according to the terms of relative agreements, market value on the date of obligation, or based on the requirements of Form S-8, if applicable. The cost of the services has been charged to operations.

    Net loss per share
     Net loss per common share - basic is computed by dividing the net loss by the number of shares of common stock outstanding during the period. Net loss per share - diluted is not presented because the inclusion of common share equivalents would be anti-dilutive.

     DRSTP geological data
     In July 1997, the Company acquired substantial geologic data and other information from an independent source in exchange for one million shares of the Company's common stock. This data was valued at $2,000,000 based on the

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements

(2) Significant Acquisitions
     agreement with the seller that the Company would repurchase these shares for $2,000,000 at a rate of 25% per quarter should the seller so choose. The Company expensed this acquisition cost immediately. The Company acquired 100% of the issued and outstanding common stock of Environmental Remediation Funding Corp., (ERFC), a Delaware corporation, effective on August 19, 1996, in a reverse triangular merger, which has been accounted for as a reorganization of ERFC. At the same time, the Company changed its name from RAGC. Prior to the merger, ERFC had acquired certain environmental remediation equipment in exchange for common stock. ERFC then employed the seller of this equipment as an outside consultant in exchange for common stock. Subsequently, ERFC was unable to enter into the environmental remediation contracts it had hoped to and asked the consultant to become the Chairman, President and CEO of ERFC.

     At the time of the acquisition of ERFC by RAGC, ERFC owned 100% of Site Services, Inc., (SSI). ERFC had acquired SSI from Bass Environmental Services Worldwide, Inc., (BESW), a company controlled by the Chairman, President and CEO of ERFC. SSI had always been an inactive company, except for certain environmental remediation licences which it continues to hold.

     On April 9, 1997, the Company acquired 100% of the issued and outstanding common stock of Bass American Petroleum Company, (BAPCO), which was accounted for as a purchase. BAPCO had been an inactive company for several years previously, however BAPCO owned a variety of oil well production enhancing equipment, which is proprietary to, but not patented by BAPCO. The transaction was in essence an asset acquisition. At the time of the acquisition, BAPCO was 100% owned by the Chairman, President and CEO of ERHC. The Company has begun using BAPCO as the operator of the various oil and natural gas leases it has acquired.

(3) Going Concern
     The Company's current liabilities exceed its current assets by $4,832,338. The Company has incurred net losses of $728,248, $16,913,052 and $11,582,428 in 1996, 1997 and 1998 respectively. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. The Company is in ongoing negotiations to raise general operating funds and funds for specific projects. However, there is no assurance that such financing will be obtained. The Company is in preliminary discussions with several parties regarding the potential sale of some to all of its US based crude oil production fields. In prior years, the Company was able to raise funds in a timely manner, there is no evidence that they will continue to do so in the future.

(4) Restricted Cash
     A total  balance  of $18,826  in  restricted  cash,  which is  invested  in
interest-bearing   certificates   of  deposit,   pledged  as  collateral  for  a
performance bond covering the Utah properties.

(5) Property, Equipment, Depreciation and Depletion
     Property and equipment are valued at cost. Maintenance and repair costs are charged to expense as incurred. When items of property or equipment are sold or retired, the related costs are removed from the accounts and any gains or losses are reflected as income.

     Depreciation is computed on the straight-line method for financial reporting purposes, based on the estimated useful lives of the assets. Autos and trucks are depreciated over a three to five year life, field equipment over a five to fifteen year life, office furniture over a three to five year life, and the building over a thirty year life. Depreciation expense totaled , $0, $40,787, and $495,083 for the years ended September 30, 1996, 1997 and 1998, respectively.

     At September 30, 1996, the Company had no oil and gas reserves. In March 1997, the Company acquired an undivided 7/8 net revenue with a 100% working interest in a 100 well lease located in the Gunsite Sand Lease in Ector, Texas, in exchange for 300,000 shares of the Company's common stock. The Company valued this transaction at the closing price of stock given up, $1.03125 per share, or a total of $309,375. The Company received an independent evaluation of this field which reflected reserves. In March 1997, the Company acquired an undivided 7/8 interest in a 100 well lease located in the Woodbine Sand Lease Block in Henderson County, Texas, in exchange for 200,000 shares of the Company's common stock. The Company valued this transaction at the closing price of the stock given up, $1.03125 per share, or a total of $206,250. The Company received an independent evaluation of this field which reflected reserves.Both acquisitions also included all existing equipment on site. The Company has not recorded the fair market value of the equipment in place, as all of such equipment has minimal scrap value, which is the only valuation method available due to the non-operational status of the wells at acquisition. The Company spent approximately $460,000 for the year ended

                 ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements

     (5) Property, Equipment, Depreciation and Depletion (continued) September 30, 1998 on well equipment repairs and well rework, all on the Gunsite lease. The Company will capitalize and depreciate repairs which are believed to extend the useful life of such existing equipment beyond one year, as well as the cost of replacement equipment.

     On September 29, 1997, the Company entered into an agreement to acquire 22 wells on 7 oil, gas and mineral leases located in Uintah and Duchesne Counties, Utah, from three joint owners. The purchase agreement was closed on October 8, 1997, at which time the Company received the lease assignment. The terms of the acquisition are for the Company to pay $250,000 in cash and issue 250,000 shares of the Company's common stock at each of the following four dates : closing, December 30, 1997, March 30, 1998 and June 30, 1998. The Company also was required to guarantee that the bid price on the date the rule 144 restrictions lapse will be no less than $2.00 per share or the Company is required to either issue additional shares or pay the difference in cash, at the Company's option. The Company also granted the sellers a 4% gross production receipts royalty to a maximum of $677,000. The Company is currently evaluating the existing reserve reports for its use. The total valuation of this transaction is $2,250,000 and is applied as $375,800 of oil and gas reserves and $1,874,200 of equipment.

     In October 1997, the Company entered into an agreement to acquire a 3/8 undivided interest in a natural gas well that had been plugged and abandoned approximately 10 years ago. This agreement requires the Company to pay the seller $200,000 and issue 50,000 shares of the Company's common stock, as well as to pay the Company's proportionate share of the costs to reenter this well. The Company is also required to carry the seller's 1/8 proportionate share of the reentry costs, estimated between $250,000 and $500,000, until the well is producing. The seller also owns an undivided 50% interest in the oil and gas lease on the 49,019 acres of land contiguous to the initial well. The agreement allows the Company to acquire a 3/8 undivided interest in this lease by paying to the seller approximately $343,000 each April for 4 years. The Company received the initial lease assignment on December 1, 1997. The Company is currently evaluating the existing reserve reports and underlying data of these leases and has contracted another independent appraiser to complete new reserve reports for its use.

     Depletion (including provisions for future abandonment and restoration costs) of all capitalized costs of proved oil and gas producing properties is expensed using the unit-of-production method by individual fields as the proven developed reserves are produced. Depletion expense was $0, $0 and $4,354 for the years ended September 30, 1996, 1997 and 1998, respectively.

     At September 30, major classes of property and equipment consisted of the following :
                                             1997                 1998
                                       -------------------- --------------------
Oil and gas properties                $            515,625 $          1,240,175
Land                                                     0                2,500
Building                                                 0               96,282
Field equipment                                  4,220,000            6,229,859
Office furniture and equipment                           0               67,800
Vehicles                                                 0               38,672
Deposit on purchase of equipment                   136,560                    0
                                      -------------------- --------------------
Total                                            4,872,185            7,675,288
Less: accumulated depreciation                    (521,000)          (1,020,626)
                                      -------------------- --------------------
Net property and equipment            $          4,351,185 $          6,654,662
                                      ==================== ====================

     (6) Master Service Agreement
     In September 1996 Bass Environmental Services Worldwide, Inc., (BESW), entered into a master service agreement with Chevron to plug and abandon oil wells located in the Gulf of Mexico off the coast of Louisiana. In April 1997, BESW assigned this contract to the Company in exchange for 3,000,000 shares of the Company's common stock.Chevron has reissued the contract in the Company's name. At the time of the acquisition, BESW was controlled by the CEO of ERHC. The Company valued this acquisition on the basis of the par value of the Company's common stock given up, or $300, because no historical cost basis could be individually determined and the contract has minimal value until the Company has built or purchased the equipment to commercialize the contract. The Company hopes to begin commercializing the agreement in fiscal 1999.

(7) Notes payable
     The Company issued two notes payable to stockholders who are also officers and directors in exchange for cash amounting to $1,842,405. These notes carry no stated maturity date and an 8.5% rate of interest. The Company has repaid $1,104,247

                 ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements
(7) Notes payable, (continued) on these notes, including interest and principal on one. The remaining note is convertible into restricted stock at 50% of the average bid price for the month in which the loan was made. The conversion is at the option of the noteholder. Accrued interest on these notes is $0, $21,273 and $35,300 for the period since inception ended September 30, 1995 and for the years ended September 30, 1996, 1997 and 1998 respectively.

     In January 1997, the Company issued a note payable to a bank in exchange for $175,000 cash. This note carried a maturity date of March 15, 1997 and a 9.6875% interest rate. The default interest rate was 13.6875%. The Company and the bank had originally expected to roll this note over into a long-term credit facility. The Company chose not to accept the long-term facility due to the terms offered. The Company repaid this loan in full plus accrued interest in December 1997.

     In November 1997, the Company issued 5.5% convertible senior subordinated secured notes due 2002 in exchange for $4,300,000 in cash. These notes are convertible into shares of the Company's common stock at a conversion price no less than $1.25 per share. If all of the notes are converted at the lowest possible price, the Company would be required to issue 3,440,000 shares of common stock. These notes also carried warrants for an additional 283,800 shares of common stock a with an exercise price of $3.17 per share, or total additional proceeds to the Company of $899,636 in cash in the event all of the warrants are exercised. The notes are secured by the Company's non - MIII oil reserves in Utah. As the notes are potentially convertible at a price below market, the Company recorded a beneficial conversion feature discount of $1,075,000 in accordance with FASB EITF Topic D-60. The discount is amortized over the period from inception of the notes to the convertibility dates, 60, 90 and 120 days in this case. The amount of amortization for the year ended September 30, 1998 was $1,075,000.

     In April 1998, the Company issued 12% convertible subordinated unsecured notes due January 1999 in exchange for $300,000 is cash. These notes are convertible into shares of the Company's common stock at a conversion price of $1.50 per share. If all of these notes are converted, the Company will be required to issue 200,000 shares of common stock. These notes also carried warrants for an additional 210,000 shares of common stock with an exercise price of $1.25 per share, or total additional proceeds to the Company of $262,500 in cash in the event all of the warrants are exercised. In June 1998, the Company issued 12% convertible subordinated unsecured notes due December 1999 in exchange for $425,000 cash. These notes are convertible into shares of the Company's common stock at a conversion price of $1.00 per share. If all of these notes are converted, the Company will be required to issue 425,000 shares of common stock. These notes also carried warrants for an additional 531,250 shares of common stock with an exercise price of $0.50 per share for the first two years, and $0.85 per share thereafter or total additional proceeds to the Company of $265,625 or $451,563 in cash in the event all of the warrants are exercised.

     In June 1998, the Company issued 5.5% convertible subordinated unsecured notes due June 2000 in exchange for $1,250,000 cash and $43,750 of broker fees. These notes are convertible into shares of the Company's common stock at a conversion price to be determined by a stated formula. If all of these notes are converted using the conversion price of the issuance date ($0.69517), the Company will be required to issue 1,798,124 shares of common stock. These notes also carried warrants for an additional 230,000 shares of common stock with an exercise price of $0.8634 per share, or total additional proceeds to the Company of $198,582 in cash in the event all of the warrants are exercised. As the notes are potentially convertible at a price below market, the Company recorded a beneficial conversion feature discount of $312,500 in accordance with FASB EITF Topic D-60. The discount is amortized over the period from inception of the notes to the convertibility dates, 60, 90 and 120 days in this case. The amount of amortization for the year ended September 30, 1998 was $289,063.

     In July 1998, the Company issued 8.0% convertible subordinated unsecured notes due July 2000 in exchange for $1,200,000 cash. These notes are convertible into shares of the Company's common stock at a conversion price to be determined by so stated formula. If all of these notes are converted using the conversion price as of the issuance date ($0.478723), the Company will be required to issue 2,506,668 shares of common stock. In connection with this funding, the Company issued warrants for 108,000 shares of common stock with an exercise price of $0.74375 per share, or total proceeds to the Company of $80,325 in cash if all of the warrants are exercised. The Company recorded an expense discount to the notes amounting to $7,425 in connection with this issuance as the warrant exercise price was below the market price of the common stock at issuance.

     In July 1998, the Company issued 8.0% convertible subordinated unsecured notes due August 2000 in exchange for $275,000 cash. These notes are convertible into shares of the Company's common stock at a conversion price to be determined by so stated formula. If all of these notes are converted using the conversion price as of the issuance date ($0.644878), the Company will be required to issue 426,437shares of common stock. In connection with this funding, the Company issued warrants for 24,750 shares of common stock with an exercise price of $0.73125 per share, or total proceeds to the Company of $18,098 in cash if all of the warrants are exercised. The Company recorded an expense

     (7) Notes Payable, (continued) discount to the notes amounting to $77 in connection with this issuance as the warrant exercise price was below the market price of the common stock at issuance. In August 1998, the Company issued 8.0% convertible subordinated unsecured notes due August 2000 in exchange for $1,010,000 cash. These notes are convertible into shares of the Company's common stock at a conversion price to be determined by so stated formula. If all of these notes are converted using the conversion price of the issuance date ($0.979813), the Company will be required to issue1,030,809 shares of common stock. In connection with this funding, the Company issued warrants for 90,900 shares of common stock with an exercise price of $0.9938 per share, or total proceeds to the Company of $90,336 in cash if all of the warrants are exercised. The Company did not record an expense discount to the notes amounting to $7,425 in connection with this issuance as the warrant exercise price was below the market price of the common stock was below the warrant exercise price at issuance

(8) Accrued Salaries
     At September 30, 1997 and 1998 the Company has accrued salaries of $960,000 and $1,673,985, respectively, for three officers. These officers can, at their option, convert these salaries into common stock of the Company at the rate of one-half of the average bid price of the Company's common stock for the months in which the salary was earned. If the three officers chose to convert all of the accrued salaries to common stock, the Company would be required to issue 3,644,031 shares of common stock

(9) Accrued Interest
         Accrued interest consisted of the following at September 30 :

                                              1997                  1998
                                      --------------------- --------------------
Accrued interest - other              $              37,228 $             56,774
Accrued interest - convertible debt                       0              288,547
Accrued penalties - convertible debt                      0              770,875
                                      --------------------- --------------------
Total                                 $              37,228 $          1,116,196
                                      ===================== ====================

(10) Oil Production
     During the year ended September 30, 1998, the Company completed repairs on well equipment on twenty wells on the Gunsite Sand Lease. Two of these are employed as water injection wells. Thirteen have had further mechanical failures. The remaining five are producing approximately six barrels of crude oil per day. At September 30, 1998, three of the twenty two Utah wells are producing approximately twenty to twenty six barrels per day. Five more are temporarily off line for minor repairs and produce approximately sixty nine to eighty five barrels per day when operating. At the current market price for crude oil at the wellhead, (approximately $8.00 per barrel), the Company does not find it economically feasible to complete other than minor repairs in order to reestablish well production. Furthermore, the Company is actively negotiating with several potential purchasers for its East Texas leases. The Company is utilizing the successful effort method of accounting for its oil and gas producing activities. The Company regularly assesses oil and gas reserves for possible impairment on an aggregate basis in accordance with SFAS 121.

(11) Income Taxes
     The Company has a consolidated net operating loss carry-forward amounting to $29,224,228, expiring as follows: $3,404 in 2015, $728,748 in 2016,
$16,913,052  in 2017 and  $11,582,428  in 2018.  The Company has an  $11,689,691
deferred tax asset resulting from the loss carry-forward, for which it has established a 100% valuation allowance. Until the Company's current plans begin to produce earnings it is unclear as to the ability of the Company to utilize these carry-forwards. The Tax Reform Act of 1986 provided for a limitation on the use of net operating loss carryforwards following certain ownership changes. Such a change in ownership under the IRS rules and regulations potentially could occur pursuant to the Company's S-1 amendment.

(12) Stockholders' Equity
     The Company has authorized 950,000,000 shares of $0.0001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock. On September 30, 1995, the predecessor entity, ERFC, had 1,639,450 shares issued and outstanding, which had been issued during the month since inception as 884,407 shares for $88 in cash and 755,043 shares for a four year consulting agreement valued at $500,000 with a then independent consultant who subsequently became the Company's Chairman, President and CEO.

     In October 1995, ERFC issued 744,000 shares in exchange for environmental remediation equipment valued at $3,720,000. This equipment was acquired from the consultant who had received the 755,043 shares and subsequently became the Company's Chairman, President and CEO. In October 1995, ERFC issued 20,000 shares for $50,000 in cash.

                ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements
     (12) Stockholders' Equity (continued) In August 1996, ERFC issued 20,500 shares in exchange for $42,892 in cash. On August 19,1996, the sucessor Company issued 2,433,950 shares of common stock to acquire 100% of the issued and outstanding common stock of ERFC. At the time of the acquisition ERHC, then known as RAGC, had 356,317 shares issued and outstanding as a result of a 1 for 2,095 share reverse stock split. On August 19, 1996, the Company issued 73,277 shares of common stock to a consultant in exchange for services related to the merger valued at $1.00 per share. In August 1996, the Company issued 10,000 shares of its common stock, valued at $70,000, to an attorney for services to be rendered at below market rates for a period of 4 months. In September 1996, the Company issued 55,000 shares of its common stock under three consulting contracts previously negotiated, valued at $385,000. In September 1996, the Company issued 320,830 shares of its common stock in exchange for $31,995 in cash. In February 1997, the Company issued 1,600,000 shares of common stock via an S-8 registration in exchange for consulting and professional services valued at $1,100,000. In March 1997, the Company acquired a 100 oil well lease in exchange for 300,000 shares of the Company's common stock valued at $309,375. In March 1997, the Company acquired a 100 oil well lease in exchange for 200,000 shares of the Company's common stock valued at $206,250. In March 1997, the Company issued 300,000 shares of common stock via an S-8 registration valued at $375,000 in exchange for public relations services, of which approximately 150,000 had been earned at fiscal year end. The balance will either be earned or returned to ERHC. In April 1997, the Company issued 3,000,000 shares of common stock in exchange for the assignment of the Chevron P&A master service agreement, valued at $300. In April 1997, the Company issued 1,342,981 shares of common stock to three directors in lieu of cash compensation for services rendered to the Company valued at $1,342,981. In April 1997, a director contributed 100,000 shares of common stock back to the Company with a value of $100,000. In April 1997, the Company issued 4,000,000 shares of common stock in exchange for 100% of the issued and outstanding common stock of Bass American Petroleum Company, (BAPCO), valued at historical cost of $500,000. In May 1997, the Company issued 1,500,000 shares of common stock via an S- 8 in exchange for consulting and professional services valued at $562,500. In June 1997, the Company issued 150,000 shares of common stock to two independent consultants for services valued at $28,125. One of these consultants became an employee of the Company in September 1997.
     In July 1997, the Company issued 800,000 shares under a Section 4(2) exemption from registration to a previously unrelated party in exchange for $400,000 in cash. In July 1997, the Company acquired substantial geologic data and other information from an independent source in exchange for 1,000,000 shares of the Company's common stock. This data was valued at $2,000,000 based on the agreement with the seller that the Company would repurchase these shares for $2,000,000 at a rate of 25% per quarter should the seller so choose. In July 1997, the Company issued 2,335,000 shares of common stock to three independent consultants for services principally related to the Company's acquisition of the MIII agreement, valued at $6,465,031. In July 1997, the Company issued 1,500,000 shares of common stock to three directors in lieu of cash compensation for services rendered to the Company valued at $2,250,000. In July 1997, the Company issued 147,000 shares of common stock under a Regulation D Rule 506 private placement in exchange for $147,000 in cash. In August 1997, the Company issued 74,000 shares of common stock under a Regulation D Rule 506 private placement in exchange for $148,000 in cash. In September 1997, the Company issued 400,000 shares of common stock to an independent consultant for services valued at $308,000. In September 1997, the Company issued 370,898 shares of common stock under a Regulation D Rule 506 private placement in exchange for $407,988 in cash. In September 1997, the Company received stock subscription agreements for $913,300 in cash under a Regulation D Rule 506 private placement representing 830,273 shares of common stock.
     On September 29, 1997, the Company entered into an agreement to acquire 22 wells on oil, gas and mineral leases located in Uintah and Duchesne Counties, Utah, from three joint owners. The purchase agreement was closed on October 8, 1997, at which time the Company received the lease assignment. The terms of the acquisition are for the Company to pay $250,000 in cash and issue 250,000 shares of the Company's common stock at each of the following four dates : closing, December 30, 1997, March 30, 1998 and June 30, 1998. The Company also was required to guarantee that the bid price on the date the rule 144 restrictions lapse will be no less than $2.00 per share or the Company is required to either issue additional shares or pay the difference in cash, at the Company's option. The Company also granted the sellers a 4% gross production receipts royalty to a maximum of $677,000. The Company is currently evaluating the existing reserve reports for its use. The total valuation of this transaction is $2,250,000 and is applied as $375,800 of oil and gas reserves and $1,874,200 of equipment.
     In October 1997, the Company entered into an agreement to acquire a 3/8 undivided interest in a natural gas well that had been plugged and abandoned approximately 10 years ago. This agreement requires the Company to pay the seller $200,000 and issue 50,000 shares of the Company's common stock, as well as to pay the Company's proportionate share of the costs to reenter this well. The Company is also required to carry the seller's 1/8 proportionate share of the reentry costs, estimated between $250,000 and $500,000, until the well is producing. The seller also owns an undivided 50% interest in the oil and gas lease on the 49,019 acres of land contiguous to the initial well. The agreement allows the Company to acquire a 3/8 undivided interest in this lease by paying to the seller approximately $343,000 each April for 4 years. The Company received the initial lease assignment on December 1, 1997. The Company is currently evaluating

                 ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements

     (12) Stockholders' Equity (continued) the existing reserve reports and underlying data of these leases as well as has contracted another independent appraiser to complete new reserve reports for its use.

     In December 1997, the Company repurchased 250,000 shares of its common stock for $500,000 in cash. This was the first 25% quarterly repurchase agreed to by the Company relating to the 1,000,000 shares issued to acquire the DRSTP geological data. In January 1998, the Company issued 24,000 shares valued at $70,000 and assumed a mortgage payable of $28,782 to acquire a small office in Utah, valued at $98,782 , from Unita Oil and Gas. In the 1st quarter, the Company issued 177,008 shares in exchange for $167,694 in cash and 355,000 shares in exchange for services valued at $922,000. In the 2nd quarter, the Company issued 666,664 shares in exchange for $438,499 in cash and 23,200 shares in exchange for services valued at $28,496. In the 3rd quarter, the Company issued 234,200 shares in exchange for $135,600 in cash and 162,420 shares for services valued at $102,884. In the 4th quarter, the Company issued 47,000 shares in exchange for $23,500 in cash and 479,700 shares in exchange for services valued at $473,600. In September 1998, the Company issued 491,646 shares to its working interest partner on the Nueces project in exchange for its payable of $338,007. In September 1998, the Company issued 299,536 shares for its portion of the annual option payment on the Nueces project and a late payment penalty for a total value of $219,223.

    Warrants
     In March 1998, the Company issued a warrant for 100,000 shares of common stock with an exercise price of $1.20 per share, or total proceeds of $210,000 in cash for the Company if all of the warrants are exercised. This warrant was issued in conjunction with entering into the Kingsbridge Investment Agreement. In June 1998, the Company received $200,000 in cash in exchange for warrants for 1,050,000 shares of common stock with an exercise price of $0.75 per share, or total proceeds to the Company of $787,500 in cash if all of the warrants are exercised.

   Contingent issuances
     The Company is contingently liable to issue up to a total of three million shares of restricted stock to three officers and directors of the Company for their efforts in closing the Sao Tome & Principe contract. These shares will be issued upon the joint venture oil production level of 20,000 barrels a day being attained. The Company is contingently liable to issue up to a total of two million shares of restricted stock to two officers and directors of the Company for their efforts in closing the M III contract in Utah upon the joint venture oil production level of 4,000 barrels a day being attained. This two million shares includes the 500,000 shares the Company is to issue to MIII. The Company is also contingently liable to issue an additional two million shares upon the joint venture attaining production of a total of 6,000 barrels a day. The Company is contingently liable to issue 3,644,031 shares for officer's accrued salaries as of September 30, 1998.

    Rescinded and returned shares
     In September 1998, the Board of Directors authorized the issuance of 100,000 shares to a director. This director returned the shares to the Company due to personal tax considerations. In September 1998, the Board of Directors authorized the issuance of 2,000,000 shares each to four officers and directors in connection with the DRSTP Agreement. In December 1998, the Board of Directors rescinded the issuance as if it had never occurred.

    Procura Financial Consultants, cc (PFC)
     Under the May 1997 Agreement between the DRSTP and the Company, PFC is a junior partner to the Agreement. The Company and PFC are negotiating an agreement whereby the Company would issue shares to PFC in exchange for PFC foregoing its rights under the May 1997 Agreement. The Company has issued, but not delivered 2,000,000 shares in anticipation of settling this negotiation. However, at the date of this report no final agreement has been reached.

   Arbitration settlements
     The Company has notified Kingsbridge that it intends to cancel the equity line of credit previously negotiated. The negotiated cancellation agreement requires the Company to pay $100,000 in cash and issue warrants for 100,000 shares of common stock. This settlement agreement has not yet been funded and Kingsbridge filed for arbitration in December 1998.

     In April 1998, Uinta Oil and Gas, Inc. (Uinta) filed suit in Utah relating to the Company's October 1997 acquisition of twenty two oil and gas wells in Utah. The other two joint sellers of these wells, along with Uinta, filed a formal demand for arbitration as the purchase agreement requires. The Company has entered into negotiations to settle this matter and expects to issue additional shares in this settlement. However, at the date of this report, no final agreement has been reached.

(13) Deferred Compensation
     ERFC issued 755,043 shares of its common stock into escrow in exchange for services to be rendered by a consultant under a four year contract. These services were valued at $125,000 per year, therefore the Company is amortizing this deferred

                 ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements
     (13) Deferred Compensation (continued) compensation expense at a rate of $31,250 per quarter. This consultant later became ERFC's Chairman, President and CEO.

     On August 30, 1996, the Company issued 10,000 shares of its common stock, valued at $70,000, to an attorney for services to be rendered at below market rates for a period of 4 months. Accordingly, the Company amortized this expense over the term of the agreement.

(14) Commitments and Contingencies
     The Company is committed to lease payments for 10 vehicles under operating leases totaling $50,598, $7,826 and $3,913 for the years ended September 30, 1999, 2000 and 2001. The Company paid $0, $52,500 and $76,642 in vehicle lease expense for the years ended September 30, 1996, 1997 and 1998, respectively. The Company currently leases its office space and operating facilities on a two year lease and three year lease respectively. The Company is committed to lease payments on the two facilities totalling $67,108 and $60,808 for the years ending September 30, 1999 and 2000. The Company paid $8,550, $45,950 and $68,908 in leased facility rent for the years ended September 30, 1996, 1997 and 1998 respectively.

(15) Segment Information
     The Company has three distinct lines of business through its two wholly owned subsidiaries, Site Services, Inc., (SSI), and Bass American Petroleum Company, (BAPCO), and a joint venture agreement. SSI operates in the environmental remediation industry and BAPCO will operate in the oil and gas production industry. SSI's principal identifiable assets consist of $3,224,000, net, of environmental equipment, and the Chevron P&A master service agreement valued at $300, net. Revenues of $65,000 relate to SSI. BAPCO's principal identifiable assets consist of crude oil reserves valued at $1,240,175, equipment valued at $2,508,000 and land and building valued at $98,782. The Company also expects to operate in the supply industry through a joint venture agreement to supply fuel and other goods to ships transiting the Panama Canal. No principal identifiable assets yet exist for this line of business.

(16) Sao Tome Concession
       Concession fee payment
     When the Company entered into the joint venture agreement in May 1997 with the Democratic Republic of Sao Tome and Principe, (DRSTP), the Company was required to pay a $5,000,000 concession fee to the DRSTP goverment. In September 1997, the Company received a Memorandum of Understanding from the DRSTP government which allows the Company to pay this concession fee within five days after the DRSTP files the relevant official maritime claims maps with the United Nations and the Gulf of Guinea Commission. In December 1997, the Company paid $2,000,000 of this concession fee to the DRSTP from the proceeds of the convertible note offering. On July 2, 1998 the Company paid $1,000,000 of the Concession fee to the government of the DRSTP. On July 31, 1998 the Company paid an additional $1,000,000 of the concession fee to the government of the DRSTP.

       Investment in STPetro, S.A.
     In July 1998, the Government of the Democratic Republic of Sao Tome and Principe established STPetro, S.A. as the national petroleum company. The charter established the initial ownership of STPetro, S.A. as 51% by the government and 49% by ERHC in exchange for $51,000 and $49,000 respectively. The Company immediately forwarded $20,000 of its $49,000 in cash, and believes that $29,000 of expenses it has paid on behalf of STPetro, S.A. prior to its formation will be credited to it for the balance owed.

      Due from STPetro,S.A.
     The Company has expended approximately $452,000 on behalf of STPetro, S.A., principally prior to the formation of STPetro, S.A. The Company believes that these expenses are recoverable from STPetro, S.A. under its May 1997 agreement with the DRSTP.

(17) Suspended Revenue
     The Company's oil and gas production revenue, amounting to $147,782 for the year ended September 30, 1998 has been placed in suspense as the Company has not yet received valid complete division orders on its leases and wells

(18) Subsequent Events
    a) Stockholder's equity
     In October 1998, the Company received conversion notices on $419,848 of the convertible debt issued in July and August, 1998. This debt was converted into 800,172 shares of common stock.

    b) Convertible notes
     In October 1998, the Company issued 20% convertible subordinated unsecured notes due October 2000 in exchange for

                 ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements

(18) Subsequent Events (continued)
     b) Convertible notes (continued) $500,000 cash. These notes are convertible into shares of the Company's common stock at a conversion price to be determined by so stated formula. If all of these notes are converted using the conversion price as of the issuance date ($1.00), the Company will be required to issue 500,000 shares of common stock. These notes also carried warrants for an additional 1,500,000 shares of common stock with an exercise price of $0.40 per share, or total additional proceeds to the Company of $600,000 in cash in the event all of the warrants are exercised.

     In October 1998, the Company issued 12% convertible subordinated unsecured notes due December 31, 1999 in exchange for $800,000 cash. These notes are convertible into shares of the Company's common stock at a conversion price to be determined by so stated formula. If all of these notes are converted using the conversion price of the issuance date ($1.25), the Company will be required to issue 640,000 shares of common stock. These notes also carried "A" and "B" warrants for an additional 1,200,000 and 1,200,000 shares of common stock with exercise prices of $0.50 and $3.00 per share, or total additional proceeds to the Company of $4,200,000 in cash in the event all of the warrants are exercised.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION








                            SUPPLEMENTARY INFORMATION

                                      ----

                                   (UNAUDITED)

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
         CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES

                        September 30, 1996, 1997 and 1998

                                      -----

                                   (Unaudited)


                                               1996        1997          1998
Developed oil and gas properties       $          0    $  515,625   $   891,425
Undeveloped oil and gas properties--              0             0       348,750
                                       ------------- -------------- ------------
                                                  0       515,625     1,240,175

Accumulated depreciation, depletion and valuation
allowance                                         0             0         4,354
                                       -------------- ------------- ------------
Net capitalized cost                   $          0     $ 515,625    $1,235,821
                                      =============== ============= ============

               COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION,
                     EXPLORATION AND DEVELOPMENT ACTIVITIES

                  Years ended September 30, 1996, 1997 and 1998

                                   (Unaudited)



                                              1996           1997          1998
                                         ------------ ------------- ------------
Acquisition of properties:
           Developed                     $         0    $  515,625   $  375,800
           Undeveloped                             0             0      348,750
Exploration costs, excluding valuation allowance   0             0            0
Development costs                        $         0    $        0   $        0

               See accompanying notes to supplementary information

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                    STANDARDIZED MEASURE OF DISCOUNTED FUTURE
              NET CASH FLOW RELATING TO PROVED OIL AND GAS RESERVES

                  Years ended September 30, 1996, 1997 and 1998


                                           1996             1997         1998
                                        -------------  ------------  -----------
Future cash inflows                     $         0     $       0       $     0
Future production and development costs           0             0             0
Future income tax expenses                        0             0             0
                                         -----------    ------------  ----------
       Future net cash inflows                    0             0             0
10% annual discount for estimated timing
of cash flow                                      0             0             0
                                        --------------  -----------   ----------
Standardized measure of discounted
future net cash flow                    $         0     $       0       $     0
                                       ==============   ============   =========
                                      F-18
               See accompanying notes to supplementary information

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                    STANDARDIZED MEASURE OF DISCOUNTED FUTURE
                   NET CASH FLOW AND CHANGES THEREIN RELATING
                         TO PROVED OIL AND GAS RESERVES

                  Years ended September 30, 1996, 1997 and 1998

                                      ----

                                   (Unaudited)

     The following are the principal sources of change in the standardized measure of discounted future net cash flows during 1996, 1997 and 1998:


                                                                      1996                 1997               1998
                                                                -----------------    ----------------   -----------
Sales of oil and gas produced, net of production costs      $             0          $        0          $       0
Net changes in prices and production costs                                0                   0                  0
Extensions, discoveries and improved recovery,                            0
          Less recovery costs                                             0                   0
Revisions of previous quantity estimates                                  0                   0                  0
Reserves purchases, net of development costs                              0             515,625            724,550
Reserves sold                                                             0                   0                  0
Accretion of discount                                                     0                   0                  0
Net change in income taxes                                                0                   0                  0
Other                                                                     0                   0                  0
                                                                -----------------    ----------------   ------------
                  Net change                                              0             515,625            724,550
Standardized measure of discounted future net cash
flow:
                   Beginning of year                                      0                   0            515,625
                                                                -----------------    ----------------   ------------
                   End of year                              $             0            $515,625       $  1,240,175
                                                                =================    ================   ============


               See accompanying notes to supplementary information

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                          RESERVE QUANTITY INFORMATION

                  Years ended September 30, 1996, 1997 and 1998

                                      ----

                                   (Unaudited)

                                                          1996                    1997                   1998
                                                     Gas         Oil         Gas         Oil         Gas       Oil
                                                   (MCF)       (bbls)      (MCF)       (bbls.)     (MCF)     (bbls.)
Proved developed and undeveloped reserves:
            Beginning of year                          0           0           0           0           0         0
             Extensions, discoveries and               0           0           0           0           0         0
             improved recovery
            Revisions of previous                      0           0           0           0           0         0
            estimates (1)
             Sales                                     0           0           0           0           0    16,735
             Purchases                                 0           0           0           0           0         0
             Production                                0           0           0           0           0         0
             End of year                               0           0           0           0           0         0
                                             ----------- ----------- ----------- ----------- ----------- ---------
Proved developed reserves                              0           0           0           0           0         0
                                             =========== =========== =========== =========== =========== =========

               See accompanying notes to supplementary information

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

           RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

                  Years ended September 30, 1996, 1997 and 1998

                                      ----

                                   (Unaudited)

                                                                       1996                 1997               1998
                                                                ------------------    ---------------   -----------------
Revenue:
        Oil and gas sales                                   $           0           $        0        $          0
Costs and expenses:                                                     0                    0                   0
         Lease operating expenses                                       0                    0                   0
         Exploration costs                                              0                    0                   0
         Depreciation and depletion                                     0                    0                   0
         Income tax (benefit) expense                                   0                    0                   0
                                                                ------------------    ---------------   -----------------

Results of operation from producing activities
    (excluding corporate overhead and interest
    costs)                                                  $           0           $        0        $          0
                                                                ==================    ===============   =================

               See accompanying notes to supplementary information

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                       NOTES TO SUPPLEMENTARY INFORMATION

                                      ----
                                   (Unaudited)

(1)      PRESENTATION OF RESERVE DISCLOSURE INFORMATION
     Reserve  disclosure   information  is  presented  in  accordance  with  the
provisions of Statement of Financial Accounting Standards No. 69 ("SFAS 69"), Disclosures About Oil and Gas Producing Activities

(2)      DETERMINATION OF PROVED RESERVES
     The estimates of the Company's proved reserves were determined by an independent petroleum engineer in accordance with the provisions of SFAS 69. The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development and other factors. Estimated future net revenues were computed by applying current prices of oil and gas received by the Company to estimated future production of reserves, less estimated future development and production costs, based on current costs.

(3)      RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES
     The results of operations from oil and gas producing activities were prepared in accordance with the provisions of SFAS 69. General and administrative expenses, interest costs and other unrelated costs are not deducted in computing results of operations from oil and gas activities.

(4) STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES
     The standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves were prepared in accordance with the provisions of SFAS 69.

     Future production and development costs are computed estimating the expenditures to be incurred in developing and producing the oil and gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.

     Future income tax expenses are calculated by applying the year-end U.S. tax rate to future pre-tax cash inflows relating to proved oil and gas reserves, less the tax basis of properties involved. Future income tax expenses give effect to permanent differences and tax credits and allowances relating to the proved oil and gas reserves.

     Future net cash flows are discounted at a rate of 10% annually (pursuant to SFAS 69) to derive the standardized measure of discounted future net cash flows. This calculation does not necessarily represent an estimate of fair market value or present value of such cash flows since future prices and costs can vary substantially from year-end and the use of a 10% discount figure is arbitrary.

====================================================================

     No dealer, salesperson or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                               ------------------

                                TABLE OF CONTENTS
                                      Page
Prospectus Summary ....................................................  1
Risk Factors...........................................................  8
The Company............................................................ 16
Use of Proceeds........................................................ 22
Dilution................................................................23
Price Range for Common Stock........................................... 24
Dividend Policy.........................................................25
Selected Financial Data................................................ 25
Management's Discussion and Analysis of Financial
    Condition and Results of Operations................................ 26
Business............................................................... 33
Management............................................................. 56
Principal Shareholders ................................................ 63
Selling Shareholders................................................... 65
Certain Transactions................................................... 86
Description of Capital Stock........................................... 87
Plan of Distribution................................................... 88
Legal Matters.......................................................... 89
Experts................................................................ 90
Available Information.................................................. 90
Index to Consolidated Financial Statements.......................      F-1

=====================================================================

------------------------------------------------------------------------------

                                  Environmental

                               Remediation Holding

                                   Corporation


                               ------------------

                                   Prospectus

                               -----------------


                                January 25, 1999

------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following table sets forth all costs and expenses payable by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee.



Securities and Exchange Commission registration              $          8,457.40
fee
Accounting fees and expenses                                           75,000.00
Legal fees and expenses                                               450,000.00
Miscellaneous expenses                                                  6,542.60
                                                             $        540,000.00
Total
- --------------------

Item 14.  Indemnification of Directors and Officers

         Sections 7-109-103 and 7-109-109 of the Colorado Business Corporation Act (the "CBCA") provides generally and in pertinent part that a Colorado corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonably cause to believe their conduct was unlawful. Sections 7-109-103 and 7-109-107 further provide that in connection with the defense or settlement of any action by or in the right of the corporation, a Colorado corporation may indemnify its directors and officers against expenses actually and reasonably believed to be in, or not opposed to, the best interests of the corporation. Sections 7-109-103 and 7-109-107 permit a Colorado corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise to the extent such provisions do not conflict with the CBCA and to purchase indemnity insurance on behalf of its directors and officers.

Item 15.  Recent Sales of Unregistered Securities.

         (a) The Company made the following unregistered sales of its securities from August 1996 through December 31, 1998:

DATE
OF          TITLE OF
SALE        SECURITIES         AMOUNT        CONSIDERATION               PURCHASER
- ----     ----------         ------         -------------               ---------

8/96       Common Stock       2,433,950      Acquisition of 100% of      Environmental Remediation
                                             issued and outstanding      Funding Corp.
                                             shares of ERFC

8/96       Common Stock          10,000      Legal services for a        Ken Krauseman, Esq.
                                             period of four months
                                             Valued at $70,000

9/96       Common Stock         320,830      $ 31,995                    Purchaser in Rule 506
                                    (1)                                  In Private Placement
                                                                         (1 Purchaser)

3/97       Common Stock         300,000      100 oil well lease in       Mytec & Associates
                                             Texas - valued at
                                             $309,375

3/97       Common Stock         200,000      100 oil well lease in       Mytec & Associates
                                             Texas - valued at
                                             $206,250

4/97       Common Stock       3,000,000      Assignment of Chevron       Bass Environmental
                                             Master Service Agreement    Services Worldwide,
                                             - valued at $300            Inc.

4/97       Common Stock       1,342,981      In consideration for        1. Senator James
                                             service on the Company's       Day's Trust - 500,000
                                             Board of Directors          2. James A. Griffin
                                             Valued at $1,342,981          - 500,000
                                                                         3. Marvin Gibbons
                                                                              - 342,981

4/97       Common Stock       4,000,000      In exchange for 100% of     Sam L. Bass, Jr. as
                                             issued and outstanding      Sole Shareholder of
                                             shares of Bass American     Bass American
                                             Petroleum Co. (BAPCO) -     Petroleum Co.
                                             valued at historical cost   (BAPCO)
                                             of $500,000

6/97       Common Stock         150,000      Consulting Services -       1. Robert McKnight
                                             valued at $28,125            - 75,000
                                                                         2. Herman Shellstede
                                                                                - 75,000

7/97       Common Stock         800,000      $400,000                    Central Florida
                                               (1)                       Investments

7/97       Common Stock       1,000,000      Geologic data and other     Christian Hellinger
                                             information - valued at
                                             $2,000,000

7/97       Common Stock       1,500,000      In consideration for        1. James Callender, Sr.
                                             service on the Company's    2. Noreen G. Wilson
                                             Board of Directors          3. William Beaton
                                             (500,000 each)
                                              Valued at $2,250,000

7/97       Common Stock         147,000      $147,000                    Purchasers in Rule 506
                                               (1)                       private placement (17
                                                                         purchasers)

8/97       Common Stock          74,000      $148,000                    Purchasers in Rule 506
                                                (1)                      private placement (15
                                                                         purchasers )

9/97       Common Stock         400,000      Consulting Services -       Senator Vance Hartke
                                             valued at $308,000

9/97       Common Stock         370,898      $407,988                    Purchasers in Rule 506
                                                (1)                      private placement (23
                                                                         purchasers)

10/97      Common Stock         830,273      $913,000                    Purchasers in Rule 506
                                               (1)                       private placement (14
                                                                         purchasers)

10/97      Common Stock       1,000,000      Oil reserves and            1. Uinta Oil & Gas, Inc
                                (2)          equipment                   2. Pine Valley
                                             Valued at $2,000,000           Exploration,    Inc.
                                                                         3. Coconino, S.M.A.,
                                                                               Inc.
                                                                         4. Joseph H. Lorenzo

10/97      Common Stock         112,599      $123,109                    Purchasers in Rule 506
                                                (1)                      private placement (6
                                                                         purchasers)

10/97      5.5% Convertible   $4,300,000     $4,300,000                  Accredited institutional
           Senior              principal                                 investors
           Subordinated        amount;                                   (10 institutions)
           Notes               convertible
                               into up
                               to 3,440,000
                               shares of
                               CommonStock
                               (1)

10/97      Warrants to         Exercisable   No additional               Accredited institutional
           Purchase            into 283,800  consideration               investors
           Common              shares of                                 (11 institutions)
           Stock (1)           Common Stock

10/97      Common Shares        100,000      For consulting              Kenneth M. Waters
                                             services valued at
                                             $295,000

10/97      Common Shares         50,000      3/8 Undivided Interest      Hinge Line, Inc.
                                             Gas reserves and
                                             one natural gas well-
                                             Valued at $148,750

10/97      Common Shares         45,000      Consulting Services         Steve Boltax
                                             Valued at $17,100


10/97      Common Shares         50,000      Consulting Services         MyTec & Associates
                                             rendered in connection
                                             with Wichita and Rusk
                                             Counties valued at
                                             $148,500

10/97      Common Shares         50,000      Consulting Services         Sheila Williams Bass
                                             Valued at $144,000

10/97      Common Shares        100,000      Professional Services       Senator Vance Hartke
                                             Valued at $291,000

11/97      Common Shares         64,409      $67,750                     Purchasers in Rule 506
                                               (1)                       private placement (8 purchasers)

12/97      Common Shares         10,000      Consulting Services         C.D. Johnston, Jr.
                                             Valued at $26,400

2/98       Common Shares         24,000      Part of acquisition of      Craig Phillips
                                             Utah office building        Robert Ballou
                                             Valued at $70,000

2/98       Common Shares        282,000      $180,250                    Purchasers in Rule 506
                                    (1)                                  Private placement
                                                                         (2  purchasers)

2/98       Common Shares         84,664      For services valued at      Purchasers in Rule 506
                                             $21,999                     Private Placement
                                                                         (5 purchasers)

2/98       Common Shares         23,200      Consulting Services         Jerome Rappaport
                                             Valued at $28,496           Andrew Racz

 3/98      Warrant to         Exercisable    In connection with          Kingsbridge Capital
           Purchase           into 100,000   entering into Investors     Limited
           Common Stock        shares of     Agreement
                               Common
                               Stock (1)

3/98       Common Stock         300,000      $236,250                    Purchasers in Rule 506
                                    (1)                                  Private Placement
                                                                         (1 Purchaser)

4/98       12.0%              $300,000;      $300,000                    Accredited investors
           Convertible        convertible                                (9 institutions)
           Notes              into up to
                              200,000 shares
                              of Common
                              Stock (1)

 4/98      Warrants to        Exercisable    No additional               Accredited investors
           purchase           into 210,000   consideration               (9 institutions)
           Common Stock       shares (1)

 6/98      Warrants to        Exercisable    $200,000                    Accredited investors
           purchase           into 1,050,000                             (3 institutions)
           Common Stock       shares (1)

 6/98      12.0%              $425,000;      $425,000                    Accredited investors
           Subordinated       Convertible                                (5 institutions)
           Convertible        into up to
           Notes              425,000 shares
                              of Common
                              Stock (1)

 6/98      Warrants to        Exercisable    No additional               Accredited investors
           purchase           into 531,250   consideration               (5 institutions)
           Common Stock       shares (1)

 6/98      5.5%               $1,293,750     $1,250,000                  Accredited investor
           Convertible        convertible                                (1 institution)
           Notes              into up to
                              1,798,124
                              shares
                              of Common
                              Stock  (1)

 6/98      Warrants to        Exercisable    No additional               Accredited investor
           purchase           into 230,000   consideration               (1 institution)
           Common Stock       shares (1)

6/98       Common Shares      234,200        $135,600                    Purchasers in Rule 506
                                (1)                                      Private placement
                                                                         (15 purchasers)

6/98       Common Shares      62,420         For services                Jerome Rappaport
                                             Valued at $31,884           Ilona Minovskiy
                                                                         Yvonne Montiel
                                                                         Assonta LoGiudice
                                                                         Maria Cardenas
                                                                         HWK Consultants, Inc.

7/98       8.0%               $2,485,000     $2,485,000                  Accredited Investors
           Convertible        convertible                                (10 Institutions)
           Notes              into up to
                              3,303,840
                              Shares
                              of Common
                              Stock (1)(3)

7/98       Warrants           Exercisable    No additional               Accredited Investors
           to purchase        into 223,650   consideration               10 Institutions)
           Common Stock       shares (1)


8/98       Common Stock         47,0000      $23,500                     Purchasers in Rule 506
                                 (1)                                     Private Placement
                                                                         (9 Purchasers)

8/98       Common Stock          50,000      Consulting Services         Andrew Racz
                                             Valued at $25,000

8/98       Common Stock           4,700      Consulting Services         Jerome Rappaport
                                             Valued at $2,350

8/98       Common Stock          50,000      Penalty due on              Don Hillin
                                             Payment made
                                             By Hinge Line, Inc.
                                             In April to continue
                                             Option on 49,000
                                             Acres, valued at
                                             $47,656

8/98       Common Stock         525,000      In connection with          1. Robert McKnight -
                                             Services on the Companys       425,000
                                             Board of Directors          2. Kenneth Waters-
                                             Valued at $446,250             100,000
                                                     (4)

9/98       Common Stock         249,536      Payment on                  Hinge Line Inc.
                                             Nueces in lieu of
                                             Balance due of
                                             $171,556

9/98       Common Stock         491,646      Payment on                  Autry C. Stephens
                                             Nueces in lieu of
                                             Balance due of
                                             $338,007

10/98      20.0%              $ 500,000      $500,000                    Accredited Investor
           Convertible        convertible                                (1 Institution)
           Note               into up to
                              500,000 Shares
                              of Common
                              Stock    (1)

10/98      Warrants           Exercisable    No additional               Accredited Investor
           to purchase        into 1,500,000 consideration               (1 Institution)
           Common Stock       shares (1)


10/98      12.0%              $800,000       $800,000                    Accredited Investors
           Convertible        convertible                                (4 Institutions)
           Notes              into up to
                              640,000 Shares
                              of Common
                              Stock    (1)

10/98      Warrants           Exercisable    No additional               Accredited Investors
           to purchase        into           consideration               (4 Institutions)
           Common Stock       2,400,000
                              shares (1)

10/98      Common Stock         109,000      Consulting Services         R&S Environmental
                                             Valued at $45,984           Inc.

10/98      Common Stock       8,000,000      In consideration            1.  Sam Bass -
                                             Of services to the              2,000,000
                                             Company relative            2.  Jim Callender -
                                             To the finalization             2,000,000
                                             Of contracts with           3.  Noreen Wilson -
                                             Sao Tome and Mobil              2,000,000
                                             Not Valued (5)              4.  Jim Griffin -
                                                                             2,000,000

11/98      Common Stock         100,000      Consulting Services         Richard Magar
                                             Valued at $71,000

11/98      Common Stock       2,000,000      Payment in Settlement       Procura
                                             Of claims relative
                                             To original Sao Tome
                                             Agreement valued at
                                             Not Valued (6)

 (1) The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear the restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.

(2) The Company was obligated to issue 1,000,000 of which 500,000 were issued and the balance will be issued pursuant to the Uinta Settlement.

(3) A total of $412,350 of such convertible notes were converted in October 1998 and 1,210,686 shares issued on such conversions.

(4) Mr. Waters has returned his 100,000 shares to the Company due to personal tax considerations, therefore no value has been attributed to such shares.

(5) The Board of Directors rescinded the issuance of 8,000,000 shares on December 18, 1998, therefore no value has been attributed to such shares.

(6) The parties had agreed to settle matters relative to the Sao Tome contract, and Procura is now disputing the settlement. The Company is holding the shares until resolution of this matter, therefore no value has been attributed to such shares. The Company has authorized an offer of a proposed settlement, which based upon discussions with the principals of Procura, the Company believes will be accepted.

Item 16. Exhibits and Financial Statement Schedules.

         (a) Exhibits.

            Exhibit No.     Description
            -----------     -----------
            3.1             Articles of Incorporation of the Company, as amended

            3.2             By-Laws of the Company, as amended

            4.1             Specimen Common Stock Certificate

            5.1    *        Opinion of Mintmire & Associates

            10.1 Master Service Order and Agreement, dated October 1, 1996, between the Company and Chevron U.S.A. Inc. [incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed on December 29, 1997, Commission File No. 0-17325]

            10.2 Joint Venture Agreement, dated December 12, 1996, between the Company and Centram Marine Services S.A. [incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed on December 29, 1997, Commission File No. 0-17325]

            10.3     *      Letter  of  Intent  dated  May  18,  1997,   between
                            Environmental   Remediation   Holding   Corporation,
                            Procura  Financial  Consultants,  and the Democratic
                            Republic of Sao Tome Principe.

            10.4 Joint Venture Agreement, dated July 28, 1997, between the Company and MIII Corporation. [incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed on December 29, 1997 Commission File No. 0-17325]

            10.5 Memorandum of Agreement, dated September 30, 1997, between theCompany, theGovernment of the Democratic Republic of Sao Tome & Principe, and Procura Financial Consultants, c.c. [incorporated herein by reference to the Company's Annual Report on Form10-K for the fiscal year ended September 30, 1997, filed on December 29, 1997, Commission File No. 0-17325]

            10.6 Form of Securities Purchase Agreement, dated as of October 15,1997, between the Company and each of the Purchasers listed therein, together with forms ofthe 5.5% Convertible Senior Subordinated Secured Note and Warrant to Purchase Common Stock.

            10.7 Form of Registration Rights Agreement, dated as of October 15, 1997, between the Company and each ofthe Purchasers listed therein.

            10.8            Private   Equity   Line of  Credit  Agreement, dated
                            as  of  March   23,  1998,  between  the Company and
                            Kingsbridge Capital Limited.

            10.9 Form of the Company's 12% Convertible Note ("April 1998 Notes")[incorporated herein by reference to the Company's Form 10-Q for the quarter ended March 31, 1998 , Commission File No. 0-17325]

            10.10 Form ofthe Company's Warrants("April 1998 Warrants") [incorporated herein by reference to the Company's Form 10-Q for the quarter ended March 31, 1998, Commission File No. 0-17325]

            10.11 Form of the Company's Warrants ("June 1998 Warrants) [incorporated by reference tothe Company's Form 10-Q for the quarter ended June 30, 1998, Commission File No. 0-17325]

            10.12 Form of the Company's 12% Convertible Note ("Second June 1998 Notes") [incorporated herein by reference to the Company's Form 10Q for the quarter ended June 30, 1998, Commission File No. 0-17325]

            10.13 Form of the Company's Warrant ("Second June 1998 Warrants") [incorporated herein by reference to the Company's Form 10-Q for the quarter ended June 30, 1998, Commission File No. 0-17325]

            10.14           Form  of  the  Third  June 1998 Financing Securities
                            Purchase

                            Agreement [incorporated herein by reference to the Company's Form 10-Q for the quarter ended June 30, 1998, Commission File No. 0-17325]

            10.15 Form of the Company's 5.5% Convertible Note ("Third June 1998 Notes") [incorporated herein by reference to the Company's Form 10Q for the quarter ended June 30, 1998, Commission File No. 0-17325]

            10.16 Form of the Company's Warrant ("Third June 1998 Warrants") [incorporated herein by reference to the Company's Form 10-Q for the quarter ended June 30, 1998, Commission File No. 0-17325]

            10.17 Form of the Third June 1998 Financing Registration Rights Agreement[incorporated herein by reference to the Company's Form 10-Q for the quarter ended June 30, 1998, Commission File No. 0-17325]

            10.18 Form of the July/August 1998 Financing Securities Purchase Agreement [incorporated herein by reference to the Company's Form 10Q for the quarter ended June 30, 1998, Commission File No. 0-17325]

            10.19 Form of the Company's 8% Convertible Note ("July Notes") [incorporated herein by reference to the Company's Form 10-Q for the quarter ended June 30, 1998, Commission File No. 0-17325]

            10.20 Form of the Company's Warrant and Warrant Agreement ("July Warrants)[incorporated herein by reference to the Company's Form 10Q for the quarter ended June 30 1998, Commission File No. 0-17325]

            10.21 Form of the July/August 1998 Financing Registration Rights Agreement[incorporated herein by reference to the Company's Form 10Q for the quarter ended June 30 1998, Commission File No. 0-17325]

            10.22 Joint Venture Formation of the Sao Tome Principe National Petroleum Company executed July 9, 1998, (English translation) [incorporated herein by reference to the Company's Form 10-Q for the quarter ended June 30, 1998, Commission File No. 0-17325]

            10.23    *      Settlement Agreement dated August 18, 1998,  between
                            the  Company  and Procura Financial Corporation, cc.
                            relative to participation in Sao Tome

            10.24    *      Technical   Assistance   Agreement   by   and  among
                            Democratic  Republic  of  Sao  Tome Principe and Sao
                            Tome and Principe  National  Petroleum Company, S.A.
                            and Mobil Exploration and  Producing  Services  Inc.
                            [Partially  Redacted  -  Subject  to  a Confidential
                            Treatment Application filed with the SEC]

            10.25    *      Form of the Securities Purchase Agreement("September
                            1998 Financing")

            10.26    *      Form ofthe Company's 20% Convertible Note("September
                            1998 Note")

            10.27    *      Form  of  the  Company's  Warrant  ("September  1998
                            Warrant") and the Warrant Agreement

            10.28    *      Form of the Company's 12% Convertible Note ("October
                            1998 Notes")

            10.29    *      Form of the Company's Warrants("October 1998 "A" and
                            "B" Warrants) and Warrant Agreement

            10.30    *      Memorandum  of  Compromise  and Settlement Agreement
                            between Environmental Redmediation Holding Corporat-ion, Pine Valley Exploration, Inc., Coconino, S.M.A.
                            Inc.,  Uinta Oil  & Gas, Inc.,  Craig Phillips,  and
                            Joseph H. Lorenz dated January 4, 1999

            21.1            Subsidiaries of the Company

            23.1     *      Consent of  Durland & Company, CPA's P.A., independ-
                            ent public accountants.

            23.2     *      Consent  of  Mintmire  & Associates (included in the
                            opinion filed as Exhibit 5.1).

            23.3            Consent of Dr. Joseph Shoaf, P.E.

            23.4            Consent of Gerry A. Graham for Sandwood Consultants.

            27.1            Financial Data Schedule.
------------------------------------
Unless otherwise indicated, all exhibits have been filed.

*        Filed herewith

         (b)           Financial Statement Schedules.    None.

Item 17.          Undertakings.

7.       The undersigned Registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a posteffective amendment to this Registration Statement
                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and;(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration State-ment; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 thatare incorporated by reference inthe registration statement

         (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and;

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

8. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to bethe initial bona fide offering thereof.

9. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on the 25th day of January 1999.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION


                         By: /s/ JamesR. Callender, Sr.
                             ------------------------------------------
                             James R. Callender, Sr.
                             President, Chief Executive Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                                       Date
- ---------                     -----                                       ----

/s/ Sam. L. Bass, Jr.           Chairman of the Board           January 25, 1999
---------------------------     and Vice President
    Sam L. Bass, Jr.



/s/ James R. Callender, Sr.     President and Chief Executive   January 25, 1999
---------------------------     Officer and Director
  James R. Callender, Sr.


/s/ Robert McKnight             Acting Chief Financial Officer, January 25, 1999
---------------------------     President of BAPCO and
    Robert McKnight             Director (principal financial
                                or accounting officer)

   /s/ James A. Griffin         Secretary, Treasurer and        January 25, 1999
---------------------------     Director
     James A. Griffin



/s/ William Beaton              Director                        January 25, 1999
---------------------------
      William Beaton


/s/ Alfred L. Cotten            Director                        January 25, 1999
---------------------------
     Alfred L. Cotten


 /s/ Kenneth M. Waters          Director                        January 25, 1999
---------------------------
     Kenneth M. Waters